Filed Pursuant to Rule 424(b)(5)
Registration Number 333-197886

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 5, 2014)

$50,000,000

8.00% Senior Notes due 2019

We are offering $50,000,000 aggregate principal amount of our 8.00% Senior Notes due 2019 (the “Notes”). We have granted the underwriters a 30-day option to purchase up to an additional $7,500,000 aggregate principal amount of the Notes. The Notes will bear interest from November 6, 2014 at a rate of 8.00% per year. The Notes will mature on November 15, 2019. Interest on the Notes will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing on February 15, 2015. We may redeem the Notes at our option, in whole or in part, at any time on or after November 15, 2016 at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described in “Description of Notes—Optional Redemption.” Prior to November 15, 2016, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest to the date of redemption. In addition, we may redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if certain events occur involving changes in taxation, as described in this prospectus under “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

The Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured and unsubordinated debt. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

An investment in the Notes involves risks. See the section entitled “Risk Factors” of this prospectus to read about factors you should consider before buying the Notes. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

	Per Note	Total
Public offering price(1)(2)	$25.0000	$50,000,000.00
Underwriting discounts and commissions(2)(3)	$0.7875	$1,575,000.00
Proceeds, before expenses, to us(2)	$24.2125	$48,425,000.00

(1)	Plus accrued interest from November 6, 2014, if settlement occurs after such date.
(2)	Assumes no exercise of the underwriters’ option described below.
(3)	We have agreed to reimburse the underwriters for certain legal expenses incurred in connection with the offering. See “Underwriting.”

We have applied for the listing of the Notes on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “SBLKL”. If approved for listing, trading on NASDAQ is expected to commence within 30 days after the Notes are first issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option to purchase up to an additional $7,500,000 aggregate principal amount of Notes within 30 days after the date of this prospectus at the public offering price, less underwriting discounts and commissions.

We expect that delivery of the Notes will be made to investors on or about November 6, 2014, through the book-entry system of The Depository Trust Company for the accounts of its participants.

Morgan Stanley	Stifel	Jefferies	Deutsche Bank Securities

The date of this prospectus is October 30, 2014

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which we are offering and selling the Notes. The second part is the accompanying prospectus dated September 5, 2014, which contains and incorporates by reference important business and financial information about us and other information about the offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control. All references in this prospectus supplement to this “prospectus” refer to this prospectus supplement together with the accompanying prospectus.

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

We do not authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. We are not making an offer to sell the Notes in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Except as otherwise indicated, the statistical information and industry and market data contained in this prospectus under the heading “Summary—Market Opportunity” (the ‘‘data’’) is based on or derived from statistical information and industry and market data collated and prepared by SSY Consultancy & Research Ltd. (‘‘SSY’’). The data is based on SSY’s review of such statistical information and market data available at the time (including internal surveys and sources, independent financial information, independent external industry publications, reports or other publicly available information). Due to the incomplete nature of the statistical information and market data available, SSY has had to make some estimates where necessary when preparing the data. The data is subject to change and may differ from similar assessments obtained from other analysts of shipping markets.

S-ii

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 20-F (the “2013 20-F”) for the year ended December 31, 2013, filed with the Commission on March 21, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Report on Form 6-K (the “Transaction 6-K”), filed with the Commission on September 5, 2014, including the exhibits thereto, which contain (i) our unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2014 and 2013 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.1), (ii) unaudited pro forma condensed combined financial information of Star Bulk, Oceanbulk (as defined herein) and the Pappas Companies (as defined herein) giving effect to the Transactions (as defined herein), summary historical combined financial and other operating data of Oceanbulk, combined historical financial statements of Oceanbulk as of and for the year ended December 31, 2013 and the period from October 4, 2012 (date of inception) through December 31, 2012 and as of and for the six months ended June 30, 2014 and 2013 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.2), (iii) descriptions of the merger agreement and various shareholder and registration rights agreements entered into in connection with the July 2014 Transactions (as defined herein) and certain related party transactions (Exhibit 99.3) and (iv) a description of the agreements entered into in connection with the Excel Transactions (as defined herein) (Exhibit 99.4).

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state that they are incorporated by reference into this prospectus until this offering is terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.

c/o Star Bulk Management Inc.

40 Agiou Konstantinou Str.

Maroussi 15124, Athens, Greece

011-30-210-617-8400 (telephone number)

S-iii

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus supplement is part of the registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

S-iv

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review this entire prospectus and the documents incorporated by reference herein, including the sections of this prospectus entitled “Risk Factors,” before making an investment in the Notes. Where we refer to information on a “fully delivered basis,” we are referring to such information after giving effect to the delivery of all newbuilding vessels and all vessels being acquired from Excel Maritime Carriers Ltd. (“Excel”) in the Excel Transactions (as defined below).

OUR BUSINESS

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. On a fully delivered basis, we will have a fleet of 103 vessels consisting primarily of Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 38,900 dwt and 209,000 dwt. Our fleet included, as of October 21, 2014, 46 existing vessels, two vessels to be distributed to us from Heron (as defined below) by the end of 2014, 20 vessels to be acquired from Excel by the end of 2014, and 35 vessels currently under construction at leading shipyards in Japan and China. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with a combined 120 years of shipping industry experience, is led by Mr. Petros Pappas, who has more than 35 years of shipping industry experience and has managed more than 260 vessel acquisitions and dispositions.

On July 11, 2014, we closed transactions with entities affiliated with Oaktree Capital Management, L.P. and the family of Mr. Pappas, in which we acquired Oceanbulk Carriers LLC and Oceanbulk Shipping LLC (collectively “Oceanbulk”), two entities affiliated with the family of Mr. Pappas, as well as a loan that is expected to be converted into a 50% interest in a joint venture, Heron Ventures Limited (“Heron”) by the end of October 2014 (collectively, the “July 2014 Transactions”). As a result of the July 2014 Transactions, as of October 21, 2014 we added to our fleet 15 operating vessels (including two vessels, Peloreus and Leviathan, that were being built and were delivered on July 22, 2014 and September 19, 2014, respectively), with an average age of 5.1 years as of October 21, 2014 and an aggregate capacity of approximately 1.9 million dwt, two vessels to be distributed to us from Heron by the end of 2014 (the “Heron Vessels”) with an average age of 8.6 years as of October 21, 2014 and an aggregate capacity of approximately 165,000 dwt, and contracts for the construction of 24 vessels under construction, which have an aggregate capacity of approximately 3.4 million dwt. In connection with the July 2014 Transactions, Mr. Pappas became our Chief Executive Officer, and our former Chief Executive Officer, Mr. Spyros Capralos, became our Non-Executive Chairman. See “Recent Developments—The July 2014 Transactions.”

On August 19, 2014, we entered into definitive agreements with Excel pursuant to which we will acquire 34 operating dry bulk vessels, consisting of six Capesize vessels, 14 sistership Kamsarmax vessels, 12 Panamax vessels and two Handymax vessels (the “Excel Vessels”). The transfers of the Excel Vessels are expected to occur by the end of 2014 on a vessel-by-vessel basis, in general upon reaching port after their current voyages and cargoes are discharged. As of October 21, 2014, 14 of the Excel Vessels (Star Kamila (ex Iron Bradyn), Star Nasia (ex Iron Anne), Star Natalie (ex Angela Star), Star Aline (ex Iron Knight), Star Tatianna (ex Fortezza), Star Iris (ex Grain Express), Star Emily (ex Grain Harvester), Star Mariella (ex Santa Barbara), Star Markella (ex Iron Brooke), Star Christianna (ex Isminaki), Star Monika (ex Birthday), Star Georgia (ex Coal Hunter), Star Danai (ex Pascha) and Star Michele (ex Emerald) had been delivered to us. We refer to the foregoing transactions, together, as the “Excel Transactions”, and we refer to the July 2014 Transactions and the Excel Transactions, together, as the “Transactions.” See “Recent Developments—The Excel Transactions.”

As of October 21, 2014, our existing fleet of 46 vessels, had an aggregate capacity of approximately 4.6 million dwt, which will be increased by approximately 2.3 million dwt with the addition of the 20 remaining Excel Vessels and the two Heron Vessels. We have also entered into or acquired contracts for the construction of 35 of the latest generation “Eco-type” vessels, which we define as vessels that are designed to be more fuel-efficient than standard vessels of similar size and age. As of October 21, 2014, the total payments for our 35 newbuilding vessels were expected to be $1,506.9 million, of which we had already paid $231.6 million. As of October 21, 2014, we had obtained commitments for $530.2 million of secured debt for 16 newbuilding vessels, we were in negotiations for an additional $317.3 million of secured debt for 13 newbuilding vessels, and we were targeting an additional $193.1 million of secured debt for the remaining six newbuilding vessels. By the end of the second quarter of 2016, we expect our fleet to consist of 103 wholly owned vessels, with an average age of 7.8 years and an aggregate capacity of 11.9 million dwt. As of October 21, 2014, the average age of our existing fleet was 8.8 years. On a fully delivered basis and based on publicly available information, we believe our fleet will make us the largest U.S. publicly traded dry bulk shipping company by deadweight tonnage.

Our fleet is well-positioned to take advantage of economies of scale in commercial, technical and procurement management, with all the Excel Vessels and the Heron Vessels to be delivered during 2014 and 29 of our 35 newbuilding vessels expected to be delivered during 2014 and 2015. For our existing fleet, the Excel Vessels and our newbuildings, we have focused on vessels built at leading Japanese and Chinese shipyards, which, in our experience, are more reliable and less expensive to operate and are accordingly preferred by charterers. Currently, because of prevailing market conditions, we primarily employ our vessels in the spot market, under short term time charters or voyage charters. While employing the vessels under a voyage charter may require more management attention than under time charters, the vessel owner benefits from any fuel savings it can achieve because fuel is paid for by the vessel owner. On a fully-delivered basis, we will have a large, modern, fuel-efficient and high-quality fleet, which emphasizes the largest Eco-type Capesize and Newcastlemax vessels, built at leading shipyards and featuring the latest technology. As a result, we believe we will have an opportunity to capitalize on rising market demand during a period of reduced fleet growth, customer preferences for our ships and economies of scale, while enabling us to capture the benefits of fuel cost savings through spot time charters or voyage charters.

OUR FOUNDER AND HIS TRACK RECORD

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 35 years of experience and more than 260 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of these vessels were sold by the end of 2005, during a period of vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes) that were record highs at the time.

As further described in “Management,” Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”).

MARKET OPPORTUNITY

We believe that the current demand and supply fundamentals of the dry bulk shipping industry create a favorable environment to support a cyclical recovery in freight rates. Freight rates in the dry bulk shipping industry have historically been primarily determined by the relationship between the demand for the transportation of dry bulk commodities and the distances over which those commodities are transported as it relates to the total carrying capacity and speed of vessels that transport these commodities.

As the chart below illustrates, after a protracted period of weakness for Capesize spot earnings during 2012 and the first half of 2013, the past 16 months have been extremely volatile. The swings in 12-month period charter rates, though less severe, have followed a similar pattern, increasing from an average of $13,000 per day in July 2013 to approximately $30,000 per day in March 2014 before slipping to $14,000 per day earlier in October 2014 and subsequently rebounding to $18,000 per day. We believe that the responsiveness of spot rates to changing short term chartering requirements reflects the underlying influence of rising demand for seaborne transportation of commodities, principally iron ore, as well as a reduction in the growth rate of incremental Capesize vessel capacity (as measured in deadweight tonnage). The asset values for five-year old Capesize vessels have also been subject to fluctuation but, at an end-September 2014 level of approximately $45 million, have appreciated since summer 2013, as has the price for Japanese-built newbuildings.

Capesize Charterhire Rates and Asset Values

Source: SSY

We believe that the following industry trends, coupled with the improving demand and supply fundamentals mentioned above, represent an attractive market environment that creates significant growth opportunities for us.

Demand for seaborne transportation of dry bulk commodities continues to increase.

International seaborne dry bulk volume reached an estimated new annual record of 3.97 billion tons in 2013, an increase in volume of 7.1% compared to 2012 and 33% compared to 2008, led by demand for both iron ore and steam coal. Demand for these commodities, in particular, has surged as a result of strong Chinese demand driven by China’s continued gross domestic product (“GDP”) growth and its industrialization and urbanization.

Available export and import data for 2014 shows a more uneven growth pattern than 2013, but indicate a fifth consecutive year of positive growth in world dry bulk trade, driven by a record increase in seaborne iron ore cargo volumes.

The Chinese-led growth in iron ore demand has mainly been to the benefit of Capesize and Newcastlemax vessels, hauling cargoes from West Australia, South Africa and Brazil to China, creating increased ton-mile demand for these larger vessels.

The growth in the supply of vessels that transport dry bulk products has slowed.

Though vessel supply growth was significant during the global financial crisis, net fleet growth slowed to approximately 5.9% in 2013. The sharpest slowdown in growth was in the Capesize fleet, where the net increase in 2013 was only 5.3%. This trend has been maintained in 2014, with net growth of approximately 3.8% in both the total dry bulk carrier fleet and its Capesize component. The total dwt of vessels on order at the end of September 2014 represented approximately 21.1% of the existing global fleet, which is significantly below the average for the past decade. Continued strong demolition of older tonnage has also helped stabilize the net growth in the global fleet.

The global dry bulk market remains fragmented, facilitating further consolidation in a relatively low asset price environment.

Relatively low vessel values. Prices for newbuilding vessels, re-sales and secondhand ships remain low relative to long-term historical averages. This creates an opportunity for well- capitalized dry bulk operators like us to continue acquiring tonnage at relatively low price levels and increasing our scale and market share, as we recently did through the July 2014 Transactions and the Excel Transactions.

Market fragmentation. Unlike other sub-sectors of the world shipping fleet, ownership in the dry bulk segment is highly fragmented, with approximately 2,000 different owners of a global fleet of over 10,000 vessels. The largest 50 owners account for approximately 37% of the dry bulk fleet in terms of dwt carrying capacity. This sector fragmentation presents a growth opportunity for us to further consolidate the sector while growing our fleet.

Charterers focus on scale, vessel quality and fuel-efficiency.

Scale and quality remain important factors for our customers. Based on our experience, stringent customer standards favor larger, experienced operators with modern fleets and the ability to comply with increasingly rigorous and comprehensive environmental and regulatory requirements.

Charterers putting more value on fuel-efficient vessels. As fuel costs have risen considerably over the past several years due to an increase in bunker prices, charterers and owners are increasingly focused on fuel efficient vessels built at leading shipyards that adhere to the increasingly stringent environmental standards that are required by certain end users and ports. Given our focus on vessels built by leading Japanese and Chinese shipyards and the fact that all of our newbuildings are “Eco-type” vessels, we believe we are well-positioned to benefit from charterers’ increased focus on more fuel efficient vessels.

OUR FLEET

We have built a fleet through timely and selective acquisitions of secondhand and newbuilding vessels. Because of the industry reputation and extensive relationships of Mr. Pappas and the other members of our senior management, we have been able to contract for our newbuilding vessels with leading shipyards at prices that we believe reflect the recent bulk shipping downturn. We believe that owning a modern, well-maintained fleet reduces operating costs, improves the quality of service we deliver and provides us with a competitive advantage in securing favorable spot time charters and voyage charters with high-quality counterparties. Each of our newbuilding vessels will be equipped with a vessel remote monitoring system that will provide data to a central location in order to monitor fuel and lubricant consumption and efficiency on a real-time basis. We expect to retrofit all of our existing vessels and Excel Vessels with a similar monitoring system. While these monitoring systems are generally available in the shipping industry, we believe that they can be cost-effectively employed only by large-scale shipping operators, such as us.

Our fleet, which emphasizes large Capesize vessels, primarily transports minerals from the Americas and Australia to East Asia, particularly China, but also Japan, Korea, Taiwan, Indonesia and Malaysia. Our Supramax vessels carry minerals, grain products and steel between the Americas, Europe, Africa, Australia and Indonesia and from these areas to China, Korea, Japan, Taiwan, the Philippines and Malaysia.

Our newbuilding vessels are being built at leading Japanese and Chinese shipyards. The following tables summarize key information about our fully delivered fleet, as of October 28, 2014:

Existing Fleet

	Vessel Name	Dry bulk Vessel Type	Capacity (dwt.)		Year Built	Charter Type/ Month of Contract Expiry
1.	Leviathan	Capesize	182,000		2014	Voyage charter/January 2015
2.	Peloreus	Capesize	182,000		2014	Voyage charter/November 2014
3.	Obelix(3)	Capesize	181,433		2011	Time charter/December 2014
4.	Pantagruel	Capesize	180,181		2004	Time charter/October 2014
5.	Star Borealis	Capesize	179,678		2011	Voyage charter/November 2014
6.	Star Polaris	Capesize	179,600		2011	Voyage charter/November 2014
7.	Big Fish	Capesize	177,662		2004	Time charter/November 2014
8.	Kymopolia	Capesize	176,990		2006	—
9.	Big Bang	Capesize	174,109		2007	Time charter/November 2014
10.	Star Aurora	Capesize	171,199		2000	Voyage charter/January 2015
11.	Star Mega	Capesize	170,631		1994	Voyage charter/November 2014
12.	Star Big	Capesize	168,404		1996	Time charter/November 2015
13.	Amami(1)	Post Panamax	98,681		2011	Time charter/February 2016
14.	Madredeus(1)	Post Panamax	98,681		2011	Time charter/April 2016
15.	Star Sirius(1)	Post Panamax	98,681		2011	Time charter/June 2016
16.	Star Vega (1)	Post Panamax	98,681		2011	Time charter/August 2016
17.	Pendulum(3)	Kamsarmax	82,619		2006	Time charter/December 2014
18.	Star Kamila(2)	Kamsarmax	82,500		2005	Time charter/January 2015
19.	Star Nasia(2)	Kamsarmax	82,500		2006	Time charter/December 2014
20.	Star Mariella(2)	Kamsarmax	82,500		2006	Time charter/November 2014
21.	Star Markella(2)	Kamsarmax	82,500		2007	Time charter/November 2014
22.	Star Georgia(2)	Kamsarmax	82,500		2006	Time charter/November 2014
23.	Star Danai(2)	Kamsarmax	82,500		2006	Time charter/November 2014
24.	Mercurial Virgo	Kamsarmax	81,545		2013	Time charter/February 2015
25.	Magnum Opus	Kamsarmax	81,022		2014	Time charter/November 2014
26.	Tsu Ebisu	Kamsarmax	81,001		2014	Time charter/December 2014
27.	Star Aline(2)	Panamax	76,500		2004	Time charter/November 2014
28.	Star Iris(2)	Panamax	76,500		2004	Time charter/November 2014
29.	Star Emily(2)	Panamax	76,500		2004	Time charter/November 2014
30.	Star Christianna(2)	Panamax	74,600		1998	—
31.	Star Natalie(2)	Panamax	73,800		1998	Time charter/November 2014
32.	Star Monika(2)	Panamax	71,500		1993	Time charter/January 2015
33.	Star Tatianna(2)	Panamax	69,600		1993	Time charter/November 2014
34.	Star Challenger	Ultramax	61,462		2012	—
35.	Star Fighter	Ultramax	61,455		2013	Time charter/December 2014
36.	Maiden Voyage	Supramax	58,722		2012	Time charter/January 2015
37.	Strange Attractor	Supramax	55,742		2006	Time charter/January 2015
38.	Star Omicron	Supramax	53,489		2005	Time charter/December 2014
39.	Star Gamma	Supramax	53,098		2002	Time charter/November 2014
40.	Star Zeta	Supramax	52,994		2003	Time charter/November 2014
41.	Star Delta	Supramax	52,434		2000	Time charter/January 2015
42.	Star Theta	Supramax	52,425		2003	Time charter/November 2014
43.	Star Epsilon	Supramax	52,402		2001	Time charter/December 2014
44.	Star Cosmo(3)	Supramax	52,247		2005	Time charter/January 2015
45.	Star Kappa	Supramax	52,055		2001	Time charter/November 2014
46.	Star Michele(2)	Handymax	45,600		1998	Time charter/November 2014

	Total existing dwt:		4,562,923	dwt

(1)	These vessels were acquired subject to long-term charters to Glocal Japan Inc. that expire between February 2016 and August 2016, at a gross charterhire rate of $15,000 per day.
(2)	These vessels were delivered to us from Excel pursuant to the Excel Transactions.
(3)	These vessels will receive a ballast bonus for repositioning.

Remaining Excel Vessels and Heron Vessels

	Vessel Name	Dry bulk Vessel Type	Capacity (dwt.)		Year Built	Shipyard
1.	Christine (tbn Star Martha)(1)	Capesize	180,300		2010	Koyo Dock Japan
2.	Sandra (tbn Star Pauline)(1)	Capesize	180,300		2008	Koyo Dock Japan
3.	Iron Miner (tbn Star Angie)	Capesize	177,900		2007	SWS
4.	Lowlands Beilun (tbn Star Despoina)(1)	Capesize	170,200		1999	Halla Korea
5.	Iron Beauty (tbn Star Monisha)	Capesize	164,900		2001	CSBC China
6.	Kirmar (tbn Star Eleonora)	Capesize	164,200		2001	CSBC China
7.	ABYO Angelina(2)	Kamsarmax	82,987		2006	Tsuneishi Japan
8.	ABYO Gwyneth(2)	Kamsarmax	82,790		2006	Tsuneishi Japan
9.	Iron Manolis (tbn Star Sophia)	Kamsarmax	82,500		2007	Tsuneishi Japan
10.	Coal Gypsy (tbn Star Renee)	Kamsarmax	82,500		2006	Tsuneishi Japan
11.	Iron Fuzeyya (tbn Star Laura)	Kamsarmax	82,500		2006	Tsuneishi Japan
12.	Iron Vassilis (tbn Star Moira)	Kamsarmax	82,500		2006	Tsuneishi Japan
13.	Ore Hansa (tbn Star Jennifer)	Kamsarmax	82,500		2006	Tsuneishi Japan
14.	Iron Bill (tbn Star Helena)	Kamsarmax	82,500		2006	Tsuneishi Japan
15.	Iron Kalypso (tbn Star Nina)	Kamsarmax	82,500		2006	Tsuneishi Japan
16.	Iron Lindrew (tbn Star Maria)	Kamsarmax	82,500		2007	Tsuneishi Japan
17.	Elinakos (tbn Star Nicole)	Panamax	73,800		1997	Sumitomo Japan
18.	Rodon (tbn Star Elle)	Panamax	73,700		1993	Hyundai Heavy Industries Korea
19.	Coal Pride (tbn Star Vanessa)	Panamax	72,500		1999	Imabari Japan
20.	Happy Day (tbn Star Claudia)	Panamax	71,700		1997	Hitachi Korea
21.	Powerful (tbn Star Julia)	Panamax	70,100		1994	Hudong China
22.	Princess 1 (tbn Star Kim)	Handymax	38,900		1994	I.H.I Japan

	Total dwt to be acquired from Excel and Heron:		2,264,277	dwt

(1)	These vessels are subject to long-term charters that expire between August 2015 and November 2015.
(2)	These vessels will be delivered to us from Heron by December 31, 2014.

Newbuilding Vessels

	Vessel Name	Dry bulk Vessel Type	Capacity (dwt.)		Shipyard(1)	Expected Delivery Date
1.	HN 5016 (tbn Indomitable)	Capesize	182,160		JMU	November 2014
2.	HN 1061(3)	Ultramax	64,000		Yangzijiang	January 2015
3.	HN 1063(3)	Ultramax	64,000		Yangzijiang	January 2015(2)
4.	HN 1062(3)	Ultramax	64,000		Yangzijiang	February 2015(2)
5.	HN 5017	Capesize	182,000		JMU	March 2015
6.	HN NE 164 (tbn Honey Badger)	Ultramax	61,000		NACKS	March 2015(2)
7.	HN NE 165	Ultramax	61,000		NACKS	March 2015(2)
8.	HN NE 166	Newcastlemax	209,000		NACKS	April 2015(2)
9.	HN 1064(3)	Ultramax	64,000		Yangzijiang	April 2015(2)
10.	HN 1312	Capesize	180,000		SWS	April 2015(2)
11.	HN NE 167	Newcastlemax	209,000		NACKS	May 2015(2)
12.	HN 5040 (tbn Star Acquarius)	Ultramax	60,000		JMU	June 2015
13.	HN 1313	Capesize	180,000		SWS	June 2015(2)
14.	HN 1338 (tbn Star Aries)	Capesize	180,000		SWS	June 2015(2)
15.	HN 1080	Ultramax	64,000		Yangzijiang	July 2015
16.	HN 5055	Capesize	182,000		JMU	July 2015
17.	HN NE 184	Newcastlemax	209,000		NACKS	July 2015
18.	HN 1372 (tbn Star Libra)(4)	Newcastlemax	208,000		SWS	July 2015(2)
19.	HN 1081	Ultramax	64,000		Yangzijiang	August 2015
20.	HN 5056	Capesize	182,000		JMU	August 2015
21.	HN 5043 (tbn Star Pisces)	Ultramax	60,000		JMU	September 2015
22.	HN 1082	Ultramax	64,000		Yangzijiang	September 2015
23.	HN 1359(4)	Newcastlemax	208,000		SWS	September 2015(2)
24.	HN NE 196 (tbn Star Antares)	Ultramax	61,000		NACKS	September 2015(2)
25.	HN NE 197 (tbn Star Lutas)	Ultramax	61,000		NACKS	October 2015(2)
26.	HN 1083	Ultramax	64,000		Yangzijiang	November 2015
27.	HN 1360(4)	Newcastlemax	208,000		SWS	December 2015
28.	HN 1339 (tbn Star Taurus)	Capesize	180,000		SWS	December 2015(2)
29.	HN 1371 (tbn Star Virgo)(4)	Newcastlemax	208,000		SWS	December 2015(2)
30.	HN 1342 (tbn Star Gemini)	Newcastlemax	208,000		SWS	January 2016
31.	HN NE 198 (tbn Star Poseidon)	Newcastlemax	209,000		NACKS	February 2016(2)
32.	HN 1361(4)	Newcastlemax	208,000		SWS	March 2016(2)
33.	HN 1343 (tbn Star Leo)	Newcastlemax	208,000		SWS	April 2016
34.	HN 1362(4)	Newcastlemax	208,000		SWS	May 2016(2)
35.	HN 1363(4)	Newcastlemax	208,000		SWS	June 2016(2)

	Total newbuilding dwt:		5,032,160	dwt
	Total existing dwt:		4,562,923	dwt

	Total dwt to be acquired from Excel and Heron:		2,264,277	dwt

	Total fully delivered dwt:		11,859,360	dwt

(1)	As used in herein, “JMU” refers to Japan Marine United, “SWS” refers to Shanghai Waigaoqiao Shipbuilding Co., Ltd., “NACKS” refers to Nantong COSCO KHI Ship Engineering Co., Ltd., and “Yangzijiang” refers to Jiangsu Yangzijiang Shipbuilding Co. Ltd.
(2)	The indicated expected delivery dates for the respective newbuilding vessels reflect delivery dates that are earlier than the respective contracted delivery dates.
(3)	We have entered into bareboat charters with affiliates of the Yangzijiang shipyard for these vessels with the option to purchase the vessels at any time and a purchase obligation upon the completion of the eighth year of the bareboat charterparty.
(4)	We have entered into bareboat charters with affiliates of the SWS shipyard for these vessels with the option to purchase the vessels at any time and a purchase obligation upon the completion of the tenth year of the bareboat charterparty.

SIGNIFICANT FUEL SAVINGS OF OUR ECO-TYPE VESSELS

We believe that our investment in modern fuel efficient Eco-type newbuilding vessels will help us generate a superior time charter equivalent rate per day (“TCE rate”) compared to standard Baltic description vessels. All of our Eco-type newbuildings have significant technological improvements over the existing dry bulk vessels in their respective size categories, such as electronically controlled engines and optimized hull and propeller designs that have reduced water resistance and helped decrease fuel consumption.

While the shipping industry uses TCE rate as a key performance indicator, cargo owners chartering vessels on a voyage basis generally consider the cost per ton to move their cargo between ports and generally are indifferent to the resulting TCE rate, which depends on fuel costs, port and canal costs and speed. Two ships generating the same gross revenue per ton for the same voyage can therefore earn very different TCE rates based on different fuel consumption, speed and the number of tons of cargo each can carry.

When freight rates are relatively low (leading to low TCE rates), our Eco-type vessels enable us to generate higher TCE rates than non-Eco ships even when both are operated at low “Eco speeds,” which are the lowest speeds typically specified by the owners of vessels for normal operations. As freight rates rise, higher speeds are more profitable but our Eco-ships maintain a fuel cost advantage. The advantage of Eco-ships and lower speeds increases as fuel prices rise.

The following table illustrates the TCE rates that we expect would be achievable on a Brazil to China round-trip (a common route for Capesize and larger vessels) voyage charter at freight rates of $20 per ton and $40 per ton (which we believe is a representative range of historical freight rates) by various types of vessels operating at full speed and Eco speed (assuming bunker prices of $600 per ton) based on information currently available through publicly available sources (although future results may vary and could be different from those presented here):

	Our Eco Vessels				Standard Baltic Non-Eco Capesize Vessels
	Our JMU Cape (182,000 dwt)		Our SWS Newcastlemax (208,000 dwt)		Old Baltic Cape (172,000 dwt)		New Baltic Cape (180,000 dwt)
	Full Speed	Eco Speed	Full Speed	Eco Speed	Full Speed	Eco Speed	Full Speed	Eco Speed
Laden Leg
Laden speed (knots)	14.0	12.0	14.0	12.0	14.5	12.0	14.0	12.0
Fuel consumption (tons / day)	46.0	31.0	56.8	36.0	56.0	44.0	62.0	43.0
Ballast Leg
Ballast speed (knots)	14.5	13.0	15.0	13.0	15.0	13.0	15.0	13.0
Fuel consumption (tons / day)	41.0	26.0	54.2	33.0	56.0	44.0	62.0	43.0
Freight Rate of $20 / ton
TCE rate(2)	$19,130	$21,929	$19,941	$24,325	$11,876	$11,981	$9,845	$14,016
Freight Rate of $40 / ton
TCE rate(2)	$64,000	$61,752	$71,796	$69,691	$55,780	$49,745	$54,874	$53,395

(1)	For the Old Baltic Capesize vessel, we used the Eco speed cited by an actual ship in operation with specifications that were similar to the Old Baltic Capesize vessel.
(2)	See Appendix 1 to the accompanying prospectus for a detailed calculation of expected TCE rates.

Assuming that the charter market remains at current levels, we intend to operate our vessels in the spot (or voyage) and short-term time charter market in order to benefit from increases in charter rates. If charter market levels rise, we may employ part of our fleet in the long-term time charter market, while we may be able to more advantageously employ our newbuilding fleet in the spot market in order to capture the benefit of available fuel cost savings.

OUR COMPETITIVE STRENGTHS

We believe that we possess a number of competitive strengths in our industry, including:

Track record of fleet growth with an extensive pipeline of attractive newbuilding vessels

Since 2007, assuming completion of the Excel Transactions, we will have successfully acquired 73 on the water modern dry bulk carrier vessels built between 1992 and 2014, with a total capacity of approximately 12.0 million dwt, including 22 Capesize, four Post-Panamax, 20 Kamsarmax, 13 Panamax, two Ultramax, 10 Supramax and two Handymax vessels. During the same period we have successfully disposed of five older dry bulk carrier vessels, including four Capesize and one Panamax vessel.

As of October 21, 2014, our existing fleet of 46 modern dry bulk carrier vessels, two Heron Vessels to be delivered to us by the end of 2014, and the 20 Excel Vessels to be delivered to us by the end of 2014 were built at leading Japanese, Chinese and Korean shipyards between 1993 and 2014, all of which are serving existing customers. Our management team’s newbuilding philosophy has been to focus on building vessels exclusively at what we believe to be among the leading shipyards in Japan and China rather than simply purchasing available slots at any shipyard. Based on our experience, we believe that charterers will prefer newer, high-quality vessels and that such vessels will help to reduce operating and maintenance expenses and increase utilization rates. Mr. Pappas has leveraged his relationships with the shipyards to carefully plan our 35-vessel newbuilding program, including Capesize ships built at JMU, which we believe are very desirable because of their fuel efficiency and reliability. Our newbuilding program is designed to take advantage of economies of scale as quickly as practicable, adding a total capacity of approximately 5.0 million dwt, with 29 of the 35 vessels to be delivered in 2014 and 2015. As of October 21, 2014, the average age of our existing fleet, together with the Excel Vessels and the Heron Vessels, was 9.7 years. When our newbuilding program is completed (which we expect at the end of the second quarter of 2016), on a fully delivered basis, our fleet is expected to consist of 103 wholly owned vessels, with an average age of 7.8 years and an aggregate capacity of 11.9 million dwt. We believe that our existing fleet, the Excel Vessels and our expected newbuilding delivery schedule give us a competitive advantage.

Focus on fuel efficiency and improving vessel operations

As of October 21, 2014, all of our 35 newbuilding vessels are Eco-type vessels, and our Capesize ships being built at JMU in Japan have some of the lowest projected fuel consumption rates in the Capesize market. These fuel-efficient Eco-type vessels will enable us to take advantage of available fuel cost savings and operational efficiencies and give us the opportunity to generate advantageous TCE rates, particularly in an environment in which fuel costs are high and charterhire rates are relatively low. In addition, each of our newbuilding vessels will be equipped with a sophisticated vessel remote monitoring system that will allow us to collect real-time information on the performance of critical on-board equipment, with a particular focus on fuel consumption and engine performance. Using this information, we will be able to be proactive in identifying potential problems and evaluating optimum operating parameters during various sea passage conditions. We will also be able to compare actual vessel performance to reported vessel performance and provide feedback to crews in real time, thereby reducing the likelihood of errors or omissions by our crews. Similar systems will be retrofitted to all of our existing vessels and most of the Excel Vessels. The vessel remote monitoring system is designed to enhance our ability to manage the operations of our vessels, thereby increasing operational efficiency and reducing maintenance costs and off-hire time. In addition, because 14 of the Excel Vessels and a number of our newbuilding vessels will be sister ships, we can take advantage of efficiencies in crewing, training and spare parts inventory management and can apply technical and operational knowledge of one ship to its sister ships. In addition to our newbuilding Eco-type vessels, 30 of our existing vessels are being equipped with sliding engine valves and alpha lubricators, making them semi-Eco vessels with increased fuel efficiency and decreased lubricant consumption. Most of the Excel Vessels either are equipped or are in the process of being equipped with similar features for increased fuel efficiency and decreased lubricant consumption.

Experienced management team with an extensive track record in the shipping industry

Our company’s leadership has considerable shipping industry expertise. Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 35 years of experience and more than 260 vessel acquisitions and dispositions. Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime. Mr. Pappas also has extensive relationships in the shipping industry, and he has leveraged his deep relationships with shipbuilders to formulate our newbuilding program.

Mr. Hamish Norton, our President, is also the Head of Corporate Development and Chief Financial Officer of Oceanbulk Maritime with more than 22 years of experience in the shipping industry. Prior to joining Oceanbulk Maritime, from 2007 through 2012, Mr. Norton was a Managing Director and the Global Head of the Maritime Group at Jefferies LLC, and from 2003 to 2007, he was head of the shipping practice at Bear Stearns. Mr. Norton has advised in numerous capital markets and mergers and acquisitions transactions by shipping companies.

Mr. Christos Begleris, our Co-Chief Financial Officer, has served as Deputy Chief Financial Officer of Oceanbulk Maritime since 2013 and was the Chief Financial Officer of Oceanbulk from January 2014. He has been involved in the shipping industry since 2008 and has considerable banking and capital markets experience, having executed more than $9.0 billion of acquisitions and financings.

Mr. Simos Spyrou, our Co-Chief Financial Officer, has served as Chief Financial Officer of Star Bulk since September 2011. Mr. Spyrou has more than 15 years of experience in the Greek equity and derivative markets at the Hellenic Exchanges Group.

Mr. Nicos Rescos, our Chief Operating Officer, has served as the Chief Operating Officer of Oceanbulk Maritime since April 2010 and the Commercial Director and Chief Operating Officer of Oceanbulk since April 2000. He has been involved in the shipping industry in key commercial positions since 1993 and has strong expertise in the dry bulk, container and product tanker markets, having been responsible for more than 150 vessel acquisitions and dispositions.

Mr. Zenon Kleopas, our Executive Vice-President—Technical & Operations, joined us in July 2011 and has over 30 years of experience in the shipping industry. He was actively involved in the acquisition of our initial fleet in 2007 and 2008. He has extensive experience in ship operations and supervising ship management through his continuous employment in shipping companies in the United Kingdom and Greece since 1980.

Extensive relationships with customers, lenders, shipyards and other shipping industry participants

Through Mr. Pappas and our senior management team, we have strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. Our senior management team has a long track record in the voyage chartering of dry bulk ships (including those that comprise our existing fleet), which we expect will be of great benefit to us in increasing the profitability of our newbuilding fleet. The chartering team has had long experience in the business of arranging voyage and short-term time charters and can leverage its extensive industry relationships to arrange for favorable and profitable charters. We believe that these relationships with these counterparties and our strong sale and purchase track record and reputation as a creditworthy counterparty should provide us with access to attractive asset acquisitions, chartering and ship financing opportunities. Mr. Pappas has also leveraged his deep relationships with various shipyards to enable us to implement our newbuilding program and obtain attractive slots at those shipyards.

OUR BUSINESS STRATEGIES

Our primary objectives are to grow our business profitably and to continue to grow as a successful owner and operator of dry bulk vessels. The key elements of our strategy are:

Capitalize on expected increases in demand for dry bulk shipping

We have observed a recent generally upward trend in dry bulk charterhire rates, with 12-month period charter rates for Capesize vessels having increased from an average of $13,000 per day in July 2013 to an average of $20,000 per day in September 2014. Although there can be no assurance that such trends will continue, based on our analysis of industry dynamics, we believe that dry bulk charterhire rates will continue to rise for the medium term, coinciding with our expected fleet expansion. While the charter market remains at current levels, we intend to operate our vessels in the spot and short-term time charter market in order to benefit from any increases in charter rates.

Charter our vessels in an active and sophisticated manner

Based on improving market conditions in the dry bulk shipping industry, our business strategy is centered on arranging voyage and spot time charters for our vessels, an approach that is tailored specifically to the fuel efficiency of our fleet, particularly our newbuilding vessels. While this process is more difficult and labor-intensive than placing our vessels on longer-term time charters, it can lead to greater profitability, particularly for vessels that have lower fuel consumption than typical vessels. We expect to apply the same strategy to employ the Excel Vessels as they are delivered to us, to the extent they are not subject to long-term time charters at delivery. When operating a vessel on a voyage charter, we (as owner of the vessel) will incur fuel costs, and therefore, we are in a position to benefit from fuel savings (particularly for our Eco-type vessels). If charter market levels rise, we may employ part of our fleet in the long-term time charter market, while we may be able to more advantageously employ our newbuilding fleet in the voyage charter market in order to capture the benefit of available fuel cost savings. For a long-term time charter, a rate based in part on the projected fuel consumption of our ship must be negotiated, and we may not be given full credit by the chartering party for the fuel efficiency of our vessels.

Expand our fleet through opportunistic acquisitions of high-quality vessels at attractive prices

As of October 21, 2014, we had contracts for 35 additional newbuilding vessels with an aggregate capacity of approximately 5.0 million dwt. We also expect that Heron will distribute to us the two Heron Vessels by the end of 2014 with an aggregate capacity of 0.16 million dwt. We have also entered into the Excel Transactions, pursuant to which, by the end of 2014, we agreed to acquire 34 operating vessels with an aggregate capacity of approximately 3.2 million dwt (of which 14 vessels with a capacity of 1.1 million dwt had been delivered to us as of October 21, 2014). We intend to continue to opportunistically acquire high-quality vessels at attractive prices, and we continue to be in discussions relating to the acquisition of significant fleets in terms of deadweight tonnage and number of vessels, with our goal being to complete one or more additional acquisitions during the latter half of 2014, to the extent agreements are reached. When evaluating acquisitions, we will consider and analyze, among other things, our expectation of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry may present an opportunity for us to grow our fleet at favorable prices.

Maintain a strong balance sheet through moderate use of leverage

We plan to finance our fleet, including future vessel acquisitions, with a mix of debt and equity, and we intend to maintain moderate levels of leverage over time (as described below), even though we may have the capacity to obtain additional financing. As of June 30, 2014, on a pro forma basis, our debt to total capitalization ratio was approximately 35%. By maintaining moderate levels of leverage, we maintain greater flexibility than our more leveraged competitors to operate our vessels under shorter spot or period charters. Charterers have increasingly favored financially solid vessel owners, and we believe that our balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which in our experience have recently displayed a preference for contracting with well-capitalized counterparties.

RECENT DEVELOPMENTS

The July 2014 Transactions

In July 2014, we completed a transaction in which we acquired Oceanbulk Shipping LLC (“Oceanbulk Shipping”) and Oceanbulk Carriers LLC, (“Oceanbulk Carriers”, and, together with Oceanbulk Shipping, “Oceanbulk”) from Oaktree Dry Bulk Holdings LLC (including affiliated funds, “Oaktree”) and Millennia Holdings LLC (“Millennia Holdings”, and together with Oaktree, the “Sellers”), through the merger of our wholly-owned subsidiaries into Oceanbulk’s holding companies (the “Merger”). Oceanbulk owned and operated a fleet of 12 dry bulk carrier vessels and owned contracts for the construction of 25 newbuilding dry bulk vessels fuel-efficient Eco-type vessels (two of which, Peloreus and Leviathan, were delivered to us on July 22, 2014 and September 19, 2014, respectively) at shipyards in Japan and China. Millennia Holdings is an entity that is affiliated with the family of Mr. Petros Pappas, who became our Chief Executive Officer in connection with the Merger.

The agreement governing the Merger also provided for the acquisition by us (the “Heron Transaction”) of two Kamsarmax vessels (the “Heron Vessels”), from Heron Ventures Ltd. (“Heron”), a limited liability company incorporated in Malta. We issued 2,115,706 of our common shares into escrow as consideration for the Heron Vessels. The common shares will be released from escrow to the Sellers at the time Heron distributes its vessels to its equity holders, whereupon the two Heron Vessels will be transferred to us, and we expect to pay $25.0 million in cash. We are currently in negotiations for financing for the $25.0 million cash payment.

In addition, concurrently with the Merger, we completed a transaction (the “Pappas Transaction”), in which we acquired all of the issued and outstanding shares of Dioriga Shipping Co. and Positive Shipping Company (collectively, the “Pappas Companies”), which were entities owned and controlled by affiliates of the family of Mr. Pappas (the “Pappas Shareholders”). The Pappas Companies owned and operated a dry bulk carrier vessel (Tsu Ebisu) and had a contract for the construction of a newbuilding dry bulk carrier vessel, HN 5016 (tbn Indomitable).

We refer to the Merger, the Heron Transaction and the Pappas Transaction, together, as the “July 2014 Transactions.”

A total of 54,104,200 of our common shares were issued to the various selling parties in the July 2014 Transactions, of which 45,460,324 shares were issued to Oaktree, and 8,643,876 shares were issued to owners of the Pappas Companies and Millennia Holdings.

In connection with the July 2014 Transactions, we increased the number of directors constituting our Board of Directors to nine and, following the resignation of Ms. Milena Pappas as a director, appointed Mr. Rajath Shourie, Ms. Emily Stephens, Ms. Renée Kemp and Mr. Stelios Zavvos as additional directors.

In connection with the July 2014 Transactions, Mr. Petros Pappas became our Chief Executive Officer, Mr. Hamish Norton became our President, Mr. Christos Begleris became our Co-Chief Financial Officer, Mr. Nicos Rescos became our Chief Operating Officer and Ms. Sophia Damigou became our Co-General Counsel. Mr. Spyros Capralos resigned as our Chief Executive Officer but will remain with the Company as our Chairman, and Zenon Kleopas (our former Chief Operating Officer) will continue as our Executive Vice President—Technical Operations.

Oaktree Agreements. At the closing of the July 2014 Transactions, we and Oaktree entered into a shareholders agreement (the “Oaktree Shareholders Agreement”). Under the Oaktree Shareholders Agreement, Oaktree has the right to nominate four of our nine directors so long as it beneficially owns 40% or more of our outstanding voting securities. The number of directors able to be designated by Oaktree is reduced to three directors if Oaktree beneficially owns 25% or more but less than 40% of our outstanding voting securities, to two directors if Oaktree beneficially owns 15% or more but less than 25% and to one director if Oaktree beneficially owns 5% or more but less than 15%. Oaktree’s designation rights terminate if it beneficially owns less than 5% of our outstanding voting securities. Four individuals designated by Oaktree are currently our directors (Messrs. Pappas and Shourie and Mses. Stephens and Kemp).

Under the Oaktree Shareholders Agreement, with certain limited exceptions, Oaktree effectively cannot vote more than 33% of our outstanding common shares (subject to adjustment under certain circumstances).

Pursuant to the Oaktree Shareholders Agreement, so long as Oaktree and its affiliates beneficially own at least 10% of our outstanding voting securities, Oaktree and its affiliates have agreed not to directly or indirectly acquire beneficial ownership of any additional voting securities of ours or other equity-linked or other derivative securities with respect to our voting securities if such acquisition would result in Oaktree’s beneficial ownership exceeding 63.6%, subject to certain specified exceptions. In addition, pursuant to the Oaktree Shareholders Agreement, subject to various exclusions, so long as Oaktree and its affiliates beneficially own at least 10% of our voting securities, unless specifically invited in writing by our Board of Directors, they may not (i) enter into any tender or exchange offer or various types of merger, business combination, restructuring or extraordinary transactions, (ii) solicit proxies or consents in respect of such transactions, (iii) otherwise act to seek to control or influence our management, Board of Directors or other policies (except with respect to the nomination of Oaktree designees pursuant to the Oaktree Shareholders Agreement and other nominees proposed by the Nominating and Corporate Governance Committee) or (iv) enter into any negotiations, arrangements or understandings with any third party with respect to any of the above.

Pursuant to the Oaktree Shareholders Agreement, Oaktree also agreed to various limitations on the transfer of its common shares.

In addition, at the closing of the July 2014 Transactions, we entered into a registration rights agreement, which grants Oaktree (and certain other significant shareholders) customary demand, shelf and piggyback registration rights.

See Exhibit 99.3 to the Transaction 6-K for more information regarding the Oaktree Shareholders Agreement and the registration rights agreement.

Pappas Shareholders and Related Arrangements. At the closing of the July 2014 Transactions, the Pappas family and their affiliates (collectively, the “Pappas Shareholders”) entered into a shareholders agreement (the “Pappas Shareholders Agreement”) with us. Pursuant to the Pappas Shareholders Agreement, the various Pappas Shareholders agreed to various voting and standstill restrictions that are similar to those applicable to Oaktree and its affiliates under the Oaktree Shareholders Agreement, including a limitation on voting of 15% of our outstanding common shares (subject to adjustment under certain circumstances). The Pappas Shareholders also are parties to the registration rights agreement. See Exhibit 99.3 to the Transaction 6-K for more information regarding the Pappas Shareholders Agreement and the registration rights agreement.

While Mr. Petros Pappas expects that he will spend substantially all of such time as he devotes to the dry bulk shipping industry managing our company, Mr. Pappas is not required to work full-time on our affairs. We expect that the amount of time Mr. Pappas allocates to managing our company will vary from time to time depending on the needs of the business and the level of strategic activity at the time.

The Excel Transactions

In August 2014, we entered into definitive agreements relating to the Excel Transactions with Excel, pursuant to which we will acquire the 34 Excel Vessels for an aggregate of 29,917,312 common shares (the “Excel Vessel Share Consideration”) and $288.4 million in cash. The Excel Vessels will be transferred to us in a series of closings, on a vessel-by-vessel basis, in general upon reaching port after their current voyages and cargoes are discharged. In the case of three Excel Vessels (Christine (tbn Star Martha), Sandra (tbn Star Pauline) and Lowlands Beilun (tbn Star Despoina)) which are being transferred subject to existing charters, we will receive the outstanding equity interests of the vessel-owning subsidiaries that own those Excel Vessels (although all other assets and liabilities of such vessel-owning subsidiaries will remain with Excel). We expect to complete all of the Excel Vessel closings by the end of 2014.

Entities affiliated with Oaktree (the “Oaktree Excel Investors”) and entities affiliated with Angelo, Gordon & Co. (the “Angelo, Gordon Excel Investors”) are holders of 46.7% and 23.6%, respectively, of the outstanding equity of Excel. The Excel Transactions were approved by the disinterested members of our board of directors, based upon the recommendation of a transaction committee of disinterested directors, which considered the Excel Transactions on our behalf in coordination with our management team. The total consideration was determined based on the average of three vessel appraisals by independent vessel appraisers.

At the transfer of each Excel Vessel, we will pay the cash and share consideration for such Excel Vessel to Excel. We expect to use cash on hand, together with borrowings under a new $231.0 million secured bridge loan facility (the “Excel Vessel Bridge Facility”) extended to us by entities affiliated with Oaktree and entities affiliated with Angelo, Gordon & Co. to fund the cash consideration for the Excel Vessels. Excel will use the cash consideration to cause an amount of outstanding indebtedness under its senior secured credit agreement to be repaid, such that all liens and obligations with respect to the transferred Excel Vessel (or vessel-owning subsidiary) are released upon the transfer to us. We have been informed that Excel expects to distribute the Excel Vessel Share Consideration to its equityholders, including the Oaktree Excel Investors and the Angelo, Gordon Excel Investors. As of October 21, 2014 we had drawn $86.8 million under the Excel Vessel Bridge Facility.

In connection with the foregoing transactions, we entered into an amendment to our existing registration rights agreement to provide holders of the Excel Vessel Share Consideration with certain customary demand, shelf and piggyback registration rights.

We refer to the Excel Transactions and the July 2014 Transactions as the “Transactions”.

For more information regarding the terms of the Excel Transactions and the amendment to the registration rights agreement, see Exhibit 99.4 to the Transaction 6-K.

Significant Shareholders as a Result of the Transactions

A total of 54,104,200 of our common shares were issued to the various selling parties in the July 2014 Transactions, of which 45,460,324 shares were issued to Oaktree, and 8,643,876 shares were issued to owners of the Pappas Companies and Millennia Holdings. After the July 2014 Transactions, Oaktree was the beneficial owner of approximately 61.3% of our outstanding common shares, and the Pappas Shareholders were the beneficial owners of approximately 12.6% of our outstanding common shares.

Giving effect to the completion of the Excel Transactions (which we expect to occur by the end of 2014), and assuming the full distribution of the Excel Vessel Share Consideration to Excel’s equityholders, Oaktree will beneficially own 57.4% of our outstanding common shares, and the Angelo, Gordon Excel Investors will beneficially own 6.2% of our outstanding common shares. As a result of the issuance of the Excel Vessel Share Consideration, the Pappas Shareholders will beneficially own 8.5% of our outstanding common shares.

As noted above, under the Oaktree Shareholders Agreement, with certain limited exceptions, Oaktree effectively cannot vote more than 33% of our outstanding common shares (subject to adjustment under certain circumstances), and the Pappas Shareholders are subject to a similar limitation under the Pappas Shareholders Agreement of 15% (subject to adjustment under certain circumstances).

Additional Financings and Loan Agreement Amendments Related to the Transactions

In connection with the Excel Transactions, we entered into the new $231.0 million Excel Vessel Bridge Facility, which will be secured by 33 of the Excel Vessels, related bank accounts, earnings and issuances, and an equity pledge from each subsidiary that owns the 33 pledged Excel Vessels. It matures in February, 2016 and has various negative and financial maintenance covenants. We expect to use the proceeds of the Excel Vessel Bridge Facility to pay the cash portion of consideration in the Excel Transactions. As of October 21, 2014, we had drawn approximately $86.8 million under the Excel Vessel Bridge Facility. For more information on the Excel Vessel Bridge Facility, see Exhibit 99.4 to the Transaction 6-K.

As a result of the July 2014 Transactions, we assumed an additional $208.2 million aggregate principal amount of vessel financing, representing the outstanding debt of the Oceanbulk Companies and the Pappas Companies as at July 11, 2014, all of which is secured by the vessels financed, some of which is guaranteed either by us or by certain of our subsidiaries. All of the vessels financing agreements have various negative and financial maintenance covenants. In addition, we also assumed bareboat charters with respect to four newbuilding vessels being built at Yangzijiang and five newbuilding vessels being built at SWS. Heron has an outstanding loan facility provided by CiT, which is secured by the vessels owned by Heron. For more information regarding these financing arrangements see Exhibit 99.2 to the Transaction 6-K, in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities”.

In connection with the July 2014 Transactions, we amended our $85.0 million facility with Deutsche Bank AG Filiale Deutschlandgeschäft (the “Deutsche Bank Facility”), which is more fully described in Exhibit 99.2 to the Transaction 6-K in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities”, to make Star Bulk Carriers Corp., among others, the guarantor under this facility and have the covenants apply to Star Bulk Carriers Corp., rather than Oceanbulk Shipping.

In connection with July 2014 Transactions, we also amended our $86.6 million facility with HSBC Bank plc. (the “HSBC Facility”), which is more fully described in Exhibit 99.2 to the Transaction 6-K in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities”, to make Star Bulk Carriers Corp. the guarantor under this facility and have the covenants apply to Star Bulk Carriers Corp., rather than Oceanbulk Shipping.

During July 2014, we obtained the consent of our lenders to complete the July 2014 Transactions.

In October 2014, we amended our $20.0 million facility with HSBC, provided to Dioriga Shipping Co. (the “Dioriga Facility”), which is more fully described in Exhibit 99.1 to the Transaction 6-K in the Notes to the Unaudited Interim Condensed Consolidated Financial Statements of Star Bulk, to make Star Bulk Carriers Corp. the guarantor under this facility and to include covenants similar to those of our other facilities.

Common Share Issuances

In July 2014, we issued as consideration 54,104,200 common shares under the terms of the July 2014 Transactions.

On July 11, 2014, 15,000 common shares were granted to our directors Mr. Softeland and Mr. Schmitz and vested on the same date. We plan to issue the respective shares during the third quarter of 2014.

Pursuant to a termination agreement between us and Mr. Spyros Capralos, our former Chief Executive Officer and current Non-Executive Chairman, dated July 31, 2014, we agreed to a severance payment of 168,842 common shares, which were issued on August 4, 2014, and an amount of €664,000 in cash.

In August 2014, we agreed to issue the Excel Vessel Share Consideration of an aggregate of approximately 29,917,312 common shares under the terms of the Excel Transactions. As of October 21, 2014, we had issued 10,538,050 common shares as part of the Excel Vessel Share Consideration in connection with the delivery of 14 Excel Vessels.

Delivery of Peloreus

On July 22, 2014, Peloreus, a Capesize vessel with a capacity of 182,000 dwt, was delivered to us by JMU. The delivery installment payment of $34.6 million was partially financed by $32.5 million drawn under the Deutsche Bank Facility, and the remaining amount of $2.1 million was financed by existing cash.

Delivery of Leviathan

On September 19, 2014, Leviathan, a Capesize vessel with a capacity of 182,000 dwt, was delivered to us by JMU. The delivery installment payment of $34.6 million was partially financed by $32.5 million drawn under the Deutsche Bank Facility, and the remaining amount of $2.1 million was financed by existing cash.

NIBC Facility

In July 2014, we executed a binding term sheet with NIBC Bank N.V. (the “NIBC Facility”) for financing an aggregate amount of $32.0 million, which will be available in two tranches of $16.0 million, to partially finance the construction cost of two Ultramax bulk carriers currently under construction by JMU (Hulls HN 5040, tbn Star Acquarius and HN 5043, tbn Star Pisces), with expected delivery in June 2015 and September 2015, respectively. Execution of the definitive agreements relating to this facility is expected in November 2014. The facility will mature six years after the signing date. Each tranche is expected to be drawn with the delivery of the relevant vessel and will be repayable in consecutive quarterly installments of $0.3 million, commencing three months after the drawdown, plus a balloon payment of $10.7 million, for HN 5040, and $10.9 million, for HN 5043, both due in September 2020. The NIBC Facility will bear interest at LIBOR plus a margin of 2.80% per annum. It will be secured by a first priority cross collateralized mortgage over the financed vessels and general and specific assignments and will be guaranteed by Star Bulk Carriers Corp. The definitive agreements of the NIBC Facility will contain negative and financial covenants customary for facilities of this type.

BNP Facility

In July 2014, Positive Shipping Company executed a binding term sheet with BNP Paribas (the “BNP Facility”) for financing an amount of $32.5 million, to partially finance the construction cost of its Capesize bulk carrier currently under construction by JMU (Hull HN 5016, tbn Indomitable), with expected delivery in November 2014. Execution of the definitive agreement relating to this facility is scheduled on or before October 31, 2014. The facility is expected to be drawn with the delivery of the vessel and will be repaid in 20 equal, consecutive, quarterly principal payments of $0.5 million each with the first becoming due and payable three months from the drawdown date together with a balloon installment of $21.8 million payable simultaneously with the 20th installment. The BNP Facility will bear interest at LIBOR plus a margin of 2.50% per annum. It will be secured by a first priority mortgage over the financed vessel and general and specific assignments. The BNP Facility will be guaranteed by Star Bulk Carriers Corp. The definitive agreement of the BNP Facility will contain negative and financial covenants customary for facilities of this type.

DVB Facility

On October 31, 2014, we expect to acquire 100% of the equity interests of Christine Shipco LLC, which is the owner of the Christine (tbn Star Martha) vessel, one of the 34 Excel Vessels that we have agreed to acquire under the Excel Transactions. In September 2014, Christine Shipco LLC executed a binding term sheet with DVB Bank SE, Frankfurt (the “DVB Facility”) to refinance its existing credit facility (which is secured by the Christine) in an amount equal to the lesser of $27.5 million or 55% of the fair market value of the vessel. The facility is expected to be drawn with the delivery of the vessel to us and will be repaid in 24 consecutive, quarterly principal payments, of $1 million for the first four quarters and of $0.5 million for the remaining 20 quarters, with the first becoming due and payable three months from the drawdown date together with a balloon installment of $13.5 million payable simultaneously with the 24th installment. The DVB Facility will bear interest at LIBOR plus a margin of 2.50% per annum. It will secured by a first priority pledge of the membership interests of the Borrower and general and specific assignments. The DVB Facility will be guaranteed by Star Bulk Carriers Corp. The definitive agreement of the DVB Facility will contain negative and financial covenants customary for facilities of this type.

Excel Vessel CiT Facility

In October 2014, we executed a binding term sheet with CiT Finance LLC with respect to a new credit facility (the “Excel Vessel CiT Facility”) for financing to be secured on a first-priority basis by 11 of the Excel Vessels we have acquired or are acquiring under the Vessel Purchase Agreement, consisting of nine Panamax and two Handymax vessels (the “Excel Collateral Vessels”). Pursuant to an intercreditor agreement to be executed between the lenders under the Excel Vessel Bridge Facility and CiT, the Excel Collateral Vessels will also secure the Excel Vessel Bridge Facility on a second-priority basis. The borrowers under the Excel Vessel CiT Facility will be the various vessel-owning subsidiaries that own the Excel Collateral Vessels, and Star Bulk Carriers Corp. will be the guarantor. The aggregate amount available for borrowing under the Excel Vessel CiT Facility will be the lesser of (x) $30.0 million and (y) 42.5% of the charter-free, non-condition adjusted fair market value of the Excel Collateral Vessels. We expect to execute definitive documentation for the Excel Vessel CiT Facility in November 2014. The amount available under the Excel Vessel CiT Facility will be drawn in two advances, the first one at or shortly after the date definitive documentation is executed, and the second one after most of the Collateral Vessels have been delivered. The Excel Vessel CiT Facility will mature in December 2016 and will be subject to quarterly amortization payments of $0.5 million, commencing on March 31, 2015. The Excel Vessel CiT Facility will bear interest at LIBOR plus a margin of (i) 4.50% when only the first advance has been drawn and (ii) 4.00% after the second advance has been drawn. The agreement governing the Excel Vessel CiT Facility will contain customary negative, affirmative and financial maintenance covenants that are customary for facilities of this type.

Developments Relating to Heron

On September 5, 2014, Oceanbulk Shipping, which is now a subsidiary of ours as a result of the July 2014 Transactions, entered into a term sheet with ABY Group Holdings Limited (“ABY Group”) and Heron. The term sheet provides for the conversion of the existing convertible notes (the “Convertible Notes”) issued by Heron to Oceanbulk Shipping into 50% of the equity of Heron (with the remaining 50% of Heron’s equity to be held by ABY Group). Among other things, the term sheet contains customary governance provisions and provisions relating to the liquidation of Heron following the conversion of the Convertible Notes. Under the term sheet, as soon as practicable, Oceanbulk Shipping will receive as a distribution the ABYO Gwyneth and the ABYO Angelina (two Kamsarmax vessels of 82,790 dwt and 82,987 dwt, respectively), and ABY Group will receive as a distribution the ABYO Audrey (a Capesize vessel of 175,125 dwt) and the ABYO Oprah (a Kamsarmax vessel of 82,551 dwt). Subject to the lender’s approval, the remaining amount of debt under Heron’s existing credit facility (the “CiT Facility”), will be assigned to each equity holder based on the amount of the CiT Facility corresponding to the vessels being distributed to such equity holder. The conversion of the Convertible Notes is expected to occur by the end of October 2014, as soon as all customary conditions precedent are satisfied.

As further discussed in the notes to our unaudited condensed combined pro forma financial statements contained in Exhibit 99.2 to the Transaction 6-K, pursuant to the Merger Agreement, we expect the Sellers will remain, on behalf of Oceanbulk Shipping, as the ultimate beneficial owners of Heron until Heron is dissolved. In addition, upon the distribution of the Heron Vessels to its equity holders, we will be required to pay $25.0 million in cash in respect of the debt secured by the Heron Vessels and instruct the Escrow Agent to release the 2,115,706 common shares held in escrow in order to acquire the two vessels distributed to Oceanbulk Shipping. We expect that the transfer of the two Heron Vessels will be completed within the second half of 2014.

Legal Proceedings

On October 23, 2014, a purported shareholder (the “Plaintiff”) of Star Bulk Carriers Corp. filed a derivative and putative class action lawsuit in New York state court against our Chief Executive Officer, members of our board of directors and several of our shareholders and related entities. Star Bulk Carriers Corp. has been named as a nominal defendant in the lawsuit.

The lawsuit alleges that our acquisition of Oceanbulk and purchase of several Excel Vessels were the result of self-dealing by various defendants and that we entered into the Transactions on unfair terms. The lawsuit further alleges that, as a result of the Transactions, several defendants’ interests in Star Bulk Carriers Corp. have increased and that the Plaintiff’s interest in Star Bulk Carriers Corp. has been diluted. The lawsuit also alleges that the Transactions resulted in corporate waste.

The lawsuit seeks cancellation of some or all shares issued to the defendants in connection with the July 2014 Transactions, unspecified monetary damages, the replacement of some or all members of our board of directors and our Chief Executive Officer, and other relief.

We believe the claims are completely without merit and intend to vigorously defend against them.

Annual Meeting of Shareholders

Pursuant to a Notice of Annual Meeting of Shareholders dated as of September, 15, 2014, we held our Annual Meeting of Shareholders (the “Meeting”) in New York on October 24, 2014. At the Meeting, our shareholders (i) reelected Messrs. Tom Søfteland, Rajath Shourie and Stelios Zavvos as Class A Directors to serve until the 2017 Meeting, and (ii) appointed Ernst & Young (Hellas) Certified Auditors-Accountants S.A., as our independent auditors for the fiscal year ending December 31, 2014.

EMPLOYMENT OF OUR FLEET

As of October 28, 2014, we had 41 vessels employed in the spot market based on the short duration of their current charter agreements, and five vessels on medium to long-term time charters scheduled to expire from November 2015 until August 2016. We also expect to employ most of the Excel Vessels in the spot market to the extent such vessels are not subject to long-term time charters at delivery. While employing the vessels under a voyage charter requires more management attention than under a time charter, we benefit from any fuel savings achieved because we pay for the fuel as the vessel owner. If charter market levels rise, we may employ part of our fleet in the long-term time charter market, while it may remain more advantageous to employ our newbuilding vessels in the voyage charter market in order to capture the benefit of fuel cost savings from our Eco-type vessels.

MANAGEMENT OF OUR FLEET

As of October 21, 2014, we had approximately 150 employees engaged in the day to day management of our fleet. Our wholly-owned subsidiaries, Star Bulk Management and Starbulk S.A. perform operational and technical management services for our vessels, including chartering, marketing, capital expenditures, personnel, accounting, paying vessel taxes and maintaining insurance.

Star Bulk Management’s responsibilities include, among other things, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels’ taxes, negotiating charters for the vessels, managing the mix of various types of charters, developing and managing the relationships with charterers and the operational and technical managers of the vessels. Star Bulk Management subcontracts certain vessel management services to Starbulk S.A.

Starbulk S.A. provides the technical and crew management of all of our vessels. Technical management includes maintenance, drydocking, repairs, insurance, regulatory and classification society compliance, arranging for and managing crews, appointing technical consultants and providing technical support.

CREWING

Star Bulk Management is responsible for recruiting, either directly or through a technical manager or a crew manager, the senior officers and all other crew members for the vessels in our fleet. Star Bulk Management has the responsibility to ensure that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that the vessels are manned by experienced and competent and trained personnel. Star Bulk Management is also responsible for ensuring that seafarers’ wages and terms of employment conform to international standards or to national legislative frameworks, such as the Philippines labor regulations, to allow unrestricted worldwide trading of the vessels. Star Bulk Management and Starbulk S.A. provide the crewing management for all the vessels in our fleet, and all vessels we manage for third-parties.

OAKTREE

Oaktree is our largest shareholder. Oaktree Capital Management, L.P., together with its affiliates, is a leader among global investment managers specializing in alternative investments, with $93.2 billion in assets under management as of September 30, 2014. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 800 employees and offices in 16 cities worldwide. See “—Recent Developments—Significant Shareholders as a Result of the Transactions” for a discussion on the various limitations on the transfer and voting of our common shares by Oaktree.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.StarBulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

THE OFFERING

The summary below describes the principal terms of the Notes, and is qualified in its entirety by the terms of the indenture governing the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Star Bulk Carriers Corp.

Securities Offered	$50,000,000 aggregate principal amount of our 8.00% Senior Notes due 2019 ($57,500,000 if the underwriters’ 30-day option to purchase an additional $7,500,000 aggregate principal amount of Notes is exercised in full) issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Issue Date	November 6, 2014.

Maturity Date	The Notes will mature on November 15, 2019.

Interest	The Notes will bear interest from the date of original issue until maturity at a rate of 8.00% per year, payable quarterly in arrears on February 15, May 15, August 15 and November 15 commencing on February 15, 2015.

Use of proceeds	We intend to use the net proceeds from our sale of Notes in this offering for general corporate purposes. See “Use of Proceeds.”

Ranking	The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated debt. The Notes will not be guaranteed by any of our subsidiaries. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes in whole or in part on and after November 15, 2016, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date fixed for redemption.

Prior to November 15, 2016 we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption.

See “Description of Notes—Optional Redemption.”

No Security or Guarantees	None of our obligations under the Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.

Change of Control	Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of the Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.”

Covenants	The indenture governing the Notes contains certain restrictive covenants, including covenants that require us to limit the amount of debt we incur, maintain a certain minimum net worth, and provide certain reports. These covenants are subject to important exceptions and qualifications. For additional information, please read “Description of Notes.”

Additional Notes	We may “reopen” the Notes at any time without the consent of the holders of the Notes and issue additional notes with the same terms as the Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with the Notes, provided that if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Listing	We have applied for the listing of the Notes on the NASDAQ under the symbol “SBLKL”. If approved for listing, trading on NASDAQ is expected to commence within 30 days after the Notes are first issued.

Form	The Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee designated by DTC. Holders of Notes may elect to hold interests in a global Note only in the manner described in this prospectus. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus. For additional information, please read “Book-Entry System” in this prospectus.

Additional Amounts; Tax Redemption	Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a Specified Tax Jurisdiction (as defined in this prospectus), we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts.”

We may also, at our option, redeem the Notes, in whole but not in part, at any time at 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Amounts (as defined in this prospectus), if any, to the date of redemption in the event of certain changes in the law of any Specified Tax Jurisdiction (as defined in this prospectus) that would require us to pay Additional Amounts to holders of the Notes, and which obligation cannot be avoided by taking reasonable measures available to us. See “Description of Notes—Optional Redemption for Changes in Withholding Taxes” and “—Additional Amounts.”

Settlement	We expect to deliver the Notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternative settlement arrangement to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date hereof or the next succeeding business day should consult their own advisor.

Risk Factors	An investment in the Notes involves risks. See the section entitled “Risk Factors” of this prospectus to read about factors you should consider before buying the Notes. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION

Set forth below are the summary historical and pro forma consolidated financial and other data of Star Bulk and its consolidated subsidiaries for the periods and as of the dates indicated.

The summary historical consolidated financial data as of and for the years ended December 31, 2012 and 2013 have been derived from our consolidated financial statements as of such dates and for such years, which have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., as indicated in the 2013 20-F. The summary historical consolidated financial data as of and for the year ended December 31, 2011 have been derived from our consolidated financial statements as of such date and for such year, which have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., as indicated in the 2013 20-F.

The summary historical consolidated financial data as of and for the six months ended June 30, 2013 and 2014 have been derived from our consolidated financial statements as of such dates and for such periods included in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2014 (contained in Exhibit 99.1 to the Transaction 6-K), which are unaudited but which have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the information set forth therein.

The summary historical consolidated financial data below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in the 2013 20-F, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in Exhibit 99.2 to the Transaction 6-K.

The summary pro forma financial information as of and for the year ended December 31, 2013 and the six months ended June 30, 2014 have been derived from the unaudited pro forma condensed financial information contained in this prospectus. The summary pro forma balance sheet information as of June 30, 2014 gives effect to the Merger, the Pappas Transaction and the advance given, through the issuance of 2,115,706 common shares held in escrow, in connection with the Heron Transaction as if such transactions were consummated on June 30, 2014. The summary pro forma statements of income information for the year ended December 31, 2013 and the six months ended June 30, 2014 give effect to the Merger and the Pappas Transaction as if such transactions closed on January 1, 2013. The summary pro forma financial information does not reflect the acquisition of the Excel Vessels or any of the other Excel Transactions. Our historical financial statements will reflect the purchase of each Excel Vessel as the purchase of an asset, and therefore, the operations of each Excel Vessel will be reflected in our financial statements from the date it is transferred to us. See “Unaudited Pro Forma Condensed Combined Financial Information of Star Bulk.”

The summary pro forma financial information below was derived from and should be read in conjunction with Star Bulk’s audited consolidated financial statements and the related notes included in the 2013 20-F for the year ended December 31, 2013, Star Bulk’s unaudited interim condensed consolidated financial statements for the six months ended June 30, 2014 (contained in Exhibit 99.1 to the Transaction 6-K) and in conjunction with Oceanbulk’s audited and unaudited combined financial statements and the related notes included in Exhibit 99.2 to the Transaction 6-K.

	Year ended December 31,				Six months ended				Pro Forma
	2011	2012	2013		June 30, 2013		June 30, 2014		Year ended December 31, 2013	Six months ended June 30, 2014
Income Statement Data (In thousands of U.S. Dollars, except per share and share data):
Voyage revenues	$106,912	$85,684		$68,296		$35,362		$43,064	$81,152	$72,886
Management fee income	153	478		1,598		456		1,861	938	562
Voyage expenses	22,429	19,598		7,549		4,505		7,721	11,566	18,198
Vessel operating expenses	25,247	27,832		27,087		13,732		16,062	33,229	27,950
Dry docking expenses	3,096	5,663		3,519		572		1,264	6,767	2,178
Depreciation	50,224	33,045		16,061		8,070		9,777	20,254	17,509
Management fees	54	—		—		—		—	—	54
Loss/(gain) on derivative instruments, net	390	(41)		(91)		—		—	—	—
General and administrative expenses	12,455	9,320		9,910		4,709		10,215	14,021	12,294

Bad debt Expense	3,139	—		—		—		215	—	215
Vessel impairment loss	62,020	303,219		—		—		—	—	—
Gain on time charter agreement termination	(2,010)	(6,454)		—		—		—	—	—
Other operational loss	4,050	1,226		1,125		562		94	1,125	94
Other operational gain	(9,260)	(3,507)		(3,787)		(1,647)		(407)	(3,787)	(407)
Loss on sale of vessel	—	3,190		87		81		—	87	—
Operating (loss)/income	(64,769)	(306,929)		8,434		5,234		(16)	(1,172)	(4,637)
Interest and finance costs	(5,227)	(7,838)		(6,814)		(3,794)		(3,057)	(7,630)	(5,668)
Gain/(Loss) on derivative financial instruments, net	—	—		—		438		(819)	(1,332)	(1,968)
Interest and other income	744	246		230		86		21	235	2
Loss on debt extinguishment	(307)	—		—		—		—	—	—
Total other expenses, net	(4,790)	(7,592)		(6,584)		(3,270)		(3,855)	(8,727)	(7,634)
Equity in income of investee	—	—		—		—		1	—	1

Net (Loss)/income	$(69,559)	$(314,521)		$1,850		$1,964		$(3,870)	$(9,899)	$(12,270)

(Loss)/earnings per share, basic	$(14.69)	$(58.32)		$0.13		$0.36		$(0.13)	$(0.15)	$(0.15)
(Loss)/earnings per share, diluted	$(14.69)	$(58.32)		$0.13		$0.36		$(0.13)	$(0.15)	$(0.15)
Weighted average number of shares outstanding, basic	4,736,485	5,393,131		14,051,344		5,414,998		28,973,621	68,155,544	83,077,821
Weighted average number of shares outstanding, diluted	4,736,485	5,393,131		14,116,389		5,443,639		28,973,621	68,155,544	83,077,821
Other Financial Data (In thousands of U.S. Dollars):
Dividends declared and paid ($3.0, $0.68, $0.0, $0.0 and $0.0 per share, respectively)	$14,391	$3,631	$		$		$
Net cash provided by operating activities	$50,604	$18,999		$27,495		$14,962		$10,485
Net cash provided by/(used in) investing activities	$(122,337)	$25,488		$(108,118)		$16,290		$(77,997)
Net cash provided by/(used in) financing activities	$73,981	$(46,609)		$111,971		$(25,872)		$62,634

	Year ended December 31,			Six months ended		Pro Forma
	2011	2012	2013	June 30, 2013	June 30, 2014	Six months ended June 30, 2014
Fleet Data:
Average number of vessels(1)	12.26	14.19	13.34	13.6	16.4
Total ownership days for fleet(2)	4,475	5,192	4,868	2,454	2,969
Total available days for fleet(3)	4,377	4,879	4,763	2,454	2,939
Total voyage days for fleet(4)	4,336	4,699	4,651	2,378	2,716
Fleet Utilization(5)	99%	96%	98%	97%	92%
Average daily results (In U.S. Dollars):
Time charter equivalent(6)	19,989	15,419	14,427	14,301	14,172
Vessel operating expenses(7)	5,642	5,361	5,564	5,596	5,410
Management fees(8)	12	—	—	—	—
General and administrative expenses(9)	2,783	1,795	2,036	1,919	3,441
Adjusted EBITDA(10)	$53,445	$40,358	$32,331	$17,135	$17,392
Balance Sheet Data at period end (In thousands of U.S. Dollars):
Cash and cash equivalents	$15,072	$12,950	$44,298	$18,330	$39,420	$121,062
Advances for vessels under construction and vessel acquisition	—	—	67,932	—	81,794	422,956
Vessels and other fixed assets, net	638,532	291,207	326,674	275,610	377,302	803,302
Total assets	717,928	354,706	468,088	328,613	535,963	1,405,563
Current liabilities, including current portion of long-term debt	52,154	42,450	29,734	27,845	46,461	76,000
Total long-term debt, excluding current portion	231,466	195,348	172,048	181,267	224,632	414,018
Common Stock	54	54	291	54	295	836
Total Stockholders’ equity	434,213	116,746	266,106	119,310	264,467	912,450
Total liabilities and stockholders’ equity	$717,928	$354,706	$468,088	$328,613	$535,963	$1,405,563

(1)	Average number of vessels is the number of vessels that comprised our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2)	Ownership days are equal to the total number of calendar days all vessels in our fleet were owned by us for the relevant period.
(3)	Available days for the fleet are equal to the ownership days minus off-hire days as a result of major repairs, dry-docking or special or intermediate surveys.
(4)	Voyage days are equal to the total number of days the vessels were in our possession for the relevant period minus off-hire days incurred for any reason (including off-hire for dry-docking, major repairs, special or intermediate surveys or transfer of ownership).
(5)	Fleet utilization is calculated by dividing voyage days by available days for the relevant period.
(6)	Time-charter equivalent represents the weighted average per-day TCE rates, of our entire fleet. TCE rate is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is determined by dividing voyage revenues (net of voyage expenses and amortization of fair value of above/below market acquired time charter agreements) by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods. We included TCE revenues, a non- GAAP measure, as it provides additional meaningful information in conjunction with voyage revenues, the most directly comparable GAAP measure, because it assists our management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.
(7)	Average per day operating expenses per vessel is calculated by dividing vessel operating expenses by ownership days.
(8)	Average per day management fees per vessel is calculated by dividing vessel management fees by ownership days.
(9)	Average per day general and administrative expenses per vessel is calculated by dividing general and administrative expenses by total ownership days for fleet.
(10)	We disclose and discuss EBITDA and Adjusted EBITDA as non-GAAP financial measures in our public releases, including quarterly earnings releases, investor conference calls and other reports furnished to or filed with the SEC. We define EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to the most comparable U.S. GAAP liquidity measure, net cash provided by operating activities, is set forth below.

Adjusted EBITDA, is calculated by further adjusting EBITDA to exclude the effects of various items such as non-cash items affecting our earnings, including but not limited to stock based compensation expense, vessel impairment losses, gains or losses recognized upon the sale of vessels, bad debt expenses due to the impairment of receivables, gains or losses on the termination of time charter agreements and changes in fair value of derivatives, and other items such as the costs associated with the July 2014 Transactions. We excluded the above-described items to derive adjusted EBITDA because we believe that these items do not reflect the operational cash inflows and outflows of our business on an ongoing basis. The derivation of adjusted EBITDA is set forth below. Together, we refer to EBITDA and adjusted EBITDA as our “EBITDA-Based Measures.”

Our EBITDA-Based Measures do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by United States generally accepted accounting principles, or U.S. GAAP, and our calculation of our EBITDA-Based Measures may not be comparable to those reported by other companies. Our EBITDA-based Measures are included in this prospectus because they are tools with which we assess our liquidity position. They are also used by our lenders as measures of our compliance with certain loan covenants.

We believe that our EBITDA-Based Measures are used by investors and other users of our financial statements as supplemental financial measures that, when viewed with our U.S. GAAP financial information and the accompanying reconciliations, provide additional information that is useful to gain an understanding of the factors and trends affecting our ability to incur and service debt and fund dry docking charges and other capital expenditures. We also believe the disclosure of EBITDA-Based Measures helps investors meaningfully evaluate and compare our cash flow generating capacity from quarter to quarter and year to year.

Other companies may calculate their EBITDA and adjusted EBITDA differently, which may limit their usefulness as comparative measures. We view our EBITDA-Based Measures as liquidity measures and, as such, we believe that the U.S. GAAP financial measure most directly comparable to these measures is net cash from operating activities. Because our EBITDA-Based Measures are not measures calculated in accordance with U.S. GAAP, they should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities or other income or cash flow statement data prepared in accordance with U.S. GAAP. You should therefore not place undue reliance on our EBITDA-Based Measures or ratios calculated using those measures. Our U.S. GAAP-based measures can be found in our financial statements and the related notes thereto included elsewhere in this prospectus.

Our EBITDA-Based Measures have limitations as analytical tools. Some of these limitations are:

•	they do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	they do not reflect the significant interest expense or the amounts necessary to service interest or principal payments on our debt and other financing arrangements;

•	we have significant uses of cash, including capital expenditures, interest payments, debt principal repayments, which are not reflected in our EBITDA-Based Measures;

•	although depreciation and amortization and other non-cash items are eliminated in the calculation of EBITDA-Based Measures, the assets being depreciated and amortized or with respect to which non-cash charges are taken will often have to be replaced or will require improvements in the future, and our EBITDA-Based Measures do not reflect any costs of such replacements or improvements; and

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

We compensate for these limitations by using our EBITDA-Based Measures along with other comparative tools, together with U.S. GAAP measures, to assist in the evaluation of our liquidity and operating performance. Such U.S. GAAP measures include operating income (loss), net income (loss), cash flows from operations and other cash flow data.

The following table reconciles EBITDA and Adjusted EBITDA to our net cash provided by operating activities, the most directly comparable U.S. GAAP measure, for the periods presented:

	Year ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2013	Six months ended June 20, 2013	Six months ended June 30, 2014
Net cash provided by operating activities	$50,604	$18,999	$27,495	$14,962	$10,485
Net (decrease) / increase in current assets	6,730	9,539	(4,183)	(4,425)	6,793
Net (increase) / decrease in operating liabilities, excluding current portion of long term debt	(8,272)	3,985	1,965	2,785	(5,238)
Vessel impairment loss	(62,020)	(303,219)	—	—	—
Other non-cash charges	(31)	(67)	(38)	—	—
Amortization of deferred finance charges	(636)	(502)	(522)	—	—
Stock—based compensation	(1,362)	(1,546)	(1,488)	(600)	(1,903)
Change in fair value of derivatives	(82)	82	91	438	(819)
Non-cash gain on time-charter agreement termination	800	—	—	—	—
Total other expenses, net	4,790	7,592	6,584	3,416	2,752
Loss on sale of vessel	—	(3,190)	(87)	(81)	—
Loss on bad debt	(2,447)	—	—	—	(215)
Gain from Hull & Machinery claim	260	812	1,030	397	237

EBITDA	$(11,666)	$(267,515)	$30,847	$16,892	$12,092

Less:
Change in fair value of derivatives	—	(82)	(91)	(438)	819
Non-cash gain on time-charter agreement termination	(800)	—	—	—	—
Plus:
Stock-based compensation	1,362	1,546	1,488	600	1,903
Vessel impairment loss	62,020	303,219	—	—	—
Loss on sale of vessel	—	3,190	87	81	—
Change in fair value of derivatives	82
Loss on bad debt	2,447	—	—	—	215
July 2014 Transaction cost	—	—	—	—	2,363

Adjusted EBITDA	$53,445	$40,358	$32,331	$17,135	$17,392

RISK FACTORS

An investment in the Notes involves risks. Before deciding whether to purchase the Notes, you should consider the risks discussed in the accompanying prospectus, including the sections of the accompanying prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” and those set forth under the heading “Item 3. Key Information—D. Risk Factors” in the 2013 20-F, that we have incorporated by reference into this prospectus. While we believe that these risks are the most important for you to consider, you should read this section in conjunction with our financial statements, the notes to those financial statements and our management’s discussion and analysis of financial condition and results of operations included in our periodic reports and incorporated into this prospectus by reference.

Risks of Investing in the Notes and Risks Related to our Other Indebtedness

Your investment in the Notes is subject to our credit risk.

The Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.

As of October 21, 2014, we had outstanding indebtedness of $602.1 million. In addition, as of October 21, 2014, we had obtained commitments for $530.2 million of additional secured debt and other vessel financing to finance our newbuilding program. We may enter into new debt arrangements or issue additional debt securities in the future. Beyond the amounts of committed financing for our newbuilding program, we expect we will require a further $745.1 million of funds in order to complete our 35 newbuilding vessels as of October 21, 2014, and a substantial portion of this amount may take the form of additional debt financing. Furthermore, as of October 21, 2014, we have a further $144.2 million available under the $231.0 million Excel Vessel Bridge Facility to fund, in part, our purchases of the remaining 20 Excel Vessels, and we expect to fully draw such available amount to complete such purchases by the end of 2014. This level of debt could have significant adverse consequences to our business and future prospects, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms or at all;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and future dividend payments to shareholders, if any;

•	we could become more vulnerable to general adverse economic and industry conditions, including increases in interest rates, particularly given our substantial indebtedness, some of which bears interest at variable rates;

•	we may not be able to meet financial ratios included in our loan and credit facilities due to market conditions or other events beyond our control, which could result in a default under these agreements and trigger cross-default provisions in our other loan and credit facilities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to affect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future.

Servicing our current or future indebtedness and other financing arrangements limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Our existing and future indebtedness and other financing arrangements require us to dedicate a part of our cash flow from operations to paying interest on our indebtedness under such facilities. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our credit facilities and other financing arrangements bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the dry bulk industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	seeking to raise additional capital;

•	refinancing or restructuring our debt;

•	selling vessels; or

•	reducing or delaying capital investments.

However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations. If we are unable to meet our debt obligations or if some other default occurs under our credit facilities or other financing arrangements, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt.

We may not be able to refinance indebtedness incurred under our loan and credit facilities if we are not able to meet our debt service requirements relating to such indebtedness, or we may be unable to borrow under our existing or future debt agreements, which may adversely affect our business, financial condition, results of operations and cash flows.

As discussed above, we have currently and expect to have in the future, a substantial amount of outstanding indebtedness. We may not be able to refinance our indebtedness on terms that are acceptable to us or at all. For so long as we have outstanding indebtedness under our loan and credit facilities, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. We may not be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our loan and credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes. If we are unable to meet our debt obligations, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders. In addition, if the recent financial difficulties experienced by financial institutions worldwide lead to such institutions being unable to meet their lending commitments, that inability could have a material adverse effect on our ability to meet our obligations and grow our fleet. If we are not able to borrow under our existing or future debt agreements and are unable to find alternative sources of financing on terms that are acceptable to us or at all, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on the Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries or any other person. The rights of holders of the Notes will be structurally subordinated to the rights of holders of our subsidiaries’ liabilities and preferred equity. A default by a subsidiary under its liabilities or preferred equity could result in a block on distributions from the affected subsidiary to us. The Notes will be structurally subordinated to all existing and future liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of liabilities and preferred equity of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of October 21, 2014, we had a total of $602.1 million of outstanding indebtedness (all of which was secured by the assets of our subsidiaries). All of our $731.9 million of committed indebtedness (including the $144.2 million available under the Excel Vessel Bridge Facility) will be secured and will be incurred or guaranteed by our subsidiaries, as will much of the debt financing we will incur to complete our newbuilding program. In addition, the indenture under which the Notes will be issued will permit our subsidiaries to incur additional debt in certain circumstances.

The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

The Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. As of October 21, 2014, we had $602.1 million of total outstanding indebtedness all of which was secured debt. All of our $731.9 million of committed indebtedness (including the $144.2 million available under the Excel Vessel Bridge Facility) will be secured, as will much of the debt financing we will incur to complete our newbuilding program. We will continue to have the ability to incur additional secured debt, subject to limitations in our credit facilities and the indenture relating to the Notes.

We may not have the ability to raise the funds necessary to purchase the Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase the Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We may not have sufficient financial resources, and may not be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

In addition, one circumstance in which a change of control may occur is upon the sale of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Some significant restructuring transactions may not constitute a change of control under the Notes indenture, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase the Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In addition, the acquisition of beneficial ownership of a majority of our common shares by certain of our existing significant shareholders and their affiliates will not be a change of control under the Notes indenture. Also, if we are acquired by a public company that is not majority owned by any person, such transaction will not be a change of control under the Notes indenture. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell the Notes.

The Notes are a new issuance of securities with no established trading market. We have applied to list the Notes on the NASDAQ under the symbol “SBLKL,” but NASDAQ may not accept the Notes for listing. Even if the Notes are approved for listing by the NASDAQ, an active trading market on the NASDAQ for the Notes may not develop or, even if it develops, may not last, in which case the trading price of the Notes could be adversely affected and your ability to transfer the Notes will be limited. If an active trading market does develop on the NASDAQ, the Notes may trade at prices lower than the offering price. The trading price of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Notes pending any listing of the Notes on the NASDAQ, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Notes have not been rated, and ratings of any of our other securities may affect the trading price of the Notes.

We have not sought to obtain a rating for the Notes, and the Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to the Notes or that we may elect to obtain a rating of the Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Notes, could adversely affect the market for, or the market value of, the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes.

Our management will have broad discretion over the use of the proceeds to us from this offering and might not apply the proceeds of this offering in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. They may not apply the net proceeds of this offering in ways that increase the value of your investment. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. We intend to use substantially all of the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Our credit facilities and other financing arrangements contain restrictive covenants which limit the amount of cash that we may use for other corporate activities, which could negatively affect our growth and cause our financial performance to suffer.

Our credit facilities and other financing arrangements impose operating and financial restrictions on us that limit our ability, or the ability of our subsidiaries party thereto, to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities and other financing arrangements or if there is another default under our credit facilities and other financing arrangements;

•	incur additional indebtedness, including the issuance of guarantees;

•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	enter into a new line of business.

In addition, our credit facilities and other financing arrangements require us or our subsidiaries to maintain various financial ratios, including:

•	a minimum percentage of aggregate vessel value to loans secured;

•	a maximum ratio of total liabilities to market value adjusted total assets;

•	a minimum EBITDA coverage ratio;

•	a minimum liquidity; and

•	a minimum equity ratio.

Because some of these ratios are dependent on the market value of our vessels, should our charter rates or vessel values materially decline in the future, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We may not be able to meet these ratios or satisfy our financial or other covenants, and our lenders may not waive any failure to do so.

These covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities and other financing arrangements would prevent us from borrowing additional money under our credit facilities and other financing arrangements and could result in a default under our credit facilities and other financing arrangements. If a default occurs under our credit facilities or other financing arrangements, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets.

Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt and other financing arrangements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Our substantial leverage could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, and could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete.

We will be exposed to volatility in the London Interbank Offered Rate, or LIBOR, and intend to selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

The loans under our credit facilities and other financing arrangements are generally advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not fully hedged our exposure to the interest rates applicable to our credit facilities and other financing arrangements, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even though we intend to hedge our overall exposure to interest rate risk as described below, our hedging strategies may not be effective and we may incur substantial losses.

We intend to selectively enter into derivative contracts to hedge our overall exposure to interest rate risk. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Star Bulk, under the caption, “Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk” (contained in Exhibit 99.2 to the Transaction 6-K) for a description of our expected interest rate swap arrangements.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in demand in the dry bulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;

•	vessel breakdowns and instances of off-hire;

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;

•	our ability to complete acquisition transactions as planned (including the acquisitions of vessels from Excel and Heron); and

•	other important factors described in the sections entitled “Risk Factors” in this prospectus.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of the accompanying prospectus and in this prospectus supplement and “Item 3. Key Information—D. Risk Factors” in the 2013 20-F, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering to us will be approximately $47,190,000, or $54,453,750 if the underwriters exercise in full their option to purchase additional Notes, after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from our sale of Notes in this offering for general corporate purposes. These general corporate purposes may include, among other things, additions to our working capital, capital expenditures, research and development, repayment of debt, repurchases of stock, or the financing of possible acquisitions and investments.

CAPITALIZATION

The following table sets forth our capitalization table as of June 30, 2014, on

•	an Actual basis;

•	a Pro Forma as Adjusted basis, as of June 30, 2014, to give effect to:

•	scheduled loan repayments of $6.2 million;

•	the completion of the July 2014 Transactions on July 11, 2014. In the July 2014 Transactions, 51,988,494 common shares were issued as consideration for the acquisition of Oceanbulk and the Pappas Companies, and 2,115,706 common shares were issued and held in escrow for the acquisition of the Heron Vessels. Following the allocation of the purchase price to the identified assets and liabilities of the acquired companies, we expect the July Transaction will result in a gain from bargain purchase of $11.9 million. The calculation of the gain from bargain purchase is based on the $616.3 million aggregate purchase consideration, which is calculated based on the total common shares issued and the market price per common share of approximately $11.85. The market price of common share of $11.85 used was the average closing market price of our common shares, as determined over a period of two days before and two days after the closing date of the July 2014 Transactions, on July 11, 2014. In addition the acquired companies as of October 21, 2014 had in aggregate an outstanding loan balance of $267.6 million;

•	the issuance of 168,842 shares to Mr. Spyros Capralos, on August 4, 2014, pursuant to the terms of his termination agreement (See “Recent Developments—Common Share Issuances”);

•	the issuance of 10,538,050 common shares as the Excel Vessel Share Consideration for the 14 Excel Vessels that had been delivered to us as of October 21, 2014 (See “Recent Developments—The Excel Transactions”); and

•	the incurrence of $86.8 million of additional debt to pay the cash consideration for the 14 Excel Vessels that had been delivered to us as of October 21, 2014 under the $231.0 million Excel Vessel Bridge Facility, which matures in February 2016 (See “Recent Developments—The Excel Transactions”).

•	A Pro Forma as Further Adjusted basis, to give effect to the issuance of the Notes.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since June 30, 2014. This table should be read in conjunction with the unaudited interim condensed consolidated financial statements and the related notes for the six months ended June 30, 2014, included in Exhibit 99.1 to the Transaction 6-K, which is incorporated by reference herein, and the consolidated financial statements and related notes included in the 2013 20-F, which is incorporated by reference herein.

	As of June 30, 2014
	Actual	Pro Forma As Adjusted	Pro Forma As Further Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
Notes offered hereby	$—	$—	$50,000

Other outstanding debt including vessel financings	253,882	602,135	602,135

Total debt (including current portion)(1)(2)	$253,882	$602,135	$652,135

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	—	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized 29,493,769 shares issued and outstanding actual, 94,304,861 shares issued and outstanding as adjusted and as further adjusted	295	943	943
Additional paid-in capital	670,446	1,442,124	1,442,124
Accumulated deficit	(406,274)	(394,389)	(394,389)

Total shareholders’ equity	264,467	1,048,678	1,048,678

Total capitalization	$518,349	$1,650,813	$1,700,813

(1)	With the exception of the Notes, all of our debt is secured. See “Risk Factors—Risks of Investing in the Notes and Risks Related to our Other Indebtedness—The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”
(2)	As of October 21, 2014, we had obtained commitments for $731.9 million of additional secured debt and other vessel financing to finance our newbuilding program and second hand vessels which have not yet been drawn down.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF STAR BULK

On July 11, 2014, pursuant to an Agreement and Plan of Merger, dated as of June 16, 2014 (as amended from time to time, the “Merger Agreement”), Star Bulk Carriers Corp. (“Star Bulk”) completed a transaction that resulted in a merger of two of its subsidiaries with Oceanbulk Shipping LLC (“Oceanbulk Shipping”) and Oceanbulk Carriers LLC (“Oceanbulk Carriers” and, together with Oceanbulk Shipping, “Oceanbulk”) (the “Merger”). Oceanbulk owned and operated a fleet of 12 dry bulk carrier vessels and owned contracts for the construction of 25 newbuilding dry bulk vessels fuel-efficient Eco-type vessels (two of which, Peloreus and Leviathan, were delivered on July 22, 2014 and on September 19, 2014, respectively) at shipyards in Japan and China. The consideration paid by Star Bulk in the Merger was 48,395,765 common shares.

The agreement governing the Merger also provides for the acquisition (the “Heron Transaction”) of two Kamsarmax vessels (the “Heron Vessels”), from Heron Ventures Ltd. (“Heron”), a limited liability company incorporated in Malta. Star Bulk issued 2,115,706 of its common shares into escrow as consideration for the Heron Vessels. The common shares will be released from escrow to the sellers under the Merger Agreement at the time Heron distributes its vessels to its equity holders, whereupon the two Heron Vessels will be transferred to Star Bulk, and Star Bulk expects to pay $25.0 million in cash.

In addition, concurrently with the Merger, Star Bulk completed a transaction (the “Pappas Transaction”), in which it acquired all of the issued and outstanding shares of Dioriga Shipping Co. and Positive Shipping Company (collectively, the “Pappas Companies”), which are entities owned and controlled by affiliates of the family of Mr. Pappas (the “Pappas Shareholders”). The Pappas Companies owned and operated a dry bulk carrier vessel ( Tsu Ebisu) and had a contract for the construction of a newbuilding dry bulk carrier vessel, HN 5016 (tbn Indomitable). The consideration paid by Star Bulk in the Pappas Transaction was 3,592,728 common shares.

The accompanying unaudited pro forma condensed combined financial statements of Star Bulk reflect:

•	the Merger; and

•	the Pappas Transaction.

In addition, the unaudited pro forma condensed combined balance sheet gives effect to changes in stockholders equity, debt issued and vessel acquisitions of Star Bulk, the Oceanbulk Companies and the Pappas Companies and the advance given, through the issuance of 2,115,706 common shares held in escrow for the purchase of the two Heron Vessels, subsequent to June 30, 2014, as if such transactions occurred on June 30, 2014, all of which are discussed in Note 2a and Note 2i. We refer to all of the foregoing transactions as the “Pro Forma Transactions.”

The Merger and the Pappas Transaction have been reflected in the unaudited pro forma condensed combined financial information as purchases of businesses pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 805, “Business Combinations” (“ASC Topic 805”). In addition, Star Bulk will purchase two vessels from the Heron (the “Heron Transaction”). The Heron Transaction has been reflected in the Pro Forma Adjustments in the unaudited pro forma condensed combined financial information as a purchase of assets.

The accompanying unaudited pro forma condensed combined financial statements of Star Bulk do not reflect the acquisition of vessels (the “Excel Vessels”) from Excel Maritime Carriers Ltd. (“Excel”) pursuant to a vessel purchase agreement entered into on August 19, 2014. The Excel Vessels will be transferred to Star Bulk from Excel in separate closings that are expected to occur through the end of 2014. The financial statements of Star Bulk will reflect the purchase of each Excel Vessel as the purchase of an asset, and therefore the operations of each such Excel Vessel will be reflected in Star Bulk’s financial statements from the date it is transferred to Star Bulk.

The accompanying unaudited pro forma condensed combined financial statements of Star Bulk do not give effect to the offering of the Notes and the use of proceeds therefrom.

The unaudited pro forma condensed combined balance sheet as of June 30, 2014 is presented in thousands of U.S. dollars and gives effect to the Merger, the Pappas Transaction and the Heron Transaction as if such transactions were consummated on June 30, 2014. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2013, and six months ended June 30, 2014, are presented in thousands of U.S. dollars and give effect to the Merger and the Pappas Transaction as if such transactions closed on January 1, 2013.

These unaudited pro forma condensed combined financial statements are being presented for illustrative purposes only and, therefore, are not necessarily indicative of the financial position or results of operations that might have been achieved had the Pro Forma Transactions actually occurred on June 30, 2014 and January 1, 2013, respectively. They are not necessarily indicative of the results of operations or financial position of Star Bulk that may, or may not be expected to occur in the future. The unaudited pro forma condensed combined financial statements do not reflect any special items such as payments pursuant to change-of-control provisions or restructuring and integration costs that may be incurred as a result of the Pro Forma Transactions.

The following unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with Star Bulk’s audited consolidated financial statements and the related notes included in Star Bulk’s Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 21, 2014, Star Bulk’s unaudited interim condensed consolidated financial statements for the six months ended June 30, 2014 (contained in Exhibit 99.1 to the Transaction 6-K ) and in conjunction with Oceanbulk’s audited and unaudited combined financial statements and the related notes included in Exhibit 99.2 to the Transaction 6-K.

The cost of the acquisition of the Oceanbulk Companies and the Pappas Companies has been allocated to the estimated fair values of the identifiable assets and liabilities of the Oceanbulk Companies and the Pappas Companies pursuant to the acquisition method of accounting prescribed by ASC Topic 805, and is based on preliminary estimates of such respective fair values. Therefore, the cost of the business combination and the cost of the Heron Transaction are based on the average closing market price of Star Bulk’s common shares, as determined over a period of two trading days before and two trading days after, and inclusive, of July 11, 2014, (the “Market Price Per Common Share”). Accordingly, the purchase price allocation and resulting pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. As a consequence, the purchase price allocation is preliminary and subject to revision based on the finalization of the balance sheets of Oceanbulk and the Pappas Companies as of July 11, 2014.

STAR BULK CARRIERS CORP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2014

	As of June 30, 2014
	Star Bulk	Oceanbulk	Pappas Companies	Total Adjustments		Pro Forma
	(in thousands of U.S. Dollars, except for share and per share data)
					Note
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,420	$89,793	$849	$(9,000)	2b	$121,062
Restricted cash, current	2,442	191	—	—		2,633
Trade accounts receivable	4,211	5,184	827	—		10,222
Inventories	5,227	5,468	182	—		10,877
Due from managers	81	—	—	—		81
Due from related parties	1,953	29	—	(372)	2c	1,610
Prepaid expenses and other receivables	3,061	1,239	81	—		4,381
Deferred finance charges, net, current	—	712	42	(754)	2b	—

Total Current Assets	56,395	102,616	1,981	(10,126)		150,866

FIXED ASSETS
Advances for vessels under construction and acquisition of vessels	81,794	142,705	14,854	183,603	2i	422,956
Vessels and other fixed assets, net	377,302	315,977	31,038	78,985	2j	803,302

Total Fixed Assets	459,096	458,682	45,892	262,588		1,226,258

OTHER NON-CURRENT ASSETS
Long term Investment	529	—	—	—		529
Convertible loan receivable	—	23,680	—	(23,680)	2h	—
Deferred finance charges, net	1,744	2,104	126	(2,230)	2b	1,744
Restricted cash, non-current	13,370	6,000	—	—		19,370
Fair value of above market acquired time charter	4,829	—	—	1,967	2d	6,796

TOTAL ASSETS	$535,963	593,082	47,999	228,519		1,405,563

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long term debt	$29,250	$17,451	$1,400	$—		$48,101
Accounts payable	8,698	5,783	276	(2,034)		12,723
Due to related parties	1,476	372	529	(372)		2,005
Accrued liabilities	5,591	3,203	391	(1,713)		7,472
Deferred revenue	804	1,120	97	—		2,021
Derivative financial liability	642	3,191	—	(155)	2a	3,678

Total Current Liabilities	46,461	31,120	2,693	(4,274)		76,000

NON-CURRENT LIABILITIES
Long term debt	224,632	170,786	18,600	—	2b	414,018
Derivative liability	86	2,835	—	(143)	2a	2,778
Other non-current liabilities	317	—	—	—		317

TOTAL LIABILITIES	271,496	204,741	21,293	(4,417)		493,113

STOCKHOLDERS’ EQUITY
Preferred Stock;	$—	$—	$—	$—		$—
Common Stock,	295	—	—	541		836
Members’ Capital	—	415,037	—	(415,037)		—
Additional paid in capital	670,446	—	27,120	613,690		1,311,256
Accumulated Other Comprehensive income (loss)	—	(3,454)	—	3,454		—
Accumulated deficit	(406,274)	(23,242)	(414)	30,288		(399,642)

Total Stockholders’ Equity	264,467	388,341	26,706	232,936	2b	912,450

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$535,963	$593,082	$47,999	$228,519		$1,405,563

STAR BULK CARRIERS CORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2014

	Six Months Ended June 30, 2014
	Star Bulk	Oceanbulk	Pappas Companies	Total Adjustments		Pro forma
	(in thousands of U.S. Dollars, except for share and per share data)
					Note		Note
Revenues:
Voyage revenues	$43,064	$29,713	$692	$(583)	2d	$72,886
Management fee income	1,861	—	—	(1,299)	2e	562

	44,925	29,713	692	(1,882)		73,448

Expenses
Voyage expenses	7,721	10,490	(13)	—		18,198
Vessel operating expenses	16,062	11,260	628	—		27,950
Dry docking expenses	1,264	914	—	—		2,178
Depreciation	9,777	5,235	202	2,295	2f	17,509
General and administrative expenses	10,215	5,808	18	(3,747)		12,294
Management fees	—	1,353	—	(1,299)	2e	54
Loss on bad debt	215	—	—	—		215
Other operational loss	94	—	—	—		94
Other operational gain	(407)	—	—	—		(407)

Operating income	(16)	(5,347)	(143)	869		(4,637)

Other Income / (Expenses):
Interest and finance costs	(3,057)	(2,383)	(228)	—		(5,668)
Interest on Members’ Loans		(1,816)		1,816	2g	—
Loss on derivative financial instruments, net	(819)	(1,149)	—	—		(1,968)
Interest and other income	21	(19)	—	—		2

Total other expenses, net	(3,855)	(5,367)	(228)	1,816		(7,634)

Income/ (Loss) Before Equity in Income of Investee	(3,871)	(10,714)	(371)	2,685		(12,271)
Equity in income of investee	1	—	—	—		1

Net Income / (loss)	$(3,870)	$(10,714)	$(371)	$2,685		(12,270)

Earnings / (loss) per share, basic	$(0.13)	$—	$—	$—		$(0.15)

Earnings / (loss) per share, diluted	$(0.13)	$—	$—	$—		$(0.15)

Weighted average number of shares outstanding, basic	28,973,621	—	—	—		83,077,821	2k

Weighted average number of shares outstanding, diluted	28,973,621	—	—	—		83,077,821	2k

STAR BULK CARRIERS CORP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

	Year Ended December 31, 2013
	Star Bulk	Oceanbulk	Pappas Companies	Total Adjustments		Pro Forma
	(in thousands of U.S. Dollars, except for share and per share data)
					Note
Revenues:
Voyage revenues	$68,296	$14,021	$—	$(1,165)	2d	$81,152
Management fee income	1,598	—	—	(660)	2e	938

	69,894	14,021	—	(1,825)		82,090

Expenses
Voyage expenses	7,549	4,017	—	—		11,566
Vessel operating expenses	27,087	6,142	—	—		33,229
Dry docking expenses	3,519	3,248	—	—		6,767
Depreciation	16,061	2,656	—	1,537	2f	20,254
General and administrative expenses	9,910	4,097	14	—		14,021
Management fees	—	660		(660)	2e	—
Loss on sale of vessel	87	—	—	—		87
Other operational loss	1,125	—	—	—		1,125
Other operational gain	(3,787)	—	—	—		(3,787)

Operating income	8,343	(6,799)	(14)	(2,702)		(1,172)

Other Income / (Expenses):
Interest and finance costs	(6,814)	(786)	(30)	—		(7,630)
Interest on Members Loans	—	(1,412)	—	1,412	2g	—
Loss on derivative financial instruments, net	91	(1,423)	—	—		(1,332)
Interest and other income	230	5	—	—		235

Total other expenses, net	(6,493)	(3,616)	(30)	1,412		(8,727)

Income/ (Loss) Before Equity in Income of Investee	1,850	(10,415)	(44)	(1,290)		(9,899)
Equity in income of investee	—	—	—	—		—

Net Income / (loss)	$1,850	$(10,415)	$(44)	$(1,290)		$(9,899)

Preferential Deemed Dividend	—	(705)	—	—		(705)

Net Income / (loss) available to Members	$1,850	$(11,120)	$(44)	$(1,290)		$(10,604)

Earnings / (loss) per share, basic	$0.13	—	—	—		$(0.15)

Earnings / (loss) per share, diluted	$0.13	—	—	—		$(0.15)

Weighted average number of shares outstanding, basic	14,051,344	—	—	—		68,155,544	2k

Weighted average number of shares outstanding, diluted	14,116,389	—	—	—		68,155,544	2k

Note 1—Basis of presentation:

Assumptions

The unaudited pro forma condensed combined balance sheet as of June 30, 2014, is presented in thousands of U.S. dollars and gives effect to the Merger, the Pappas Transaction and the Heron Transaction as if such transactions were consummated on June 30, 2014. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2013 and six months ended June 30, 2014, are presented in thousands of U.S. dollars and give effect to the Merger and the Pappas Transaction as if such transactions closed on January 1, 2013. All of the pro forma adjustments, including those related to the Heron Transaction, made to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income are discussed in Note 2, below.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the combined financial statements are taken into consideration. For example, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses, payments pursuant to change-of-control provisions or integration costs that may be incurred as a result of the Merger.

Only adjustments that are factually supportable and that can be estimated reliably are taken into consideration. For example, the unaudited pro forma condensed combined financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from potential synergies, if any.

The cost of the acquisition of the Oceanbulk and the Pappas Companies has been allocated to the estimated fair values of the identifiable assets and liabilities of Oceanbulk and the Pappas Companies pursuant to the acquisition method of accounting prescribed by ASC Topic 805, and is based on preliminary estimates of such respective fair values. Therefore, the cost of the business combination and the cost of the Heron Transaction are based on the average closing market price of Star Bulk’s common shares, as determined over a period of two trading days before and two trading days after, and inclusive, of July 11, 2014, (the “Market Price Per Common Share”). Accordingly, the purchase price allocation and resulting pro forma adjustments have been made solely for the purpose of preparing these unaudited pro forma condensed combined financial statements. As a consequence, the purchase price allocation is preliminary and subject to revision based on the finalization of the balance sheets of Oceanbulk and the Pappas Companies as of July 11, 2014.

Note 2—Pro forma adjustments related to the Merger Agreement and Pappas Agreement:

a. Preliminary Purchase Price Allocation

Upon the completion of the Merger and the Pappas Transaction, all of the outstanding membership interests of Oceanbulk and all of the membership interests of the Pappas Companies were automatically converted into the right to receive an aggregate of 48,395,766 and 3,592,728, respectively, common shares of Star Bulk, which Star Bulk issued following the completion of the Merger. In addition, at the closing of the Merger, the Company issued and deposited into escrow an aggregate of 2,115,706 common shares, representing a portion of consideration for the acquisition of the two Heron Vessels. The shares issued for the two Heron Vessels were issued into escrow and will be released as described in the Merger Agreement, which is contained in Exhibit 99.3 to the Transaction 6-K.

In accordance with ASC Topic 805, the cost of the acquisition has been allocated to the estimated fair value of the identifiable assets of Oceanbulk and the Pappas Companies pursuant to the acquisition method under ASC Topic 805 “Business Combinations” and is based on preliminary estimates of their respective fair values. The fair value of the share consideration is based on the Market Price Per Common Share of $11.854.

	Oceanbulk Companies	Pappas Entities	Total
	(in thousands of U.S. Dollars)
Preliminary Purchase Consideration				Note
Amount to be paid in Star Bulk common shares	$573,683	$42,588	$616,271	(i)
Total Preliminary Purchase Consideration	573,683	42,588	616,271

Less: Net Assets as of June 30, 2014 adjusted as follows:
Net Assets as of June 30, 2014	$388,341	$26,706	$415,047
Adjustment to write-off of Oceanbulk Companies’ Convertible loan receivable from Heron (Note 2h)	(23,680)	—	(23,680)	(ii)

Adjusted Net Assets	364,661	26,706	391,367

	209,022	15,882	224,904

Allocation of Purchase Consideration to reflect estimated Fair Value
Advances for vessels under construction	$148,723	$9,800	$158,523	(iii)
Vessels	76,273	2,712	78,985	(iii)
Fair value of above market acquired time charter	1,967	—	1,967	Note 2d
Write-off of deferred finance fees	(2,816)	(168)	(2,984)	(v)
Interest Rate Swap as of July 11, 2014	298	—	298	(iv)

	$224,445	$12,344	$236,789

Fair Value of Net Assets	589,106	39,050	628,156

Preliminary Estimated Goodwill/(Gain from Bargain Purchase)	$(15,423)	$3,538	$(11,885)

(i)	The total amount to be paid in Star Bulk’s common shares is calculated based on the number of shares to be issued in the Pro Forma Transactions, as stated above, and the Market Price Per Common Share of $11.854.
(ii)	This amount represents the adjustment of a convertible loan receivable provided to Heron by Oceanbulk, since the total purchase consideration for the Oceanbulk Companies does not include this convertible loan receivable (See Note 2h).
(iii)	The amount indicates the estimated fair value of the vessels and newbuilding contracts of the Oceanbulk Companies and the Pappas Companies as quoted by independent vessel appraisers as of June 23, 2014, which, according to a third party appraiser and based on then current market trends would not be materially different from the values on July 11, 2014.
(iv)	The amount represents the market value of the Oceanbulk Companies’ interest rate swap agreement as of July 11, 2014.
(v)	Deferred financing fees relating to existing loan agreements were written off as part of the purchase price allocation.

Based on the aforementioned assumptions and adjustments and the preliminary allocation of the purchase price, the Company estimates that the Pro Forma Transactions will result in a gain from bargain purchase of $11,885. This gain from bargain purchase is based on the excess of the estimated fair value of the net assets acquired of $628,156 in the Pro Forma Transactions over the aggregate purchase consideration of $616,271. The gain from bargain purchase is primarily attributable to the estimations made under the Merger Agreement and agreement governing the Pappas Transaction of the value of the assets included in those agreements and the subsequent stability or slightly declined market value of dry bulk vessels since the signing of the agreements. This relative stability of the market for dry bulk vessels along with the simultaneous decline in stock prices for most U.S. listed shipping companies, including Star Bulk, which have decreased by a greater amount than their net asset values, has resulted in the gain from bargain purchase of $11,885.

b. Cash, Deferred Finance Charges, Long-Term Debt, and Stockholders Equity

	Deferred Revenue / (Credited Revenue)
			Long Term Debt
	Cash and cash equivalents	Deferred finance charges, net	Current portion	Long term	Stockholders’ equity
	(in thousands of U.S. dollars)
As per Star Bulk unaudited balance sheet as of June 30, 2014	$39,420	$1,744	$(29,250)	$(224,632)	$(264,467)
As per Oceanbulk Companies unaudited balance sheet as of June 30, 2014	89,793	2,816	(17,451)	(170,786)	(388,341)
As per Pappas Companies unaudited balance sheet as of June 30, 2014	849	168	(1,400)	(18,600)	(26,706)

Pro forma adjustments:
Estimated transaction costs	(9,000)	—	—	—	9,000
Reversal of historically recognized transaction costs					(3,747)
Write-off of deferred financing fees as part of the purchase price allocation exercise	—	(2,984)	—	—	—
Reflects the consideration to be settled in Star Bulk’s common shares which will be held in escrow for Heron Vessels(1)	—	—	—	—	(25,080)
Reflects the consideration to be settled in Star Bulk’s common shares for the acquisition of Oceanbulk and Pappas Companies(2)	—	—	—	—	(616,271)
Reversal of Oceanbulk Companies net assets as of June 30, 2014	—	—	—	—	388,341
Reversal of Pappas Companies net assets as of June 30, 2014	—	—	—	—	26,706
Gain from bargain purchase	—	—	—	—	(11,885)

	$(9,000)	$(2,984)	$0	$0	$(232,936)

Unaudited pro forma amounts as of June 30, 2014	$121,062	$1,744	$(48,101)	$(414,018)	$(912,450)

(1)	This amount is calculated based on the 2,115,706 Star Bulk common shares issued at the Market Price Per Common Share of $11.854, for the acquisition of the Heron Vessels. Such common shares were deposited into escrow. Refer to Note 2h below.
(2)	This amount is calculated based on the 51,988,494 Star Bulk common shares issued at the Market Price Per Common Share of $11.854, for the acquisition of Oceanbulk and the Pappas Companies.

c. Due from related parties / Due to related parties

All intercompany balances arising from the management of Oceanbulk vessels from Star Bulk are eliminated.

d. Fair value of above market acquired time charters

The amount relates to assets arising from the fair value of Oceanbulk’s long-term time charter contracts (“Charters Assumed”) at above market terms to be assumed by Star Bulk upon consummation of the Transactions. Fair value is determined by reference to market data. The preliminary estimated amounts reflected as an asset in the unaudited pro forma condensed combined balance sheet are based on the difference between the current fair value of charters with similar characteristics as the Charters Assumed and the net present value of future contractual cash flows from the Charters Assumed. The respective assets are amortized as a reduction of revenue over the period of the charters assumed. The remaining useful life of the Charters Assumed is two years. This reduction for the twelve months ended December 31, 2013, and six months ended June 30, 2014, was $1,165 and $583, respectively.

e. Management fee income/ Management fees

All intercompany revenues and expenses arising from Star Bulk’s management of Oceanbulk’s vessels are eliminated.

f. Depreciation

To record increased depreciation of vessels based on the preliminary fair values assigned to the vessels using Star Bulk’s estimated useful life of 25 years and net of adjustment of scrap value price of $200 per ton in line with Star Bulk’s accounting policy.

g. Interest on Members’ Loans

Interest expense with respect to the Members’ Loans is eliminated as a result of the conversion of the Members’ Loans into equity as if it had occurred on January 1, 2013.

h. Convertible loan receivable and acquisition of Heron Vessels

Reflects the assumption by Star Bulk (through its acquisition of Oceanbulk) of an outstanding loan receivable that is convertible into 50% of the equity interests of Heron. Pursuant to the Merger Agreement, Star Bulk issued 2,115,706 of its common shares into escrow. The escrowed common shares will be released to the Sellers at the time Heron distributes its vessels to its equity holders, whereupon the two Heron Vessels will be transferred to Star Bulk, and Star Bulk expects to pay $25,000 in cash, in respect of debt that is currently secured by the Heron Vessels. We are currently in negotiations for financing of the $25,000 cash payment. The completion of this transaction will ultimately result in a decrease in the convertible loan receivable and an increase in vessels and other fixed assets, net. Based on the provisions of the Merger Agreement, Star Bulk expects that the transfer of the two Heron Vessels will be completed within the second half of 2014, with the following key milestones occurring after the closing of the Merger:

•	Star Bulk will exercise its option to convert the convertible loan into a 50% equity interest in Heron, and the Oceanbulk Sellers will remain as ultimate beneficial owners of Heron, until Heron is dissolved.

•	The two Heron Vessels will be distributed to Star Bulk from Heron. Upon such distribution, Star Bulk will instruct the escrow agent to release the 2,115,706 common shares held in Escrow and to disburse $25,000 in cash to the former owners of Oceanbulk. Star Bulk expects that the $25,000 cash payment will be financed by a debt facility.

•	Giving effect to all of the above transactions by the end of the second half of 2014, Star Bulk will have acquired:

a)	The two Heron Vessels in exchange for 2,115,706 common shares and $25,000 in cash; and

b)	50% of the equity capital of Heron. This investment is estimated to have zero value for Starbulk since the $5,000 in cash that will be retained by Heron will be used to satisfy future liabilities. Heron will have no vessels or other operating expenses.

•	Heron will be liquidated, and any remaining cash will be distributed to Star Bulk and further transferred to the former owners of Oceanbulk as per the Merger Agreement.

Based on the above expected sequence of events, Star Bulk assessed that after the completion of the aforementioned events and prior to the final liquidation of Heron, the accounting effect on its financial position will be:

•	Star Bulk will have acquired the two Heron Vessels for a total consideration of 2,115,706 common shares and $25,000 in cash;

•	Under the Merger Agreement, Star Bulk has agreed to incur new debt of $25,000 to finance the $25,000 cash payment in respect of the two Heron Vessels; and

•	Star Bulk will also own the 50% of the equity capital of Heron, and per the provisions of the Merger Agreement, any cash left after the final liquidation of Heron will be transferred to the former owners of Oceanbulk, and Star Bulk will have no economic benefit from the Heron liquidation process.

Consequently for the purposes of preparation of these unaudited pro forma condensed combined financial statements and the allocation of the purchase price in the Pro Forma Transactions, Star Bulk has elected to make the following pro forma adjustments to reflect:

•	the acquisition by Star Bulk of the two Heron Vessels; and

•	the conversion of the $23,680 outstanding convertible loan into a 50% equity interest in Heron, for which based on the sequence of events stated above Star Bulk estimates has a fair value equal to $0, as no economic benefit will be provided to Star Bulk from the process described above.

i. Advances for vessels under construction and acquisition of vessels

The pro forma adjustments to Advances for vessels under construction and acquisition of vessels are as follows:

Pro forma adjustment to reflect fair values of Advances for vessels under construction	$158,523	Note 2a
Advances for Heron Vessels paid in common shares held in escrow	25,080	Note 2a

	$183,603

j. Vessels and other fixed assets, net

Reflects the write-up of the carrying values of the vessels acquired to their respective fair market values. See Note 2a.

k. Pro forma weighted average number of shares outstanding, basic and diluted

Pro forma weighted average number of shares outstanding, basic and diluted for the six months ended June 30, 2014 and for the year ended December 31, 2013, includes (i) 51,988,494 Star Bulk common shares to be issued upon the consummation of the Merger and the Pappas Transaction and (ii) 2,115,706 common shares to be issued and will be held in escrow pending the transfer of the Heron Vessels from Heron.

Pro forma weighted average number of shares outstanding, diluted for the year ended December 31, 2013, does not include the dilutive effect of 65,045 non vested issuable under Star Bulk’s equity incentive plan which was included in the historical year ended December 31, 2013, since the pro forma result is net loss and therefore their effect would be anti-dilutive.

MANAGEMENT

Our directors and executive officers are as follows:

Name	Age	Position

Petros Pappas	61	Chief Executive Officer and Director

Spyros Capralos	59	Chairman

Hamish Norton	55	President

Simos Spyrou	39	Co-Chief Financial Officer

Christos Begleris	33	Co-Chief Financial Officer

Nicos Rescos	42	Chief Operating Officer

Zenon Kleopas	59	EVP—Technical & Operations

Tom Søfteland	53	Director

Koert Erhardt	56	Director

Roger Schmitz	32	Director

Rajath Shourie	40	Director

Emily Stephens	39	Director

Renée Kemp	35	Director

Stelios Zavvos	60	Director

Petros Pappas, Chief Executive Officer and Director

Petros Pappas serves as our CEO and as a director on our board of directors (the “Board”). Mr. Pappas served from our inception up to July 2014 as our non-executive Chairman of the Board. He served as a member of Star Maritime’s board of directors since its inception. Throughout his career as a principal and manager in the shipping industry, Mr. Pappas has been involved in over 260 vessel acquisitions and disposals. In 1989, he founded Oceanbulk Maritime S.A., a dry cargo shipping company that has operated managed vessels aggregating as much as 1.6 million deadweight tons of cargo capacity. He also founded the Oceanbulk Group of affiliated companies, which are involved in the service sectors of the shipping industry. Additionally, Mr. Pappas ranked among the top 25 Greek ship owners (by number of ocean going vessels) as evaluated by the U.S. Department of Commerce’s 2004 report on the Greek shipping industry. Mr. Pappas has been a Director of the UK Defense Club, a leading insurance provider of legal defense services in the shipping industry worldwide, since January 2002, and is a member of the Union of Greek Ship owners (UGS). Mr. Pappas received his B.A. in Economics and his MBA from The University of Michigan, Ann Arbor.

Spyros Capralos, Chairman

Spyros Capralos serves as our Chairman. Mr. Capralos served from February 7, 2011 up to July 2014 as our Chief Executive Officer, President and director. From October 2004 to October 2010, Mr. Capralos served as Chairman of the Athens Exchange and Chief Executive Officer of the Hellenic Exchanges Group and was the President of the Federation of European Securities Exchanges. He was formerly Vice Chairman of the National Bank of Greece, Vice Chairman of Bulgarian Post Bank, Managing Director of the Bank of Athens and has ten years of banking experience with Bankers Trust Company (now Deutsche Bank) in Paris, New York, Athens, Milan and London. He is the current President of the Hellenic Olympic Committee and served as Secretary General of the Athens 2004 Olympics Games and Executive Director and Deputy Chief Operating Officer of the Organizing Committee for the Athens 2004 Olympic Games. He studied Economics at the University of Athens and earned his Master Degree in Business Administration from INSEAD University in France.

Hamish Norton, President

Hamish Norton serves as our President. He was previously the Head of Corporate Development and Chief Financial Officer of Oceanbulk Maritime S.A. Prior to joining Oceanbulk Maritime, from 2007 through 2012, Mr. Norton was a Managing Director and the Global Head of the Maritime Group at Jefferies & Company, Inc., and from 2003 to 2007, he was head of the shipping practice at Bear, Stearns. Mr. Norton is notable for creating Nordic American Tankers Ltd. and Knightsbridge Tankers Ltd., the first two high dividend yield shipping companies, and has advised on numerous capital markets and mergers and acquisitions transactions by shipping companies. From 1984-1999 he worked at Lazard Frères & Co.; from 1995 onward as general partner and head of shipping. Mr. Norton received an A.B. in Physics from Harvard and a Ph. D. in Physics from University of Chicago.

Simos Spyrou, Co-Chief Financial Officer

Simos Spyrou serves as our Co-Chief Financial Officer. Mr. Spyrou joined us as Deputy Chief Financial Officer in 2011, and was appointed Chief Financial Officer in September 2011. From 1997 to 2011, Mr. Spyrou worked at the Hellenic Exchanges (HELEX) Group, the public company which operates the Greek equities and derivatives exchange, the clearing house and the central securities depository. From 2005 to 2011, Mr. Spyrou held the position of Director of Strategic Planning, Communication and Investor Relations at the Hellenic Exchanges Group and he also served as a member of the Strategic Planning Committee of its Board of Directors. From 1997 to 2002, Mr. Spyrou was responsible for financial analysis at the research and technology arm of the Hellenic Exchanges Group. Mr. Spyrou attended the University of Oxford, receiving a degree in Mechanical Engineering and an MSc in Engineering, Economics & Management, specializing in finance. Following the completion of his studies at Oxford, he obtained a post graduate degree in Banking and Finance, from Athens University of Economics & Business.

Christos Begleris, Co-Chief Financial Officer

Christos Begleris serves as our Co-Chief Financial Officer. He served as Deputy Chief Financial Officer of Oceanbulk Maritime since March 2013. He has been involved in the shipping industry since 2008, as deputy to the Chief Financial Officer of Thenamaris (Ships Management) Inc. Mr. Begleris has considerable banking and capital markets experience, having executed more than $9.0 billion of acquisitions and financings in the corporate finance and fixed income groups of Lehman Brothers and the principal investments group of London & Regional Properties. Mr. Begleris received an M.Eng. in Mechanical Engineering from Imperial College, London, and an MBA from Harvard Business School.

Nicos Rescos, Chief Operating Officer

Nicos Rescos serves as our Chief Operating Officer. He was the Chief Operating Officer of Oceanbulk Maritime S.A. since April 2010. Mr. Rescos has been involved in the shipping industry since 1993 and has strong expertise in the dry bulk, container and product tanker markets. From 2007 to 2009, Mr. Rescos worked with a family fund in Greece investing in dry bulk vessels and product tankers. From 2000 to 2007, Mr. Rescos served as the Commercial Manager of Goldenport Holdings Inc. where he was responsible for the acquisition of 35 dry bulk and container vessels and initiated the company’s entry in the product tankers arena through an innovative joint venture with a major commodity trading company. He received a BSc in Management Sciences from The University of Manchester Institute of Science and Technology (UMIST) and an MSc in Shipping Trade and Finance from the City University Business School.

Zenon Kleopas, Executive Vice President-Technical Operations

Zenon Kleopas serves as our Executive Vice President-Technical Operations. Mr. Kleopas joined us in July 2011 as Chief Operating Officer and has over 30 years of experience in the shipping industry. He was actively involved in the acquisition of our initial fleet in 2007 and 2008. He has extensive experience in ship operations and supervising ship management through his continuous employment in Shipping Companies in the U.K. and Greece since 1980. Mr. Kleopas has worked for various shipping companies, including Victoria Steamship Co Ltd. (London), Marship Corporation (renamed Marship Services Inc), Astron Maritime SA, Combine Marine Inc. and Oceanbulk Maritime SA. Before joining us, Mr. Kleopas was the general manager of Combine Marine Inc. and the managing director of Oceanbulk Maritime SA. Mr. Kleopas received a B.Sc. degree in 1978 and a M.Sc. degree in 1980 from Glasgow University, both in Naval Architecture & Ocean Engineering. He is a member of the Technical Chamber of Greece, the Royal Institution of Naval Architects (UK), the Marine Technical Managers’ Association of Greece and the Hellenic Technical Committee of classification society RINA.

Tom Søfteland, Director

Tom Søfteland serves and has served since our inception as a member of our board of directors and as chairman of the audit committee. He served as a member of Star Maritime’s board of directors since its inception. During 1982 – 1990 he served in different positions within Odfjell Chemical Tankers, including operations, chartering and project activities. In August 1990 he joined the shipping department of IS Bank ASA and in 1992 he became the general manager of the shipping, oil & offshore department. In 1994 he was promoted to Deputy CEO of the bank. During the fourth quarter of 1996, Mr. Søfteland founded Capital Partners A.S. of Bergen, Norway, a financial services firm which specialized in shipping, oil & off-shore finance, investment bank and asset management services. He held the position as CEO until he resigned in June of 2007. As from second half of 2007 and until today, Mr. Søfteland runs his own investment company, Styled Spinnaker AS, based in Norway. He has also joined several private and public companies both shipping and non shipping, based in London, New York, Bergen, Athens and Singapore, as an investor, chairman or director such as EGD Holding AS, SeaSeaShipping Ltd, Tailwind Group and Stream Tankers AS. Mr. Søfteland received his B.Sc. in Economics from the Norwegian School of Business and Administration (NHH).

Koert Erhardt, Director

Koert Erhardt serves and has served since our inception as a member of our Board. He is currently the Managing Director of Augustea Bunge Maritime Ltd. of Malta. From September 2004 to December 2004, he served as the Chief Executive Officer and a member of the Board of CC Maritime S.A.M., an affiliate of the Coeclerici Group, an international conglomerate whose businesses include shipping and transoceanic transportation of drybulk materials. From 1998 to September 2004, he served as General Manager of Coeclerici Armatori S.p.A. and Coeclerici Logistics S.p.A., affiliates of the Coeclerici Group, where he created a shipping pool that commercially managed over 130 vessels with a carrying volume of 72 million tons and developed the use of the Freight Forward Agreement trading, which acts as a financial hedging mechanism for the pool. From 1994 to 1998, he served as the General Manager of Bulk Italia, a prominent shipping company which at the time owned and operated over 40 vessels. From 1990 to 1994, Mr. Erhardt served in various positions with Bulk Italia. From 1988 to 1990, he was the Managing Director and Chief Operating Officer of Nedlloyd Drybulk, the drybulk arm of the Nedlloyd Group, an international conglomerate whose interests include container ship liner services, tankers, oil drilling rigs and ship brokering. Mr. Erhardt received his Diploma in Maritime Economics and Logistics from Hogere Havenen Vervoersschool (now Erasmus University), Rotterdam, and successfully completed the International Executive Program at INSEAD, Fontainebleau, France. Mr. Erhardt has also studied at the London School of Foreign Trade.

Roger Schmitz, Director

Roger Schmitz serves and has served since July 25, 2013 as a member of our Board. Mr. Schmitz is a Senior Investment Professional for Monarch Alternative Capital LP, where he is responsible for analyzing investments and potential investments in a wide variety of corporate and sovereign situations, both domestically and internationally. Prior to joining Monarch in 2006, Mr. Schmitz was an Analyst in the Financial Sponsors Group at Credit Suisse, where he focused on leverage finance. Mr. Schmitz received an A.B., cum laude, in economics from Bowdoin College.

Rajath Shourie, Director

Rajath Shourie serves as a member of our Board. Mr. Shourie joined Oaktree in 2002 and currently serves as Managing Director and co-Portfolio Manager of the firm’s Opportunities Group. Prior to joining Oaktree, he worked in the Principal Investment Area at Goldman, Sachs & Co., and at McKinsey & Co., a consulting firm. At Oaktree, Mr. Shourie has been responsible for distressed debt and private equity investments in a wide range of industries including financial services, automotive, aviation, real estate and shipping. His current board memberships include homebuilder Taylor Morrison (NYSE: TMHC), television broadcaster Nine Entertainment Co. (ASX: NEC) and a number of private companies. Mr. Shourie holds a B.A. in Economics from Harvard College and an M.B.A. from Harvard Business School.

Emily Stephens, Director

Emily Stephens serves as a member of our Board. Ms. Stephens joined Oaktree in 2006 and currently serves as a Managing Director in the firm’s Opportunities Group. Prior to joining Oaktree, Ms. Stephens served as a Vice President and Associate General Counsel at Trust Company of the West. Prior to that, Ms. Stephens spent five years as a Corporate Associate at Munger, Tolles & Olson LLP. Ms. Stephens holds a B.A. in Government from Dartmouth College and a J.D. from The University of Texas School of Law.

Renée Kemp, Director

Renée Kemp serves as a member of our Board. Ms. Kemp joined Oaktree in 2012 and currently serves as Vice President, Legal. Prior to joining Oaktree, Ms. Kemp spent six years as a Solicitor in the corporate finance department of the London law firm, Charles Russell LLP. She undertook a secondment in 2008 with the legal department of Novator Partners LLP, an FSA regulated fund manager in London. Ms. Kemp received a First Class Bachelor of Laws degree with Honours from James Cook University in Queensland, and qualified as a solicitor in Australia in 2005. She re-qualified as a solicitor in England and Wales in 2008.

Stelios Zavvos, Director

Stelios Zavvos serves as a member of our Board. Mr. Zavvos is the Founder and CEO of Zeus Private Equity Group, which engages in the investment and development of large scale projects throughout Southeastern Europe, Turkey and the United States. Mr. Zavvos was also Founder and CEO of Continental American Capital, an investment group which focused on real estate investment and financing in the United States. He is the Founder and President of the Harvard Business School Club of Greece, Chairman of Solidarity Net Foundation, a Member of the European Council on Foreign Relations, as well as a Member of International Crisis Group’s International Advisory Council. He holds an MBA from Harvard Business School and a MSc in Civil Engineering from Polytechnic University of Athens.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of certain of our relationships and related party transactions resulting from the July 2014 Transactions and the Excel Transactions. In addition, you should refer to the section entitled “Major Stockholders and Related Party Transactions” in the 2013 20-F, for an overview of our other related party transactions.

Provision of certain guarantees by Oceanbulk Maritime

Oceanbulk Maritime, which is controlled by certain immediate family members of the Company’s Chief Executive Officer, Mr. Petros Pappas, has provided performance guarantees under the bareboat charter agreements of HN 1061, HN 1062, HN 1063 and HN 1064, which are four vessels being built in the New Yangzijiang shipyard. All of the performance guarantees described above have been counter-guaranteed by Oceanbulk Carriers LLC.

Oceanbulk Maritime has also provided performance guarantees under the shipbuilding contracts for HN 214-HMU (tbn Leviathan), HN 5017-JMU, HN 5055-JMU and HN 5056-JMU, which are four vessels being built at JMU, HN 213-JMU (tbn Peloreus), which was built at JMU and delivered to the Company on July 22, 2014, and HN NE164-NACKS (tbn Honey Badger), HN NE165-NACKS, HN NE166-NACKS, HN NE167-NACKS and HN NE184-NACKS, which are five vessels being built at NACKS. All of the performance guarantees described above have been counter-guaranteed by Oceanbulk Shipping LLC. Following the completion of the Merger in July 2014, on September 20, 2014, we replaced Oceanbulk Shipping LLC in providing these counter-guarantees.

Vessel Purchase from MaidenVoyage LLC

In August 2013, Oceanbulk purchased a Supramax dry bulk carrier, Maiden Voyage, from Maiden Voyage LLC, which was a company controlled by certain immediate family members of our Chief Executive Officer, Mr. Petros Pappas, and Oaktree. The purchase price was $27.3 million.

Profits Interest

Pursuant to an agreement (the “Profits Interest Agreement”) among affiliates of Oaktree, Oceanbulk Maritime, Oceanbulk Carriers, Oceanbulk Shipping and Messrs. Petros Pappas and Hamish Norton, Messrs. Pappas and Norton are eligible for a share of the profits of Oaktree, subject to Oaktree and its affiliates achieving certain internal rate of return and capital multiples on their original investment in Oceanbulk. This award will be payable only by affiliates of Oaktree and not by Oceanbulk. As of June 30, 2014, March 31, 2014 and December 31, 2013, no awards had vested, and no payments had yet been made under the Profits Interest Agreement.

Registration Rights Agreement

For a description of this agreement, see “Description of the Registration Rights Agreement” in Exhibit 99.3 to the Transaction 6-K.

Oaktree Shareholders Agreement

For a description of this agreement, see “Description of the Oaktree Shareholders Agreement” in Exhibit 99.3 to the Transaction 6-K.

Pappas Shareholders Agreement

For a description of this agreement, see “Description of the Pappas Shareholders Agreement” in Exhibit 99.3 to the Transaction 6-K.

Termination Agreement

Pursuant to a termination agreement between us and Mr. Spyros Capralos, our former Chief Executive Officer and current Non-Executive Chairman, dated July 31, 2014, we agreed to a severance payment of 168,842 common shares and an amount of €664,000 in cash.

Transactions with Excel Maritime Carriers Ltd. and Associated Transactions

On August 19, 2014, we entered into definitive agreements relating to the acquisition of 34 dry bulk carrier vessels (the “Excel Vessels”) from Excel Maritime Carriers, Ltd. (“Excel”) for an aggregate of 29,917,312 common shares (the “Excel Vessel Share Consideration”) and $288.4 million in cash (collectively, the “Excel Transactions”). The Excel Vessels will be transferred to us in a series of closings, on a vessel-by-vessel basis, in general upon reaching port after their current voyages and cargoes are discharged. In the case of three Excel Vessels (Christine (tbn Star Martha), Sandra (tbn Star Pauline) and Lowlands Beilun (tbn Star Despoina)), which are being transferred subject to existing charters, we will receive the outstanding equity interests of the vessel-owning subsidiaries that own those Excel Vessels (although no liabilities of such vessel-owning subsidiaries will be transferred). We expect to complete all of the Excel Vessel closings by the end of 2014. As of October 21, 2014, 14 of the Excel Vessels had already been transferred to us.

Entities affiliated with Oaktree (the “Oaktree Excel Investors”) and entities affiliated with Angelo, Gordon & Co. (the “Angelo, Gordon Excel Investors”) are holders of 46.7% and 23.6%, respectively, of the outstanding equity of Excel. The Excel Transactions were approved by the disinterested members of our board of directors, based upon the recommendation of a transaction committee of disinterested directors, which considered the Excel Transactions on our behalf in coordination with its management team. The total consideration was determined based on the average of three vessel appraisals by independent vessel appraisers.

At the transfer of each Excel Vessel, we will pay the cash and share consideration for such Excel Vessel to Excel. Excel will use the cash consideration, together with borrowings under a new $231.0 million secured bridge loan facility (the “Excel Vessel Bridge Facility) extended to us by entities affiliated with Oaktree and entities affiliated with Angelo, Gordon & Co. to cause an amount of outstanding indebtedness under its senior secured credit agreement to be repaid, such that all liens and obligations with respect to the transferred Excel Vessel (or vessel-owning subsidiary) are released upon the transfer to us. We have been informed that Excel expects to distribute the Excel Vessel Share Consideration to its equityholders, including the Oaktree Excel Investors and the Angelo, Gordon Excel Investors.

In connection with the foregoing transactions, we entered into an amendment to the Registration Rights Agreement to provide holders of the Excel Vessel Share Consideration with certain customary demand, shelf and piggyback registration rights.

The Excel Vessel Bridge Facility

We expect to use cash on hand, together with borrowings under the new $231.0 million Excel Vessel Bridge Facility extended to us by entities affiliated with Oaktree and entities affiliated with Angelo, Gordon & Co. to fund the cash consideration for the Excel Vessels.

Unity Holding LLC, a direct subsidiary of ours, is the borrower under the Excel Vessel Bridge Facility, and each individual vessel-owning subsidiary will be a guarantor. The Excel Vessel Bridge Facility matures on February 28, 2016, with mandatory prepayments of $6.0 million each due in March, June and September 2015. Outstanding amounts under the Excel Vessel Bridge Facility bear interest at a rate equal to LIBOR (based on the length of the interest period) plus an applicable margin of 5.00% through February 28, 2015 and 6.00% (thereafter).

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Star Bulk Carriers Corp., the issuer of the Notes, and not to any of its Subsidiaries.

General

The Notes will be issued under an indenture to be dated as of November 6, 2014 (the “Base Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of November 6, 2014, between us and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes will initially be limited to $50,000,000 in aggregate principal amount (or $57,500,000 if the underwriters exercise their option to purchase Additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number than the Notes. No Additional Notes may be issued if an Event of Default (as defined herein) has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no Default (as defined herein) or Event of Default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into commercial loans or bank debt, whether secured or unsecured, including without limitation, such debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on November 15, 2019 and will bear interest at an annual rate of 8.00% per year.

Interest on the Notes will accrue from and including November 6, 2014, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2015, to holders of record at the close of business on the February 1, May 1, August 1 or November 1 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.”

As of October 21, 2014, the Company had outstanding indebtedness of $602.1 million. In addition, as of October 21, 2014, the Company had obtained commitments for $530.2 million of additional secured debt and other vessel financing to finance its newbuilding program. Furthermore, as of October 21, 2014, the Company has a further $144.2 million available under the $231.0 million Excel Vessel Bridge Facility to fund, in part, its purchases of the remaining 20 Excel Vessels and has obtained commitments for $30.0 million and $27.5 million under the Excel Vessel CiT Facility and the DVB facility described in “Recent Developments” section, for the financing of certain other Excel Vessels. The Company expects to fully draw such available amount to complete such purchases by the end of 2014.

Listing

We have applied to list the Notes on the Nasdaq Global Select Market under the symbol “SBLKL.” We expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Optional Redemption

Except as described below and under “—Optional Redemption for Changes in Withholding Taxes,” the Notes will not be redeemable by us at our option prior to November 15, 2016.

The Notes will be redeemable at our option, in whole or in part, at any time on or after November 15, 2016 upon providing not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but not including, the date fixed for redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Notwithstanding the foregoing, at any time prior to November 15, 2016, we may also redeem the Notes, in whole or in part from time to time, at our option, upon not less than 30 and not more than 60 days’ notice (provided that notice of a redemption in connection with a satisfaction and discharge may be given more than 60 days prior to the redemption date), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, to (but not including) the date of redemption.

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices, in tender or exchange offers or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be provided at least 30 days but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed, which notice shall be provided by first-class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the registrar (or otherwise delivered in accordance with applicable DTC procedures). We will, at least 2 business days prior to the publication or sending of any notice of redemption of any Notes as described under this heading, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest; the amount of Additional Amounts (as defined below), if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed; if less than all of the Notes are to be redeemed, the aggregate principal amount of Notes to be outstanding after such redemption; and that the Notes called for redemption will become due on the date fixed for redemption.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a domiciliary, citizen, resident or national thereof, (ii) being or having been engaged in a trade or business therein, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment therein, (v) being or having been physically present therein, or (vi) otherwise having or having had some connection with the Specified Tax Jurisdiction (other than, in each case, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)	any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company (but only if such holder or beneficial owner can do so without undue hardship) any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 30 days of a written request therefor by the Company;

(5)	any Taxes that would not have been so imposed but for the holder having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)	any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is (i) a fiduciary, a partnership, a limited liability company or other fiscally transparent entity, or (ii) a person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a partner or a member of such partnership, limited liability company or other fiscally transparent entity or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the direct holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(8)	any Taxes imposed under FATCA (as defined below); or

(9)	any combination of items (1) through (8) above.

For purposes of this section, FATCA shall mean Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Company may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Company determines in good faith that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)	a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of the Indenture; or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least two business days before the Company provides notice of redemption of the Notes as described above under “Notice of Redemption,” the Company will deliver to the Trustee and paying agent (a) an officers’ certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Company has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. The Company shall not permit Net Borrowings (calculated on a Pro Forma basis) to equal or exceed 70% of Total Assets (calculated on a Pro Forma basis).

(b) Limitation on Minimum Tangible Net Worth. The Company shall ensure that Tangible Net Worth, calculated on a Pro Forma basis) exceeds five hundred million dollars (US$500,000,000).

(c) Reports. Following any Cross Default (as defined below), the Company shall promptly notify the Trustee of the occurrence of such Cross Default.

(d) Restricted Payments. If (i) an Event of Default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an Event of Default (a “Default”) has occurred and is continuing, (ii) an Event of Default or a Default would result therefrom, (iii) the Company is not in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, or (iv) any payment of dividends or any form of distribution or return of capital by the Company or a Subsidiary would result in the Company not being in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Tangible Net Worth” in “Certain Covenants” hereof, then neither the Company nor any Subsidiary shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company (other than the Company or a Wholly-Owned Subsidiary of the Company), or repay any loans that are subordinated in right of payment to the Notes to its equity holders (other than the Company or a Wholly-Owned Subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(e) Line of Business. The Company will not, and will not permit any of its Subsidiaries (other than an Immaterial Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries, taken as a whole, it being understood that the Company and its Subsidiaries shall be deemed to be in compliance with the foregoing covenant if the Company or any of its Subsidiaries acquire another Person that is primarily engaged in Permitted Businesses or acquire business operations that primarily consist of Permitted Businesses and continue to operate such acquired Person’s operations or such acquired business operations, as the case may be.

(f) Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s or such Subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company or a Subsidiary receives, consideration at the time of such Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Subsidiary shall apply all such Net Proceeds to:

(1)	repay or prepay indebtedness under any Credit Facility or other Vessel financing secured by a lien on assets of the Company or any Subsidiary (including, without limitation, any bareboat charter or similar arrangement);

(2)	acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a Subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to Subsidiaries of the Company existing on the date of this prospectus;

(3)	make a capital expenditure (including, without limitation, making any payments with respect to dry docking of Vessels or under newbuilding contracts, bareboat charters, charters-in or other Vessel acquisition agreements);

(4)	acquire other assets that are not classified as current assets under US GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(5)	repay unsecured senior indebtedness of the Company or any Subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and

(6)	any combination of the transactions permitted by the foregoing clauses (1) through (5),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Change of Control Permits Holders to Require us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” and not by the provisions of this “—Limitation on Asset Sales.”

A (1) binding contract to apply Net Proceeds in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale (as defined below) occurs at any time, the Company must, within 30 days after receipt of Net Proceeds of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date (as defined below), subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of the Company’s Limited Permitted Asset Sale notice as described below. Any Notes purchased by the Company will be paid for in cash. See “—Offer to Purchase.”

The determination as to whether Fair Market Value has been received in an Asset Sale and whether an Asset Sale constitutes a Permitted Asset Sale or Limited Permitted Asset Sale shall be made as of the time the agreement for such Asset Sale is entered into.

(h) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that, in the course of the performance by the signing Officers of their duties as Officers, they would normally have knowledge of any default by the Company in the performance of any of its obligations in the Indenture, and a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company is not in Default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto). The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any Event of Default described under “—Events of Default” and any event of which it becomes aware that with the giving of notice or the lapse of time would become such an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Applicable Premium” means, with respect to the applicable principal amount of Notes on any applicable redemption date or date of deposit, the greater of:

(1) 1.0% of the then outstanding principal amount of such Notes; and

(2) the excess, if any, of:

(a) the present value at such redemption date or date of deposit of (i) the redemption price of such Notes at November 15, 2016 (such redemption price being set forth above under the heading “Optional Redemption”) plus (ii) all required interest payments due on the Notes through November 15, 2016 (excluding accrued but unpaid interest) had such Notes been redeemed on such date, computed using a discount rate equal to the Treasury Rate as of such redemption date or date of deposit plus 50 basis points; over

(b) the then outstanding principal amount of such Notes.

“Cash and Cash Equivalents” means the Company’s cash and cash equivalents, excluding any cash that is classified as current or non-current restricted cash as determined in accordance with US GAAP.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, any debt or commercial paper facilities or debt securities with banks or other lenders providing for revolving loans, term loans, letters of credit or other borrowings or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with US GAAP.

“Cross Default” means the occurrence, with respect to any debt of the Company or any Subsidiary (other than debt owed to the Company or any Subsidiary) having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons, of (i) an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within any applicable grace period.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a principal financial officer or principal accounting officer of the Company; provided that such determination shall be made by the Board of Directors of the Company (or committee thereof to which the Board of Directors has delegated its authority) in the case of any asset or property whose Fair Market Value is in excess of $25.0 million.

“Immaterial Subsidiary” means any Subsidiary the net book value of whose assets or revenues is not in excess of 10% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company and its Subsidiaries as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10% of the consolidated Total Assets of the Company and its Subsidiaries or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10% of the consolidated vessel revenue of the Company and its Subsidiaries, in each case as set out in the annual audited consolidated financial statements of the Company and its Subsidiaries for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “—Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale (taken together with the value of any non-cash consideration) represent consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted.

“Net Borrowings” means the aggregate of the following, without duplication, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available:

(a) Total Borrowings; less

(b) Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of the cancellation or assumption by the purchaser of indebtedness or other obligations in relation to such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets or property established in accordance with US GAAP and any reserve in accordance with US GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Permitted Asset Sale” means:

(1) any Asset Sale of any of the Company’s or its Subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets subject to such Asset Sales described in this clause (1) during any fiscal year may be up to (and including) 25% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or a Subsidiary receives, consideration at least equal to the Fair Market Value of the assets subject to such Asset Sale;

(2) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the Board of Directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this paragraph during any fiscal year may not exceed 10% of the aggregate Fair Market Value of all of the Company’s and the Company’s Subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year; and

(3) (a) a transfer of assets or issuances of equity or other securities among the Company and any of its Wholly-Owned Subsidiaries; (b) any transaction consummated in compliance with “Change of Control Permits Holders to Require us to Purchase Notes” and “Consolidation, Merger and Sales of Assets”; (c) the sale or abandonment of property or equipment (other than Vessels) that has become worn out, obsolete, damaged, unusable, otherwise unsuitable or no longer economically practicable for use in connection with the business of the Company or the relevant Subsidiary, as the case may be; (d) any Restricted Payment made in compliance with “Certain Covenants—Restricted Payments”; (e) investments made by the Company or any Subsidiary; (f) any casualty loss, taking under power of eminent domain or by condemnation or similar proceeding of any property or assets of the Company or any Subsidiary (other than Vessels); (g) the leasing, occupancy agreements or subleasing of property or licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice; (h) the grant of liens on assets or property of the Company or any Subsidiary; (i) or any realization on liens on or any transfer in lieu of foreclosure of assets or property of the Company or any Subsidiary, in each case, that does not otherwise constitute an Event of Default (provided that, in the case of any realization of a lien on a Vessel or the transfer in lieu of foreclosure of a Vessel, any Net Proceeds from such realization or transfer shall be applied as provided in the first paragraph of “Certain Covenants—Limitation on Asset Sales”); (j) chartering of Vessels and licenses of intellectual property; (k) the transfer of property or assets in the form of a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (l) the entering into or unwinding of obligations under any hedging agreement; (m) the sale or disposition of any assets or property received as a result of a foreclosure or other similar proceeding or in connection with a transfer in lieu of a foreclosure by the Company or any of its Subsidiaries; (n) a disposition of leasehold improvements or leased assets in connection with the termination of any lease; (o) the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; (p) any disposition of inventory or other assets in the ordinary course of business, (q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business; and (r) the disposition of cash, cash equivalents and marketable securities.

“Permitted Business” means (i) any business engaged in by the Company or any of its Subsidiaries on the issue date of the Notes, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition and (iii) any business in the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Person,” except as used in the definition of “Change of Control,” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Pro Forma” means with respect to any calculation of Net Borrowings, Minimum Tangible Net Worth or Total Assets (each, a “Calculation”) on any date of determination made with respect to the end of any fiscal quarter (each, a “Fiscal Quarter-End”), a calculation of such relevant measure made in good faith by a principal financial or principal accounting officer of the Company, provided that, without duplication:

(1)	if the Company or any Subsidiary:

(a)	has incurred any indebtedness since the Fiscal Quarter-End that remains outstanding on such date of determination, or if the transaction giving rise to the need to make such Calculation includes the incurrence of indebtedness, such Calculation shall give effect on a pro forma basis to such indebtedness as if such indebtedness had been incurred on such Fiscal Quarter-End and the discharge of any other indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new indebtedness as if such discharge had occurred on such Fiscal Quarter-End; or

(b)	has made a repayment, repurchase, redemption, retirement, defeaseance or other discharge (a “Discharge”) of any indebtedness since the Fiscal Quarter-End that is no longer outstanding on such date of determination or if the transaction giving rise to the need to make such Calculation includes a Discharge of indebtedness (in each case, other than indebtedness incurred under any revolving credit facility unless such indebtedness has been permanently repaid and the related commitment terminated and not replaced), such Calculation shall give effect on a pro forma basis to such Discharge of such indebtedness, including with the proceeds of new indebtedness, as if such Discharge had occurred on such Fiscal Quarter-End;

(2)	if, since the Fiscal Quarter-End, the Company or any Subsidiary will have made any equity offering or Asset Sale or disposed of or discontinued (as defined under US GAAP) any company, division, operating unit, segment, business, group of related assets or line of business (by merger or otherwise) or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such equity offering, Asset Sale, disposition or discontinuation (including any related incurrence, assumption or Discharge of indebtedness) as if such equity offering, Asset Sale, disposition or discontinuation (and any such related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End; and

(3)

if, since the Fiscal Quarter-End, the Company or any Subsidiary (by merger or otherwise) will have made an acquisition of or investment in non-current assets or any company, division, operating unit, segment, business, group of related assets or line of business or any recapitalization, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made giving pro forma effect to such acquisition (including any related incurrence, assumption or Discharge of indebtedness) as if such investment or acquisition (and any related incurrence, assumption or Discharge of indebtedness) occurred on such Fiscal Quarter-End; and

(4)	if, since the Fiscal Quarter-End, any transaction occurs in which either (i) any Person that is not a Subsidiary of the Company becomes a Subsidiary of the Company or (ii) any Subsidiary of the Company is no longer a Subsidiary of the Company, or if the transaction giving rise to the need to make such Calculation includes such a transaction, such Calculation shall be made, giving pro forma effect to such transaction (including any related incurrence, assumption or Discharge of indebtedness) as if such transaction (and any related incurrence, assumption or Discharge of indebtedness) had occurred on such Fiscal Quarter-End.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any Subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, dry docking, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Subsidiary” means with respect to any Person, any other Person the majority of whose Voting Stock is owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Where the term “Subsidiary” is used, unless the context otherwise requires, such term shall mean a Subsidiary of the Company.

“Tangible Net Worth” means the consolidated total shareholders’ equity (including retained earnings) of the Company and its consolidated Subsidiaries, minus goodwill and other intangible items (other than favorable charter agreements recorded in connection with purchase accounting under US GAAP and, for the avoidance of doubt, vessel acquisition or construction agreements), as of the most recently completed fiscal quarter for which published financial statements of the Company are available.

“Total Assets” means, in respect of the Company, all of the assets of the Company and its Subsidiaries, on a consolidated basis, of the types presented on its consolidated balance sheet, as of the most recently completed fiscal quarter of the Company for which its published financial statements are available.

“Total Borrowings” means the aggregate of the following, without duplication of the Company and its Subsidiaries on a consolidated basis:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under US GAAP, and, for purposes of the Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with US GAAP; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under US GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Star Bulk Carriers Corp. to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company and its Subsidiaries on a consolidated basis in accordance with US GAAP;

in each case, (i) only to the extent any of the foregoing is reflected as a liability on the face of the consolidated balance sheet of the Company and its Subsidiaries and (ii) calculated as of the end of the most recently completed fiscal quarter of the Company for which its published financial statements are available. Notwithstanding the foregoing, “Total Borrowings” shall not include (i) any indebtedness or obligations arising from derivative transactions entered into not for speculative purposes and for purposes of managing or protecting against interest rate, commodity or currency fluctuations or (ii) any preferred stock.

“Treasury Rate” means, as of the applicable redemption date or date of deposit, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date or date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2016 provided, however, that if the period from such redemption date or date of deposit to November 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“US GAAP” means generally accepted accounting principles in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the issue date of the Notes.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company and its Subsidiaries, in each case together with all related spares, equipment and any additions or improvements.

“Voting Stock” of any specified Person as of any date means the capital stock or other equity interests of such Person that is at the time entitled to vote in the election of the board of directors (or other similar governing body) of such Person.

“Wholly-Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of whose outstanding capital stock or other equity interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more direct or indirect Wholly-Owned Subsidiaries of such Person. Where the term “Wholly-Owned Subsidiary” is used, unless the context otherwise requires, such term shall mean a Wholly-Owned Subsidiary of the Company.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with US GAAP in effect as of the date of issuance of the Notes. To the extent any line item referred in this Certain Covenants section is not presented by the Company in its financial statements, the Company shall use the line item that is, in its good-faith judgment, is the most comparable line item that is presented by the Company.

Change of Control Permits Holders to Require Us to Purchase Notes

If a Change of Control (as defined below) occurs at any time, holders of Notes will have the right, at their option, to require us to purchase for cash any or all of such holder’s Notes, or any portion of the principal amount thereof, that is equal to $25 or multiples of $25. The price we are required to pay (the “Change of Control Purchase Price”) is equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to (but not including) the Change of Control Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by a Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)	if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Notwithstanding the foregoing, for the purposes of clauses (1) and (2) above, (A) any holding company whose only significant asset is Equity Interests of the Company or any direct or indirect parent of the Company shall not itself be considered a “Person” for purposes of this definition; (B) the transfer of assets between or among the Wholly-Owned Subsidiaries or the Company shall not itself constitute a Change of Control; (C) a “Person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (D) a transaction in which the Company becomes a Subsidiary of another Person that is not a natural person (a “New Parent”) shall not be a Change of Control if no Person is the “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such New Parent.

“Continuing Director” means a director who either was a member of the Company’s Board of Directors on the issue date of the Notes or who becomes a member of the Company’s Board of Directors subsequent to that date and whose election, appointment or nomination for election by the Company’s shareholders is duly approved by a majority of the continuing directors on the Company’s Board of Directors at the time of such approval by such election or appointment.

“Permitted Holder” means (i) Oaktree Capital Management, L.P., Oaktree Capital Group LLC, Oaktree Capital Group Holdings GP, LLC, Oaktree Value Opportunities Fund, L.P., Oaktree Opportunities Fund IX Delaware, L.P., Oaktree Opportunities Fund IX (Parallel 2), L.P. and Oaktree Dry Bulk Holdings LLC (collectively, “Oaktree”), and each their respective partners, affiliates and all investment funds directly or indirectly managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies of investment funds managed by Oaktree, (ii) Millenia Holdings LLC, Petros Pappas, Milena-Maria Pappas, Alekos Pappas any immediate family member of Petros Pappas, Milena-Maria Pappas or Alekos Pappas (collectively, “Pappas”), and each their respective controlled affiliates and all investment vehicles directly or indirectly managed by any of the foregoing, (iii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which an offer to repurchase has been made and all notes that were tendered therein have been accepted and paid, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Company held directly or indirectly by such group and (v) any members of a group described in clause (iv) for so long as such Person is a member of such group. “immediate family members” shall refer to a Person’s spouse, parents, children and siblings.

Offer to Purchase

On or before the 30th day after the occurrence of a Change of Control or a Limited Permitted Asset Sale, as the case may be, the Company will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control or the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the date of the Change of Control or Limited Permitted Asset Sale, as the case may be;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable;

•	the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, the Company will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on the Company’s website or through such other public medium as the Company may use at that time to achieve a broad dissemination of such notice (including, without limitation, a report on Form 6-K or current report on Form 8-K).

To exercise the Change of Control purchase right or Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

•	if certificated, state the certificate numbers of the Notes to be delivered for purchase;

•	if not certificated, comply with requisite DTC procedures;

•	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable. The notice of withdrawal shall:

•	state the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

•	if not certificated, comply with requisite DTC procedures; and

•	state the principal amount, if any, which remains subject to the purchase notice.

The Company will be required to purchase the Notes on the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as the case may be. The holder of such Notes will receive payment of the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable, on the later of the Change of Control Purchase Date or Limited Permitted Asset Sale Purchase Date, as applicable, and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, as applicable, of the Notes on the Change of Control Purchase Date or the Limited Permitted Asset Sale Purchase Date, as applicable, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder of such Notes will terminate (other than the right to receive the Change of Control Purchase Price or the Limited Permitted Asset Sale Purchase Price, as applicable).

In connection with any offer to purchase Notes pursuant to a Change of Control purchase notice or Limited Permitted Asset Sale purchase notice, as applicable, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Limited Permitted Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with any applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

No Notes may be purchased at the option of holders thereof upon a Change of Control or a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The Change of Control purchase rights of the holders of Notes could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term “Change of Control” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Change of Control may not protect holders of Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the debt obligations of our subsidiaries.” If we fail to purchase the Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of the Company’s properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

•	the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the Board of Directors of the Company, to institutional lenders in the shipping industries;

•	expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

•	immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; and

•	the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officer’s certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

The foregoing covenant shall not apply to any transfer of assets among the Company and its Wholly-Owned Subsidiaries.

Events of Default

The Notes are subject to the following events of default (each, an “Event of Default”):

(1)	failure to pay principal of or any premium when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture described in “Consolidation, Merger and Sale of Assets”;

(4)	failure to provide notice of a Change of Control or a Limited Permitted Asset Sale or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales,” respectively;

(5)	failure to perform any of the Company’s other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)	any debt (excluding debt owed to the Company or any Subsidiary) for borrowed money of the Company or any Subsidiary having an aggregate principal amount of $25.0 million or more in the aggregate for all such debt of all such Persons (i) is subject to an event of default that results in such debt being due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)	any final non-appealable judgment or decree for the payment of money in excess of $25.0 million (net of amounts covered by insurance) is entered against the Company and remains outstanding for a period of 90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting the Company or any significant Subsidiary.

If an Event of Default, other than an Event of Default described in clause (8) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an Event of Default described in clause (8) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, interest or premium.

Notwithstanding the foregoing, if the Company so elects, the sole remedy under the Indenture for an Event of Default relating to the failure to comply with the Company’s reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event the Company does not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue, and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the second business day prior to the date on which such Event of Default would otherwise occur. Upon the Company’s failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it, in its sole discretion, against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•	the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it, in its sole discretion, against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:

•	we fail to pay the principal of or any interest on any Note when due;

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 30 days after the Trustee receives written notice of a Default, the Trustee shall transmit by mail to all holders of Notes, notice of such Default hereunder, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price or Limited Permitted Asset Sale Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

The Company and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive the Company’s compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes (other than modifications to the provisions described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales”);

•	reduce the principal amount of or interest on the Notes;

•	reduce the interest rate applicable to the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•	impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	subordinate the Notes in right of payment;

•	reduce the Company’s obligation to pay Additional Amounts on any Note;

•	waive a Default or Event of Default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment Default that resulted from such acceleration);

•	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes (other than modifications to the provisions described above under “—Change of Control Permits Holders to Require us to Purchase Notes” or “—Limitation on Asset Sales”); or

•	modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency;

•	conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of such text in the Indenture or the Notes, as evidenced by an officer’s certificate to that effect;

•	provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

•	add guarantors or obligors with respect to the Indenture or the Notes;

•	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders of Notes to transfer Notes;

•	provide for the assumption by a successor Person of the Company’s obligations under the Notes and the Indenture in accordance with the provisions of the Indenture;

•	secure the Notes;

•	add to the covenants or rights for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company or any of its Subsidiaries;

•	comply with the rules of any applicable securities depository;

•	provide for uncertificated Notes in addition to or in place of certificated Notes;

•	comply with the requirements of the TIA and any rules promulgated under the TIA; or

•	make any change that does not adversely affect the rights of any holder of Notes in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Company may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year (including as a result of redemption at the option of the Company), cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

The Company may terminate at any time all of its obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company may also terminate at any time its obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require us to Purchase Notes,” “—Certain Covenants” and “—Reports,” the operation of certain Events of Default, which we refer to as “covenant defeasance.” The Company may exercise the legal defeasance option notwithstanding its prior exercise of the covenant defeasance option.

If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)	the Company irrevocably deposits in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants or a nationally-recognized valuation firm reasonably acceptable to the Trustee, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a Default under the Indenture or any other material agreement or instrument binding the Company (except for agreements relating to indebtedness being retired simultaneously or in connection with such legal defeasance or covenant defeasance),

(3)	no Default or Event of Default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only (other than, if applicable, a Default or Event of Default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, the Company delivers to the Trustee an opinion of counsel stating that:

(a) it has received from the Internal Revenue Service a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)	in the case of the covenant defeasance option, the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, and

(6)	the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent; or

•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, the Company will (i) file with or furnish to the SEC within the time periods prescribed by its rules and regulations and applicable to the Company and (ii) furnish to the Trustee within 15 days after the date on which the Company would be required to file the same with or furnish the same to the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information required to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. The Company shall not be required to file or furnish any report or other information with the SEC if the SEC does not permit such filing or furnishing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee, in its sole discretion, and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an Event of Default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

U. S. Bank National Association will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

BOOK-ENTRY SYSTEM

Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be effected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be affected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common shares held as of October 21, 2014 by 5% holders.

Certain Beneficial Owners and Management	Common Shares Owned	Percentage of Class (1)
Oaktree Capital Group Holdings GP, LLC and certain of its advisory clients(2)	51,234,231	45.1%
Monarch Alternative Capital LP and certain of its advisory clients(3)	6,161,004	5.4%
Millennia Holdings LLC(4)	5,051,147	4.4%
Mirabel Shipholding & Invest Limited(4)	3,592,728	3.2%
Milena-Maria Pappas(5)	1,050,335	0.9%
Spyros Capralos	341,373	*
Excel Maritime Ltd.	10,538,050	9.3%

*	less than one percent
(1)	Based on 113,684,123 shares outstanding as of October 21, 2014, assuming completion of the Excel Transactions (including the issuance of the Excel Vessel Share Consideration to Excel) on such date and the distribution of such shares.
(2)	Consist of (i) 3,501,907 shares held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,251,325 shares held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 20,675 shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”) and (iv) 45,460,324 shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”). Each of the foregoing funds and entities is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). The members of OCGH are John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Shore. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2 and Dry Bulk Holdings, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds purchased shares in the Company in the ordinary course of business and at the time of the purchase of the Company’s common shares to be resold under this registration statement, had no agreements or understanding, directly or indirectly, with any person to distribute the shares.
(3)	Consists of (i) 2,612,419 shares held by Monarch Debt Recovery Master Fund Ltd., (ii) 1,627,989 shares held by Monarch Opportunities Master Fund Ltd., (iii) 187,806 shares held by Monarch Alternative Solutions Master Fund Ltd., (iv) 73,473 shares held by Monarch Capital Master Partners II LP, (v) 1,327,372 shares held by Monarch Capital Master Partners II-A LP, (vi) 23,116 shares held by Monarch Structured Credit Master Fund Ltd. and (vii) 308,829 shares held by P Monarch Recovery Ltd. Monarch Alternative Capital LP (“MAC”) serves as advisor to these entities with respect to shares directly owned by such entities. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP”) is the general partner of MDRA GP. By virtue of such relationships, MAC, MDRA GP and Monarch GP may be deemed to have voting and dispositive power over the shares owned by such entities. The address for these entities is 535 Madison Avenue, 26th Floor, New York, NY 10022.
(4)	These companies are related to family members of our Chief Executive Officer, Mr. Petros Pappas.
(5)	Ms. Milena Maria Pappas is the daughter of our Chief Executive Officer, Mr. Petros Pappas.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations to U.S. Holders and non-U.S. Holders (each as described below and collectively referred to as “Holders”) that may be relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations thereof, all as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of the Notes that purchase the Notes at their issue price as part of the initial offering and hold the Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, individual retirement and other tax deferred accounts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, U.S. Holders whose “functional currency” is other than the U.S. dollar, or former citizens or long-term residents of the United States) or holders that will hold the Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of the Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us or holders of the Notes. As a result, the IRS could disagree with portions of this discussion.

This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift taxes) or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of the Notes.

As used herein, the term “U.S. Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the primary supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes, an individual, corporation, trust, or estate that is not a U.S. Holder.

Certain Additional Payments

We may be obligated to pay amounts in excess of the stated interest or principal on the Notes, including as described under “Description of Notes—Additional Amounts” and “Description of Notes—Change of Control Permits Holders to Require us to Purchase Notes.” These potential payments may implicate the provisions of

U.S. Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, we do not intend to treat the Notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

U.S. Federal Income Taxation of U.S. Holders

Stated Interest on the Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on the Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes. There are significant complex limitations on a U.S. Holder’s ability to claim foreign tax credits. U.S. Holders should consult their tax advisors regarding the creditability or deductibility of any withholding taxes (if any).

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of the Notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Notes. The proceeds a U.S. Holder receives will include the amount of any cash and the fair market value of any other property received for the Notes. Your adjusted tax basis in the Notes generally will equal the amount you paid for the Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of the Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain non-corporate U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Additional Tax on Passive Income

Certain U.S. Holders who are individuals, estates or trusts, and whose income exceeds certain thresholds, are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of the Notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of the Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in the Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Interest on the Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder generally will be subject to tax at a 30% rate (or lower applicable treaty rate) on gain resulting from the disposition of the Notes, which gain may be offset by U.S.-source capital losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or such non-U.S. Holder otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on payments we make to you with respect to our Notes. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective noteholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in the Notes. Further, it is the responsibility of each holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes by an ERISA Plan with respect to which the Issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemption will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

By acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and/or hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$25,000,000.00
Stifel, Nicolaus & Company, Incorporated	12,500,000.00
Jefferies LLC	10,000,000.00
Deutsche Bank Securities Inc.	2,500,000.00

Total	$50,000,000.00

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus if any such Notes are taken. However, the underwriters are not required to take or pay for the Notes covered by the underwriters’ option to purchase additional Notes described below.

The underwriters initially propose to offer the Notes directly to the public at the offering price listed on the cover of this prospectus and may offer Notes to certain dealers at such offering price, less a concession not in excess of 2.0% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 1.8% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $7,500,000 aggregate principal amount of Notes at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. The representative may exercise this option on behalf of the underwriters in whole or in part by giving written notice to us no later than 30 days after the date of this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Notes as the number listed next to the underwriter’s name in the preceding table bears to the total number of Notes listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the Notes and in total. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes.

	Total
	Per Note	No Exercise	Full Exercise
Underwriting discounts and commissions	$0.7875	$1,575,000	$1,811,250

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $1,235,000, including up to $15,000 that we have agreed to reimburse the underwriters for expenses relating to the clearance of this offering with FINRA.

The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the Nasdaq Global Select Market under the symbol “SBLKL”. We expect trading in the Notes on the Nasdaq

Global Select Market to commence within 30 days after November 6, 2014, the original issue date of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice, in their sole discretion. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In the underwriting agreement, we have agreed that we will not, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of ours similar to the Notes or securities exchangeable for or convertible into debt securities similar to the Notes.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to the Company. Certain affiliates of the underwriters are lenders and/or agents under one or more of the Company’s credit facilities.

If you purchase Notes offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Settlement

We expect to deliver the notes against payment therefor on or about the date specified on the cover page of this prospectus, which will be the fifth business day following the date of the pricing of the Notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

France

Neither this prospectus nor any other offering material relating to the Notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers.

The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France: or

•	used in connection with any offer for subscription or sale of the Notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs ), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-l º -or- 3º of the French Code monétaire et financier and article 211-2 of the General Regulations ( Réglement Général ) of the Autorité des Marchés Financiers, does not constitute a public offer ( appel public à l’épargne ).

The Notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

Neither this prospectus nor any other material relating to the Notes which is the subject of the offering contemplated by this prospectus constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The Notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus or any other material relating to the Notes are personal and confidential and do not constitute an offer to any other person. This prospectus or any other material relating to the Notes may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. Such materials may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(lA), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us for their judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. We have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 as our registered agent, and it can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers in judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the Notes being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

FINRA filing fee	$15,000
Legal fees and expenses	$800,000
Accounting fees and expenses	$65,000
Printing and typesetting expenses	$330,000
Miscellaneous	$25,000

Total	$1,235,000

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Notes, will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters as to Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are being represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2013 and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The combined financial statements of Oceanbulk Shipping LLC and Oceanbulk Carriers LLC for the year ended December 31, 2013 and the period from October 4, 2012 through December 31, 2012 included in Star Bulk Carriers Corp.’s Report on Form 6-K (Commission File Number: 001-33869) for the month of September 2014, furnished to the Securities and

Exchange Commission on September 5, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece.

The 2011 consolidated statement of operations, stockholders’ equity and cash flow of Star Bulk Carriers Corp. and subsidiaries (the “Company”) have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2013. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a & Granikou Street, Marousi, Athens 151 25, Greece.

Except as otherwise indicated, the statistical information and industry and market data contained in this prospectus under the heading “Summary—Market Opportunity” is based on or derived from statistical information and industry and market data collated and prepared by SSY.

PROSPECTUS

$1,000,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Rights and Units

and

67,258,287 Common Shares

offered by the Selling Shareholders

Through this prospectus, we may periodically offer:

(1)	common shares;

(2)	preferred shares;

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;

(4)	our warrants;

(5)	rights; and

(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $1,000,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders named in this prospectus, or the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to 67,258,287 of our common shares. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “SBLK.”

An investment in these securities involves risks. See the section entitled “Risk  Factors” of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 5, 2014

(i)

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries, and the “Selling Shareholders” refers to those of our stockholders described in “Selling Shareholders”. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	the strength of world economies;

(ii)

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in demand in the dry bulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;

•	vessel breakdowns and instances of off-hire;

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;

•	our ability to complete acquisition transactions as planned (including the acquisitions of vessels from Excel Maritime Carriers Ltd.); and

•	other important factors described in “Risk Factors”.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

(iii)

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•	Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 21, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Report on Form 6-K (the “Transaction 6-K”), filed with the Commission on September 5, 2014, including the exhibits thereto, which contain (i) our unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2014 and 2013 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.1), (ii) unaudited pro forma condensed combined financial information of Star Bulk, Oceanbulk and the Pappas Companies (both as defined herein) giving effect to the Transactions (as defined herein), summary historical combined financial and other operating data of Oceanbulk (as defined herein), combined historical financial statements of Oceanbulk as of and for the year ended December 31, 2013 and the period from October 4, 2012 (date of inception) through December 31, 2012 and as of and for the six months ended June 30, 2014 and 2013 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.2), (iii) descriptions of the merger agreement and various shareholder and registration rights agreements entered into in connection with the July 2014 Transactions (as defined herein) and certain related party transactions (Exhibit 99.3) and (iv) a description of the agreements entered into in connection with the Excel Transactions (as defined herein) (Exhibit 99.4).

(iv)

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.

c/o Star Bulk Management Inc.

40 Agiou Konstantinou Str.

Maroussi 15124, Athens, Greece

011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

(v)

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. Where we refer to information on a “fully delivered basis,” we are referring to such information after giving effect to the delivery of all newbuilding vessels and all vessels being acquired from Excel Maritime Carriers Ltd. (“Excel”) in the Excel Transactions (as defined below).

Our Business

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. On a fully delivered basis, we will have a fleet of 103 vessels consisting primarily of Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 38,900 dwt and 209,000 dwt. Our fleet included, as of August 20, 2014, our 33 existing vessels, including two vessels we expect to receive from Heron (as defined below), 34 vessels to be acquired from Excel by the end of 2014 (eight of which had already been delivered as of September 19, 2014) and 36 vessels currently under construction at leading shipyards in Japan and China. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with a combined 120 years of shipping industry experience, is led by Mr. Petros Pappas, who has more than 35 years of shipping industry experience and has managed more than 260 vessel acquisitions and dispositions.

On July 11, 2014, we closed transactions with entities affiliated with Oaktree Capital Management, L.P. and the family of Mr. Pappas, in which we acquired Oceanbulk Carriers LLC and Oceanbulk Shipping LLC (collectively “Oceanbulk”), two entities affiliated with the family of Mr. Pappas as well as a loan that is expected to be converted into a 50% interest in a joint venture, Heron Ventures Limited (“Heron”) (collectively, the “July 2014 Transactions”). As a result of the July 2014 Transactions, as of August 20, 2014 we added to our fleet 16 operating vessels (including one vessel, Peloreus, that was being built and was delivered on July 22, 2014, and two vessels we expect to have distributed to us by Heron in the near future), with an average age of 5.5 years as of August 1, 2014 and an aggregate capacity of approximately 1.9 million dwt, and contracts for the construction of 25 vessels under construction, which have an aggregate capacity of approximately 3.6 million dwt. In connection with the July 2014 Transactions, Mr. Pappas became our Chief Executive Officer, and our former Chief Executive Officer, Mr. Spyros Capralos, became our Non-Executive Chairman. See “Recent Developments—The July 2014 Transactions.”

On August 19, 2014, we entered into definitive agreements with Excel pursuant to which we will acquire 34 operating dry bulk vessels, consisting of six Capesize vessels, 14 sistership Kamsarmax vessels, 12 Panamax vessels and two Handymax vessels (the “Excel Vessels”). The transfers of the Excel Vessels are expected to occur by the end of 2014 on a vessel-by-vessel basis, in general upon reaching port after their current voyages and cargoes are discharged. As of September 19, 2014, eight of the Excel Vessels (Star Kamila (ex Iron Bradyn), Star Nasia (ex Iron Anne), Star Natalie (ex Angela Star), Star Aline (ex Iron Knight), Star Tatianna (ex Fortezza), Star Iris (ex Grain Express), Star Emily (ex Grain Harvester) and Star Mariella (ex Santa Barbara)) had been delivered to us. We refer to the foregoing transactions, together, as the “Excel Transactions”, and we refer to the July 2014 Transactions and the Excel Transactions, together, as the “Transactions.” See “Recent Developments—The Excel Transactions.”

As of August 20, 2014, our existing fleet of 33 vessels (which includes two vessels to be received from Heron), had an aggregate capacity of approximately 3.5 million dwt, which will be increased by approximately

3.2 million dwt with the addition of the Excel Vessels. We have also entered into contracts for the construction of 36 of the latest generation “Eco-type” vessels, which we define as vessels that are designed to be more fuel-efficient than standard vessels of similar size and age. As of August 20, 2014, the total payments for our 36 newbuilding vessels were expected to be $1,556.2 million, of which we had already paid $224.5 million. As of August 20, 2014, we had obtained commitments for $562.7 million of secured debt for 17 newbuilding vessels, we were in negotiations for an additional $414.8 million of secured debt for 16 newbuilding vessels, and we were targeting an additional $95.6 million of secured debt for the remaining three newbuilding vessels. By the end of the second quarter of 2016, we expect our fleet to consist of 103 wholly owned vessels, with an average age of 7.8 years and an aggregate capacity of 11.9 million dwt. As of August 20, 2014, the average age of our existing fleet was 7.3 years. On a fully delivered basis and based on publicly available information, we believe our fleet will make us the largest publicly traded dry bulk shipping company by deadweight tonnage.

Our fleet is well-positioned to take advantage of economies of scale in commercial, technical and procurement management, with all the Excel Vessels to be delivered during 2014 and 30 of our 36 newbuilding vessels expected to be delivered during 2014 and 2015. For our existing fleet, the Excel Vessels and our newbuildings, we have focused on vessels built at leading Japanese and Chinese shipyards, which, in our experience, are more reliable and less expensive to operate and are accordingly preferred by charterers. Currently, because of prevailing market conditions, we primarily employ our vessels in the spot market, under short term time charters or voyage charters. While employing the vessels under a voyage charter may require more management attention than under time charters, the vessel owner benefits from any fuel savings it can achieve because fuel is paid for by the vessel owner. On a fully-delivered basis, we will have a large, modern, fuel-efficient and high-quality fleet, which emphasizes the largest Eco-type Capesize and Newcastlemax vessels, built at leading shipyards and featuring the latest technology. As a result, we believe we will have an opportunity to capitalize on rising market demand during a period of reduced fleet growth, customer preferences for our ships and economies of scale, while enabling us to capture the benefits of fuel cost savings through spot time charters or voyage charters.

Our Founder and His Track Record

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 35 years of experience and more than 260 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of the vessels were sold by the end of 2005, during a period of vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes) that were record highs at the time.

As further described under “Business Overview—Our Chief Executive Officer and His Track Record,” Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”).

Our Fleet

We have built a fleet through timely and selective acquisitions of secondhand and newbuilding vessels. Because of the industry reputation and extensive relationships of Mr. Pappas and the other members of our senior management, we have been able to contract for our newbuilding vessels with leading shipyards at prices that we believe reflect the recent bulk shipping downturn. We believe that owning a modern, well-maintained fleet reduces operating costs, improves the quality of service we deliver and provides us with a competitive advantage in securing favorable spot time charters and voyage charters with high-quality counterparties. Each of our newbuilding vessels will be equipped with a vessel remote monitoring system that will provide data to a central location in order to monitor fuel and lubricant consumption and efficiency on a real-time basis. We expect to retrofit all of our existing vessels and Excel Vessels with a similar monitoring system. While these monitoring systems are generally available in the shipping industry, we believe that they can be cost-effectively employed only by large-scale shipping operators, such as us.

Our fleet, which emphasizes large Capesize vessels, primarily transports minerals from the Americas and Australia to East Asia, particularly China, but also Japan, Korea, Taiwan, Indonesia and Malaysia. Our Supramax vessels carry minerals, grain products and steel between the Americas, Europe, Africa, Australia and Indonesia and from these areas to China, Korea, Japan, Taiwan, the Philippines and Malaysia.

Our newbuilding vessels are being built at leading Japanese and Chinese shipyards. See “Business Overview—Our Fleet” for more information on these shipyards. The following table summarizes key information about our fully delivered fleet, as of August 20, 2014:

Existing Fleet

	Vessel Name	Dry bulk Vessel Type	Capacity (dwt.)		Year Built	Charter Type/ Month of Contract Expiry
1	Peloreus	Capesize	182,000		2014	—
2	Obelix	Capesize	181,433		2011	Voyage charter/ August 2014
3	Pantagruel	Capesize	180,181		2004	—
4	Star Borealis	Capesize	179,678		2011	Voyage charter/ October 2014
5	Star Polaris	Capesize	179,600		2011	Voyage charter/ October 2014
6	Big Fish	Capesize	177,662		2004	Dry dock
7	Kymopolia	Capesize	176,990		2006	Voyage charter/ October 2014
8	Big Bang	Capesize	174,109		2007	Time charter/ September 2014
9	Star Aurora	Capesize	171,199		2000	Time charter/ August 2014
10	Star Mega	Capesize	170,631		1994	—
11	Star Big	Capesize	168,404		1996	Time charter/ November 2015
12	Amami (1)	Post Panamax	98,681		2011	Time charter/ February 2016
13	Madredeus (1)	Post Panamax	98,681		2011	Time charter/ April 2016
14	Star Sirius (1)	Post Panamax	98,681		2011	Time charter/ June 2016
15	Star Vega (1)	Post Panamax	98,681		2011	Time charter/ August 2016
16	Pendulum	Kamsarmax	82,619		2006	—
17	Mercurial Virgo	Kamsarmax	81,545		2013	Time charter/ September 2014
18	Magnum Opus	Kamsarmax	81,022		2014	Voyage charter / October 2014
19	Tsu Ebisu	Kamsarmax	81,001		2014	Time charter/ October 2014
20	Star Challenger	Ultramax	61,462		2012	Time charter/ September 2014
21	Star Fighter	Ultramax	61,455		2013	Time charter/ August 2014
22	Maiden Voyage	Supramax	58,722		2012	Time charter/ September 2014
23	Strange Attractor	Supramax	55,742		2006	Time charter/ September 2014
24	Star Omicron	Supramax	53,489		2005	Time charter/ August 2014
25	Star Gamma	Supramax	53,098		2002	Time charter/ September 2014
26	Star Zeta	Supramax	52,994		2003	Time charter/ October 2014
27	Star Delta	Supramax	52,434		2000	Time charter/ September 2014
28	Star Theta	Supramax	52,425		2003	Time charter/ October 2014
29	Star Epsilon	Supramax	52,402		2001	Time charter/ August 2014
30	Star Cosmo	Supramax	52,247		2005	—
31	Star Kappa	Supramax	52,055		2001	Time charter/ August 2014
32	ABYO Angelina (2)	Kamsarmax	82,987		2006	—
33	ABYO Gwyneth (2)	Kamsarmax	82,790		2006	Time charter/ September 2014

	Total existing dwt:		3,487,100	dwt

(1)	These vessels were acquired subject to long-term charters to Glocal Japan Inc. that expire between February 2016 and August 2016, at a gross charterhire rate of $15,000 per day.
(2)	These vessels will be delivered to us by December 31, 2014.

Excel Vessels

	Vessel Name	Dry bulk Vessel Type	Capacity (dwt.)		Year Built	Shipyard
1	Christine (tbn Star Martha) (1)	Capesize	180,300		2010	Koyo Dock Japan
2	Sandra (tbn Star Pauline) (1)	Capesize	180,300		2008	Koyo Dock Japan
3	Iron Miner (tbn Star Angie)	Capesize	177,900		2007	SWS
4	Lowlands Beilun (tbn Star Despoina) (1)	Capesize	170,200		1999	Halla Korea
5	Iron Beauty (tbn Star Monisha)	Capesize	164,900		2001	CSBC China
6	Kirmar (tbn Star Eleonora)	Capesize	164,200		2001	CSBC China
7	Star Kamila (ex Iron Bradyn) (2)	Kamsarmax	82,500		2005	Tsuneishi Japan
8	Iron Manolis (tbn Star Sophia)	Kamsarmax	82,500		2007	Tsuneishi Japan
9	Pascha (tbn Star Danai)	Kamsarmax	82,500		2006	Tsuneishi Japan
10	Coal Gypsy (tbn Star Renee)	Kamsarmax	82,500		2006	Tsuneishi Japan
11	Coal Hunter (tbn Star Georgia)	Kamsarmax	82,500		2006	Tsuneishi Japan
12	Star Nasia (ex Iron Anne) (2)	Kamsarmax	82,500		2006	Tsuneishi Japan
13	Iron Brooke (tbn Star Markella)	Kamsarmax	82,500		2007	Tsuneishi Japan
14	Iron Fuzeyya (tbn Star Laura)	Kamsarmax	82,500		2006	Tsuneishi Japan
15	Iron Vassilis (tbn Star Moira)	Kamsarmax	82,500		2006	Tsuneishi Japan
16	Ore Hansa (tbn Star Jennifer)	Kamsarmax	82,500		2006	Tsuneishi Japan
17	Star Mariella (ex Santa Barbara)(2)	Kamsarmax	82,500		2006	Tsuneishi Japan
18	Iron Bill (tbn Star Helena)	Kamsarmax	82,500		2006	Tsuneishi Japan
19	Iron Kalypso (tbn Star Nina)	Kamsarmax	82,500		2006	Tsuneishi Japan
20	Iron Lindrew (tbn Star Maria)	Kamsarmax	82,500		2007	Tsuneishi Japan
21	Star Iris (ex Grain Express) (2)	Panamax	76,500		2004	Tsuneishi Japan
22	Star Emily (ex Grain Harvester)(2)	Panamax	76,500		2004	Tsuneishi Japan
23	Star Aline (ex Iron Knight) (2)	Panamax	76,500		2004	Tsuneishi Japan
24	Isminaki (tbn Star Christianna)	Panamax	74,600		1998	Sasebo Japan
25	Star Natalie (ex Angela Star)(2)	Panamax	73,800		1998	Sumitomo Japan
26	Elinakos (tbn Star Nicole)	Panamax	73,800		1997	Sumitomo Japan
27	Rodon (tbn Star Elle)	Panamax	73,700		1993	Hyundai Heavy Industries Korea
28	Coal Pride (tbn Star Vanessa)	Panamax	72,500		1999	Imabari Japan
29	Happy Day (tbn Star Claudia)	Panamax	71,700		1997	Hitachi Korea
30	Birthday (tbn Star Monika)	Panamax	71,500		1993	Hitachi Korea
31	Powerful (tbn Star Julia)	Panamax	70,100		1994	Hudong China
32	Star Tatianna (ex Fortezza)(2)	Panamax	69,600		1993	Tsuneishi Japan
33	Emerald (tbn Star Michele)	Handymax	45,600		1998	Tsuneishi Japan
34	Princess 1 (tbn Star Kim)	Handymax	38,900		1994	I.H.I Japan

	Total acquired dwt:		3,158,100	dwt

(1)	These vessels are subject to long term charters that expire between August 2015 and November 2015.
(2)	These vessels had been delivered to us as of September 19, 2014.

Newbuilding Vessels

	Vessel Name	Dry bulk Vessel Type	Capacity (dwt.)		Shipyard (1)	Expected Delivery Date
1	HN 214 (tbn Leviathan) (5)	Capesize	182,000		JMU	September 2014
2	HN 5016 (tbn Indomitable)	Capesize	182,160		JMU	November 2014
3	HN 1061 (3)	Ultramax	64,000		Yangzijiang	January 2015
4	HN 1063 (3)	Ultramax	64,000		Yangzijiang	January 2015 (2)
5	HN 1062 (3)	Ultramax	64,000		Yangzijiang	February 2015 (2)
6	HN 5017	Capesize	182,000		JMU	March 2015
7	HN NE 164 (tbn Honey Badger)	Ultramax	61,000		NACKS	March 2015 (2)
8	HN NE 165	Ultramax	61,000		NACKS	March 2015 (2)
9	HN NE 166	Newcastlemax	209,000		NACKS	April 2015 (2)
10	HN 1064 (3)	Ultramax	64,000		Yangzijiang	April 2015 (2)
11	HN 1312	Capesize	180,000		SWS	April 2015 (2)
12	HN NE 167	Newcastlemax	209,000		NACKS	May 2015 (2)
13	HN 5040 ( tbn Star Acquarius)	Ultramax	60,000		JMU	June 2015
14	HN 1313	Capesize	180,000		SWS	June 2015 (2)
15	HN 1338 (tbn Star Aries)	Capesize	180,000		SWS	June 2015 (2)
16	HN 1080	Ultramax	64,000		Yangzijiang	July 2015
17	HN 5055	Capesize	182,000		JMU	July 2015
18	HN NE 184	Newcastlemax	209,000		NACKS	July 2015
19	HN 1372 (tbn Star Libra) (4)	Newcastlemax	208,000		SWS	July 2015 (2)
20	HN 1081	Ultramax	64,000		Yangzijiang	August 2015
21	HN 5056	Capesize	182,000		JMU	August 2015
22	HN 5043 (tbn Star Pisces)	Ultramax	60,000		JMU	September 2015
23	HN 1082	Ultramax	64,000		Yangzijiang	September 2015
24	HN 1359 (4)	Newcastlemax	208,000		SWS	September 2015 (2)
25	HN NE 196 (tbn Star Antares)	Ultramax	61,000		NACKS	September 2015 (2)
26	HN NE 197 (tbn Star Lutas)	Ultramax	61,000		NACKS	October 2015 (2)
27	HN 1083	Ultramax	64,000		Yangzijiang	November 2015
28	HN 1360 (4)	Newcastlemax	208,000		SWS	December 2015
29	HN 1339 (tbn Star Taurus)	Capesize	180,000		SWS	December 2015 (2)
30	HN 1371 (tbn Star Virgo) (4)	Newcastlemax	208,000		SWS	December 2015 (2)
31	HN 1342 (tbn Star Gemini)	Newcastlemax	208,000		SWS	January 2016
32	HN NE 198 (tbn Star Poseidon)	Newcastlemax	209,000		NACKS	February 2016 (2)
33	HN 1361 (4)	Newcastlemax	208,000		SWS	March 2016 (2)
34	HN 1343 ( tbn Star Leo)	Newcastlemax	208,000		SWS	April 2016
35	HN 1362 (4)	Newcastlemax	208,000		SWS	May 2016 (2)
36	HN 1363 (4)	Newcastlemax	208,000		SWS	June 2016 (2)

	Total newbuilding dwt:		5,214,160	dwt
	Total existing dwt:		3,487,100	dwt
	Total acquired dwt:		3,158,100	dwt

	Total fully delivered dwt:		11,859,360	dwt

(1)	As used in herein, “JMU” refers to Japan Marine United, “SWS” refers to Shanghai Waigaoqiao Shipbuilding Co., Ltd., “NACKS” refers to Nantong COSCO KHI Ship Engineering Co., Ltd., and “Yangzijiang” refers to Jiangsu Yangzijiang Shipbuilding Co. Ltd.
(2)	The indicated expected delivery dates for the respective newbuilding vessels reflect delivery dates that are earlier than the respective contracted delivery dates.
(3)	We have entered into bareboat charters with affiliates of the Yangzijiang shipyard for these vessels with the option to purchase the vessels at any time and a purchase obligation upon the completion of the eighth year of the bareboat charterparty.
(4)	We have entered into bareboat charters with affiliates of the SWS shipyard for these vessels with the option to purchase the vessels at any time and a purchase obligation upon the completion of the tenth year of the bareboat charterparty.
(5)	This vessel was delivered to us on September 19, 2014.

Significant Fuel Savings of Our Eco-type Vessels

We believe that our investment in modern fuel efficient Eco-type newbuilding vessels will help us generate a superior time charter equivalent rate per day (“TCE rate”) compared to standard Baltic description vessels. All of our Eco-type newbuildings have significant technological improvements over the existing dry bulk vessels in their respective size categories, such as electronically controlled engines and optimized hull and propeller designs that have reduced water resistance and helped decrease fuel consumption.

While the shipping industry uses TCE rate as a key performance indicator, cargo owners chartering vessels on a voyage basis generally consider the cost per ton to move their cargo between ports and generally are indifferent to the resulting TCE rate, which depends on fuel costs, port and canal costs and speed. Two ships generating the same gross revenue per ton for the same voyage can therefore earn very different TCE rates based on different fuel consumption, speed and the number of tons of cargo each can carry.

When freight rates are relatively low (leading to low TCE rates), our Eco-type vessels enable us to generate higher TCE rates than non-Eco ships even when both are operated at low “Eco speeds,” which are the lowest speeds typically specified by the owners of vessels for normal operations. As freight rates rise, higher speeds are more profitable but our Eco-ships maintain an advantage. The advantage of Eco-ships and lower speeds increases as fuel prices rise.

The following table illustrates the TCE rates that we expect would be achievable on a Brazil to China round-trip (a common route for Capesize and larger vessels) voyage charter at freight rates of $20 per ton and $40 per ton (which we believe is a representative range of historical freight rates) by various types of vessels operating at full speed and Eco speed (assuming bunker prices of $600 per ton) based on information currently available through publicly available sources (although future results may vary and could be different from those presented here):

	Our Eco Vessels				Standard Baltic Non-Eco Capesize Vessels
	Our JMU Cape (182,000 dwt)		Our SWS Newcastlemax (208,000 dwt)		Old Baltic Cape (172,000 dwt)		New Baltic Cape (180,000 dwt)
	Full Speed	Eco Speed	Full Speed	Eco Speed	Full Speed	Eco Speed	Full Speed	Eco Speed
Laden Leg
Laden speed (knots)	14.0	12.0	14.0	12.0	14.5	12.0	14.0	12.0
Fuel consumption (tons / day)	46.0	31.0	56.8	36.0	56.0	44.0	62.0	43.0
Ballast Leg
Ballast speed (knots)	14.5	13.0	15.0	13.0	15.0	13.0	15.0	13.0
Fuel consumption (tons / day)	41.0	26.0	54.2	33.0	56.0	44.0	62.0	43.0
Freight Rate of $20 / ton
TCE rate (2)	$19,130	$21,929	$19,941	$24,325	$11,876	$11,981	$9,845	$14,016
Freight Rate of $40 / ton
TCE rate (2)	$64,000	$61,752	$71,796	$69,691	$55,780	$49,745	$54,874	$53,395

(1)	For the Old Baltic Capesize vessel, we used the Eco speed cited by an actual ship in operation with specifications that were similar to the Old Baltic Capesize vessel.
(2)	See Appendix 1 to this prospectus for a detailed calculation of expected TCE rates.

Assuming that the charter market remains at current levels, we intend to operate our vessels in the spot (or voyage) and short-term time charter market in order to benefit from increases in charter rates. If charter market levels rise, we may employ our existing fleet in the time charter market, while we may be able to more advantageously employ our newbuilding fleet in the spot market in order to capture the benefit of available fuel cost savings.

Our Competitive Strengths

We believe that we possess a number of competitive strengths in our industry, including:

Track record of fleet growth with an extensive pipeline of attractive newbuilding vessels

Since 2007, assuming completion of the Excel Transactions, we will have successfully acquired 72 modern dry bulk carrier vessels built between 1992 and 2014, with a total capacity of approximately 11.8 million dwt, including 21 Capesize, four Post-Panamax, 20 Kamsarmax, 13 Panamax, two Ultramax, 10 Supramax and two Handymax vessels. During the same period we have successfully disposed of five older dry bulk carrier vessels, including four Capesize and one Panamax vessel.

As of August 20, 2014, our existing fleet of 33 modern dry bulk carrier vessels (which includes two vessels to be received from Heron) and the 34 Excel Vessels were built at leading Japanese, Chinese and Korean shipyards between 1993 and 2014, all of which are serving existing customers. Our management team’s newbuilding philosophy has been to focus on building vessels exclusively at what we believe to be among the leading shipyards in Japan and China rather than simply purchasing available slots at any shipyard. Based on our experience, we believe that charterers will prefer newer, high-quality vessels and that such vessels will help to reduce operating and maintenance expenses and increase utilization rates. Mr. Pappas has leveraged his relationships with the shipyards to carefully plan our 36-vessel newbuilding program, including Capesize ships built at JMU, which we believe are very desirable because of their fuel efficiency and reliability. Our newbuilding program is designed to take advantage of economies of scale as quickly as practicable, adding a total capacity of approximately 5.4 million dwt, with 30 of the 36 vessels to be delivered in 2014 to 2015. As of August 20, 2014, the average age of our existing fleet, together with the Excel Vessels, was 9.6 years. When our newbuilding program is completed (which we expect at the end of the second quarter of 2016), on a fully delivered basis, our fleet is expected to consist of 103 wholly owned vessels, with an average age of 7.8 years and an aggregate capacity of 11.9 million dwt. We believe that our existing fleet, the Excel Vessels and our expected newbuilding delivery schedule give us a competitive advantage.

Focus on fuel efficiency and optimized vessel operations

As of August 20, 2014, all of our 36 newbuilding vessels are Eco-type vessels, and our Capesize ships being built at JMU in Japan have some of the lowest projected fuel consumption rates in the Capesize market. These fuel-efficient Eco-type vessels will enable us to take advantage of available fuel cost savings and operational efficiencies and give us the opportunity to generate advantageous TCE rates, particularly in an environment in which fuel costs are high and charterhire rates are relatively low. In addition, each of our newbuilding vessels will be equipped with a sophisticated vessel remote monitoring system that will allow us to collect real-time information on the performance of critical on-board equipment, with a particular focus on fuel consumption and engine performance. Using this information, we will be able to be proactive in identifying potential problems and evaluating optimum operating parameters during various sea passage conditions. We will also be able to compare actual vessel performance to reported vessel performance and provide feedback to crews in real time, thereby reducing the likelihood of errors or omissions by our crews. Similar systems will be retrofitted to all of our existing vessels and most of the Excel Vessels. The vessel remote monitoring system is designed to enhance our ability to manage the operations of our vessels, thereby increasing operational efficiency and reducing maintenance costs and off-hire time. In addition, because 14 of the Excel Vessels and a number of our newbuilding vessels will be sister ships, we can take advantage of efficiencies in crewing, training and spare parts inventory management and can apply technical and operational knowledge of one ship to its sister ships. In addition to our newbuilding Eco-type vessels, 30 of our existing vessels are being equipped with sliding engine valves and alpha lubricators, making them semi-Eco vessels with increased fuel efficiency and decreased lubricant consumption. Most of the Excel Vessels either are equipped or are in the process of being equipped with similar features for increased fuel efficiency and decreased lubricant consumption.

Experienced management team with an extensive track record in the shipping industry

Our company’s leadership has considerable shipping industry expertise. Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 35 years of experience and more than 260 vessel acquisitions and dispositions. Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime. Mr. Pappas also has extensive relationships in the shipping industry, and he has leveraged his deep relationships with shipbuilders to formulate our newbuilding program.

Mr. Hamish Norton, our President, is also the Head of Corporate Development and Chief Financial Officer of Oceanbulk Maritime with more than 22 years of experience in the shipping industry. Prior to joining Oceanbulk Maritime, from 2007 through 2012, Mr. Norton was a Managing Director and the Global Head of the Maritime Group at Jefferies LLC, and from 2003 to 2007, he was head of the shipping practice at Bear Stearns. Mr. Norton has advised in numerous capital markets and mergers and acquisitions transactions by shipping companies.

Mr. Christos Begleris, our Co-Chief Financial Officer, has served as Deputy Chief Financial Officer of Oceanbulk Maritime since 2013 and was the Chief Financial Officer of Oceanbulk from January 2014. He has been involved in the shipping industry since 2008 and has considerable banking and capital markets experience, having executed more than $9.0 billion of acquisitions and financings.

Mr. Simos Spyrou, our Co-Chief Financial Officer, has served as Chief Financial Officer of Star Bulk since September 2011. Mr. Spyrou has more than 15 years of experience in the Greek equity and derivative markets at the Hellenic Exchanges Group.

Mr. Nicos Rescos, our Chief Operating Officer, has served as the Chief Operating Officer of Oceanbulk Maritime since April 2010 and the Commercial Director and Chief Operating Officer of Oceanbulk since April 2000. He has been involved in the shipping industry in key commercial positions since 1993 and has strong expertise in the dry bulk, container and product tanker markets, having been responsible for more than 150 vessel acquisitions and dispositions.

Mr. Zenon Kleopas, our Executive Vice-President—Technical & Operations, joined us in July 2011 and has over 30 years of experience in the shipping industry. He was actively involved in the acquisition of our initial fleet in 2007 and 2008. He has extensive experience in ship operations and supervising ship management through his continuous employment in shipping companies in the U.K. and Greece since 1980.

Extensive relationships with customers, lenders, shipyards and other shipping industry participants

Through Mr. Pappas and our senior management team, we have strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. Our senior management team has a long track record in the voyage chartering of dry bulk ships (including those that comprise our existing fleet), which we expect will be of great benefit to us in maximizing the profitability of our newbuilding fleet. The chartering team has had long experience in the business of arranging voyage and short-term time charters and can leverage its extensive industry relationships to arrange for favorable and profitable charters. We believe that these relationships with these counterparties and our strong sale and purchase track record and reputation as a creditworthy counterparty should provide us with access to attractive asset acquisitions, chartering and ship financing opportunities. Mr. Pappas has also leveraged his deep relationships with various shipyards to enable us to implement our newbuilding program and obtain attractive slots at those shipyards.

Our Business Strategies

Our primary objectives are to grow our business profitably and to continue to grow as a successful owner and operator of dry bulk vessels. The key elements of our strategy are:

Capitalize on expected increases in demand for dry bulk shipping

We have observed a recent generally upward trend in dry bulk charterhire rates, with 12-month period charter rates for Capesize vessels having increased from an average of $13,000 per day in July 2013 to an average of $22,000 per day in August 2014. Although there can be no assurance that such trends will continue, based on our analysis of industry dynamics, we believe that dry bulk charterhire rates will continue to rise for the medium term, coinciding with our expected fleet expansion. While the charter market remains at current levels, we intend to operate our vessels in the spot and short-term time charter market in order to benefit any from increases in charter rates.

Charter our vessels in an active and sophisticated manner

Based on improving market conditions in the dry bulk shipping industry, our business strategy is centered on arranging voyage and spot time charters for our vessels, an approach that is tailored specifically to the fuel efficiency of our fleet, particularly our newbuilding vessels. While this process is more difficult and labor-intensive than placing our vessels on longer-term time charters, it can lead to greater profitability, particularly for vessels that have lower fuel consumption than typical vessels. We expect to apply the same strategy to employ the Excel Vessels as they are delivered to us, to the extent they are not subject to long-term time charters at delivery. When operating a vessel on a voyage charter, we (as owner of the vessel) will incur fuel costs, and therefore, we are in a position to benefit from fuel savings (particularly for our Eco-type vessels). If charter market levels rise, we may employ our existing fleet and the Excel Vessels in the long-term time charter market, while we may be able to more advantageously employ our newbuilding fleet in the voyage charter market in order to capture the benefit of available fuel cost savings. For a long-term time charter, a rate based in part on the projected fuel consumption of our ship must be negotiated, and we may not be given full credit by the chartering party for the fuel efficiency of our vessels.

Expand our fleet through opportunistic acquisitions of high-quality vessels at attractive prices

As of August 20, 2014, we had contracts for 36 additional newbuilding vessels with an aggregate capacity of approximately 5.2 million dwt. We have also entered into the Excel Transactions, pursuant to which, by the end of 2014, we agreed to acquire 34 operating vessels with an aggregate capacity of approximately 3.2 million dwt (of which eight vessels with a capacity of 620,400 dwt had been delivered to us as of September 19, 2014). We intend to continue to opportunistically acquire high-quality vessels at attractive prices, and we continue to be in discussions relating to the acquisition of significant fleets in terms of deadweight tonnage and number of vessels, with our goal being to complete one or more additional acquisitions during the latter half of 2014, to the extent agreements are reached. When evaluating acquisitions, we will consider and analyze, among other things, our expectation of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry may present an opportunity for us to grow our fleet at favorable prices.

Maintain a strong balance sheet through moderate use of leverage

We plan to finance our fleet, including future vessel acquisitions, with a mix of debt and equity, and we intend to maintain moderate levels of leverage over time (as described below), even though we may have the capacity to obtain additional financing. As of June 30, 2014, on a pro forma basis, our debt to total capitalization ratio was approximately 30-35%. By maintaining moderate levels of leverage, we maintain greater flexibility than our more leveraged competitors to operate our vessels under shorter spot or period charters. Charterers have increasingly favored financially solid vessel owners, and we believe that our balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which in our experience have recently displayed a preference for contracting with well-capitalized counterparties.

Oaktree

Oaktree is our largest shareholder. Oaktree Capital Management, L.P., together with its affiliates, is a leader among global investment managers specializing in alternative investments, with $83.6 billion in assets under management as of December 31, 2013. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 800 employees and offices in 16 cities worldwide. See “—Recent Developments-Oaktree Agreements” for a discussion on the various limitations on the transfer and voting of our common shares by Oaktree.

Corporate and Other Information

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.StarBulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

Recent Developments

The July 2014 Transactions

In July 2014, we completed a transaction in which we acquired Oceanbulk Shipping LLC (“Oceanbulk Shipping”) and Oceanbulk Carriers LLC, (“Oceanbulk Carriers”, and, together with Oceanbulk Shipping, “Oceanbulk”) from Oaktree Dry Bulk Holdings LLC (including affiliated funds, “Oaktree”) and Millennia Holdings LLC (“Millennia Holdings”, and together with Oaktree, the “Sellers”), through the merger of our wholly-owned subsidiaries into Oceanbulk’s holding companies (the “Merger”). Oceanbulk owned and operated a fleet of 12 dry bulk carrier vessels and owned contracts for the construction of 25 newbuilding dry bulk vessels fuel-efficient Eco-type vessels (two of which, Peloreus and Leviathan, were delivered to us on July 22, 2014 and September 19, 2014, respectively) at shipyards in Japan and China. Millennia Holdings is an entity that is affiliated with the family of Mr. Petros Pappas, who became our Chief Executive Officer in connection with the Merger.

The agreement governing the Merger also provided for the acquisition by us (the “Heron Transaction”) of two Kamsarmax vessels (the “Heron Vessels”), from Heron Ventures Ltd. (“Heron”), a limited liability company incorporated in Malta. We issued 2,115,706 of our common shares into escrow as consideration for the Heron

Vessels. The common shares will be released from escrow to the Sellers at the time Heron distributes its vessels to its equity holders, whereupon the two Heron Vessels will be transferred to us, and we expect to pay $25.0 million in cash (for which we may seek financing).

In addition, concurrently with the Merger, we completed a transaction (the “Pappas Transaction”), in which we acquired all of the issued and outstanding shares of Dioriga Shipping Co. and Positive Shipping Company (collectively, the “Pappas Companies”), which were entities owned and controlled by affiliates of the family of Mr. Pappas (the “Pappas Shareholders”). The Pappas Companies owned and operated a dry bulk carrier vessel (Tsu Ebisu) and had a contract for the construction of a newbuilding dry bulk carrier vessel, HN 5016 (tbn Indomitable).

We refer to the Merger, the Heron Transaction and the Pappas Transaction, together, as the “July 2014 Transactions.”

A total of 54,104,200 of our common shares were issued to the various selling parties in the July 2014 Transactions, of which 45,460,324 shares were issued to Oaktree, and 8,643,876 shares were issued to owners of the Pappas Companies and Millennia Holdings.

In connection with the July 2014 Transactions, we increased the number of directors constituting our Board of Directors to nine and, following the resignation of Ms. Milena Pappas as a director, appointed Mr. Rajath Shourie, Ms. Emily Stephens, Ms. Renée Kemp and Mr. Stelios Zavvos as additional directors.

In connection with the July 2014 Transactions, Mr. Petros Pappas became our Chief Executive Officer, Mr. Hamish Norton became our President, Mr. Christos Begleris became our Co-Chief Financial Officer, Mr. Nicos Rescos became our Chief Operating Officer, and Ms. Sophia Damigou became our Co-General Counsel. Mr. Spyros Capralos resigned as our Chief Executive Officer but will remain with the Company as our Chairman, and Zenon Kleopas (our former Chief Operating Officer) will continue as our Executive Vice President—Technical Operations.

Oaktree Agreements. At the closing of the July 2014 Transactions, we and Oaktree entered into a shareholders agreement (the “Oaktree Shareholders Agreement”). Under the Oaktree Shareholders Agreement, Oaktree has the right to nominate four of the nine directors so long as it beneficially owns 40% or more of our outstanding voting securities. The number of directors able to be designated by Oaktree is reduced to three directors if Oaktree beneficially owns 25% or more but less than 40% of our outstanding voting securities, to two directors if Oaktree beneficially owns 15% or more but less than 25% and to one director if Oaktree beneficially owns 5% or more but less than 15%. Oaktree’s designation rights terminate if it beneficially owns less than 5% of our outstanding voting securities. Four individuals designated by Oaktree are currently our directors (Messrs. Pappas and Shourie and Mses. Stephens and Kemp).

Under the Oaktree Sharholders Agreement, with certain limited exceptions, Oaktree effectively cannot vote more than 33% of our outstanding common shares (subject to adjustment under certain circumstances).

Pursuant to the Oaktree Shareholders Agreement, so long as Oaktree and its affiliates beneficially own at least 10% of our outstanding voting securities, Oaktree and its affiliates have agreed not to directly or indirectly acquire beneficial ownership of any additional voting securities of ours or other equity-linked or other derivative securities with respect to our voting securities if such acquisition would result in Oaktree’s beneficial ownership to exceed 63.6%, subject to certain specified exceptions. In addition, pursuant to the Oaktree Shareholders Agreement, subject to various exclusions, so long as Oaktree and its affiliates beneficially own at least 10% of our voting securities, unless specifically invited in writing by our Board of Directors, they may not (i) enter into any tender or exchange offer or various types of merger, business combination, restructuring and extraordinary transactions, (ii) solicit proxies or consents in respect of such transactions, (iii) otherwise act to seek to control or influence our management, Board of Directors or other policies (except with respect to the nomination of Oaktree designees pursuant to the Oaktree Shareholders Agreement and other nominees proposed Nominating and Corporate Governance Committee) or (iv) enter into any negotiations, arrangements or understandings with any third party with respect to any of the above.

Pursuant to the Oaktree Shareholders Agreement, Oaktree also agreed to various limitations on the transfer of its common shares.

In addition, at the closing of the July 2014 Transactions, we entered into a registration rights agreement, which grants Oaktree (and certain other significant shareholders) customary demand, shelf and piggyback registration rights.

See Exhibit 99.3 to the Transaction 6-K for more information regarding the Oaktree Shareholders Agreement and the registration rights agreement.

Pappas Shareholders and Related Arrangements. At the closing of the July 2014 Transactions, the Pappas family and their affiliates (collectively, the “Pappas Shareholders”) entered into a shareholders agreement (the “Pappas Shareholders Agreement”) with us. Pursuant to the Pappas Shareholders Agreement, the various Pappas Shareholders agreed to various voting and standstill restrictions that are similar to those applicable to Oaktree and its affiliates under the Oaktree Shareholders Agreement, including a limitation on voting of 15% of our outstanding common shares (subject to adjustment under certain circumstances). The Pappas Shareholders also are parties to the registration rights agreement. See Exhibit 99.3 to the Transaction 6-K for more information regarding the Pappas Shareholders Agreement and the registration rights agreement.

While Mr. Petros Pappas expects that he will spend substantially all of such time as he devotes to the dry bulk shipping industry managing our company, Mr. Pappas is not required to work full-time on our affairs. We expect that the amount of time Mr. Pappas allocates to managing our company will vary from time to time depending on the needs of the business and the level of strategic activity at the time.

The Excel Transactions

In August 2014, we entered into definitive agreements relating to the Excel Transactions with Excel, pursuant to which we will acquire the 34 Excel Vessels for an aggregate of 29,917,312 common shares (the “Excel Vessel Share Consideration”) and $288.4 million in cash. The Excel Vessels will be transferred to us in a series of closings, on a vessel-by-vessel basis, in general upon reaching port after their current voyages and cargoes are discharged. In the case of three Excel Vessels (Christine (tbn Star Martha), Sandra (tbn Star Pauline) and Lowlands Beilun (tbn Star Despoina)) which are being transferred subject to existing charters, we will receive the outstanding equity interests of the vessel-owning subsidiaries that own those Excel Vessels (although all other assets and liabilities of such vessel-owning subsidiaries will remain with Excel). We expect to complete all of the Excel Vessel closings by the end of 2014.

Entities affiliated with Oaktree (the “Oaktree Excel Investors”) and entities affiliated with Angelo, Gordon & Co. (the “Angelo, Gordon Excel Investors”) are holders of 46.7% and 23.6%, respectively, of the outstanding equity of Excel. The Excel Transactions were approved by the disinterested members of our board of directors, based upon the recommendation of a transaction committee of disinterested directors, which considered the Excel Transactions on our behalf in coordination with our management team. The total consideration was determined based on the average of three vessel appraisals by independent vessel appraisers.

At the transfer of each Excel Vessel, we will pay the cash and share consideration for such Excel Vessel to Excel. We expect to use cash on hand, together with borrowings under a new $231.0 million secured bridge loan facility (the “Excel Vessel Bridge Facility”) extended to us by entities affiliated with Oaktree and entities affiliated with Angelo, Gordon & Co. to fund the cash consideration for the Excel Vessels. Excel will use the cash consideration to cause an amount of outstanding indebtedness under its senior secured credit agreement to be repaid, such that all liens and obligations with respect to the transferred Excel Vessel (or vessel-owning subsidiary) are released upon the transfer to us. We have been informed that Excel expects to distribute the Excel Vessel Share Consideration to its equityholders, including the Oaktree Excel Investors and the Angelo, Gordon Excel Investors. As of September 19, 2014 we had drawn $51.4 million under the Excel Vessel Bridge Facility.

In connection with the foregoing transactions, we entered into an amendment to our existing registration rights agreement to provide holders of the Excel Vessel Share Consideration with certain customary demand, shelf and piggyback registration rights.

We refer to the Excel Transactions and the July 2014 Transactions as the “Transactions”.

For more information regarding the terms of the Excel Transactions and the amendment to the registration rights agreement, see Exhibit 99.4 to the Transaction 6-K.

Significant Shareholders as a Result of the Transactions

A total of 54,104,200 of our common shares were issued to the various selling parties in the July 2014 Transactions, of which 45,460,324 shares were issued to Oaktree, and 8,643,876 shares were issued to owners of the Pappas Companies and Millennia Holdings. After the July 2014 Transactions, Oaktree was the beneficial owner of approximately 61.3% of our outstanding common shares, and the Pappas Shareholders were the beneficial owners of approximately 12.6% of our outstanding common shares.

Giving effect to the completion of the Excel Transactions (which we expect to occur by the end of 2014), and assuming the full distribution of the Excel Vessel Share Consideration to Excel’s equityholders, Oaktree will beneficially own 57.4% of our outstanding common shares, and the Angelo, Gordon Excel Investors will beneficially own 6.2% of our outstanding common shares. As a result of the issuance of the Excel Vessel Share Consideration, the Pappas Shareholders will beneficially own 8.5% of our outstanding common shares.

As noted above, under the Oaktree Shareholders Agreement, with certain limited exceptions, Oaktree effectively cannot vote more than 33% of our outstanding common shares (subject to adjustment under certain circumstances), and the Pappas Shareholders are subject to a similar limitation under the Pappas Shareholders Agreement of 15% (subject to adjustment under certain circumstances).

Additional Financings and Loan Agreement Amendments

In connection with the Excel Transactions, we entered into the new $231.0 million Excel Vessel Bridge Facility, which will be secured by 33 of the Excel Vessels, related bank accounts, earnings and issuances, and an equity pledge from each subsidiary that owns the 33 pledged Excel Vessels. It matures on February 28, 2016 and has various negative and financial maintenance covenants. We expect to use the proceeds of the Excel Vessel Bridge Facility to pay the cash portion of consideration in the Excel Transactions. As of September 19, 2014, we had drawn approximately $51.4 million under the Excel Vessel Bridge Facility. For more information on the Excel Vessel Bridge Facility, see Exhibit 99.4 to the Transaction 6-K.

As a result of the July 2014 Transactions, we assumed an additional $208.2 million aggregate principal amount of vessel financing, representing the outstanding debt of the Oceanbulk Companies and the Pappas Companies as at July 11, 2014, all of which is secured by the vessels financed, some of which is guaranteed either by us or by certain of our subsidiaries. All of the vessels financing agreements have various negative and financial maintenance covenants. In addition, we also assumed bareboat charters with respect to four newbuilding vessels being built at Yangzijiang and five newbuilding vessels being built at SWS. Heron has an outstanding loan facility provided by CiT, which is secured by the vessels owned by Heron. For more information regarding these financing arrangements see Exhibit 99.2 to the Transaction 6-K, in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities”.

In connection with the July 2014 Transactions, we amended our $85.0 million facility with Deutsche Bank AG Filiale Deutschlandgeschäft (the “Deutsche Bank Facility”), which is more fully described in Exhibit 99.2 to the Transaction 6-K in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities”, to make Star Bulk Carriers Corp., among others, the guarantor under this facility and have the covenants apply to Star Bulk Carriers Corp., rather than Oceanbulk Shipping.

In connection with the July 2014 Transactions, we also amended our $86.6 million facility with HSBC Bank plc. (the “HSBC Facility”), which is more fully described in Exhibit 99.2 to the Transaction 6-K in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities”, to make Star Bulk Carriers Corp. the guarantor under this facility and have the covenants apply to Star Bulk Carriers Corp, rather than Oceanbulk Shipping.

During the next several months, we will seek to amend the remaining assumed facilities in a similar fashion.

During July 2014, we obtained the consent of our lenders to complete the July 2014 Transactions.

Common Share Issuances

In July 2014, we offered as consideration 54,104,200 common shares under the terms of the July 2014 Transactions.

On July 11, 2014, 15,000 common shares were granted to our directors Mr. Softeland and Mr. Schmitz and vested on the same date. We plan to issue the respective shares during the third quarter of 2014.

Pursuant to a termination agreement between us and Mr. Spyros Capralos, our former Chief Executive Officer and current Non-Executive Chairman, dated July 31, 2014, we agreed to a severance payment of 168,842 common shares, which were issued on August 4, 2014, and an amount of euro 664,000 in cash.

In August 2014, we agreed to issue the Excel Vessel Share Consideration of approximately 29,917,312 common shares under the terms of the Excel Transactions. As of September 19, 2014, we had issued 6,232,223 common shares as part of the Excel Vessel Share Consideration in connection with the delivery of eight Excel Vessels.

Delivery of Peloreus

On July 22, 2014, Peloreus, a Capesize vessel with a capacity of 182,000 dwt, was delivered to us by JMU. The delivery installment payment of $34.6 million was partially financed by $32.5 million drawn under the Deutsche Bank Facility, and the remaining amount of $2.1 million was financed by existing cash.

Delivery of Leviathan

On September 19, 2014, Leviathan, a Capesize vessel with a capacity of 182,000 dwt, was delivered to us by JMU. The delivery installment payment of $34.6 million was partially financed by $32.5 million drawn under the Deutsche Bank Facility, and the remaining amount of $2.1 million was financed by existing cash.

NIBC Facility

In July 2014, we executed a binding term sheet with NIBC Bank N.V. (the “NIBC Facility”) for financing an aggregate amount of $32.0 million, which will be available in two tranches of $16.0 million, to partially finance the construction cost of two Ultramax bulk carriers currently under construction by JMU (Hulls HN 5040, tbn Star Acquarius and HN 5043, tbn Star Pisces), with expected delivery in June 2015 and September 2015, respectively. Execution of the definitive agreements relating to this facility is expected in October 2014. The facility will mature six years after the signing date. Each tranche is expected to be drawn with the delivery of the relevant vessel and will be repayable in consecutive quarterly installments of $0.3 million, commencing three months after the drawdown, plus a balloon payment of $10.7 million, for HN 5040, and $10.9 million, for HN 5043, both due in September 2020. The NIBC Facility will bear interest at LIBOR plus a margin of 2.80% per annum. It will be secured by first priority cross collateralized mortgage over the financed vessels and general and specific assignments and will be guaranteed by Star Bulk Carriers Corp. The definitive agreements of the NIBC Facility will contain negative and financial covenants customary for facilities of this type.

BNP Facility

In July 2014, Positive Shipping Company executed a binding term sheet with BNP Paribas (the “BNP Facility”) for financing an amount of $32.5 million, to partially finance the construction cost of its Capesize bulk carrier currently under construction by JMU (Hull HN 5016, tbn Indomitable), with expected delivery in November 2014. Execution of the definitive agreement relating to this facility is scheduled on or before September 30, 2014. The facility is expected to be drawn with the delivery of the vessel and will be repaid in 20 equal, consecutive, quarterly principal payments of $0.5 million each with the first becoming due and payable three months from the drawdown date together with a balloon installment of $21.8 million payable simultaneously with the 20th installment. The BNP Facility will bear interest at LIBOR plus a margin of 2.50% per annum. It will be secured by first priority mortgage over the financed vessel and general and specific assignments. The BNP Facility will be guaranteed by Star Bulk Carriers Corp. The definitive agreement of the BNP Facility will contain negative and financial covenants customary for facilities of this type.

Developments Relating to Heron

On September 5, 2014, Oceanbulk Shipping, which is now a subsidiary of ours as a result of the July 2014 Transactions, entered into a term sheet with ABY Group Holdings Limited (“ABY Group”) and Heron. The term sheet provides for the conversion of the existing convertible notes (the “Convertible Notes”) issued by Heron to Oceanbulk Shipping into 50% of the equity of Heron (with the remaining 50% of Heron’s equity to be held by ABY Group). Among other things, the term sheet contains customary governance provisions and provisions relating to the liquidation of Heron following the conversion of the Convertible Notes. Under the term sheet, as soon as practicable, Oceanbulk Shipping will receive as a distribution the ABYO Gwyneth and the ABYO Angelina (two Kamsarmax vessels of 82,790 dwt and 82,987 dwt, respectively), and ABY Group will receive as a distribution the ABYO Audrey (a Capesize vessel of 175,125 dwt) and the ABYO Oprah (a Kamsarmax vessel of 82,551 dwt). Subject to the lender’s approval, the remaining amount of debt under Heron’s existing credit facility (the “CiT Facility”), will be assigned to each equity holder based on the amount of the CiT Facility corresponding to the vessels being distributed to such equity holder. The conversion of the Convertible Notes is expected to occur during October 2014, as soon as all customary conditions precedent are satisfied.

As further discussed in the notes to our unaudited condensed combined pro forma financial statements contained in Exhibit 99.2 to the Transaction 6-K, pursuant to the Merger Agreement, we expect the Sellers will remain, on behalf of Oceanbulk Shipping, as the ultimate beneficial owners of Heron until Heron is dissolved. In addition, upon the distribution of the Heron Vessels to its equity holders, we will be required to pay $25.0 million in cash in respect of the debt secured by the Heron Vessels and instruct the Escrow Agent to release the 2,115,706 common shares held in escrow in order to acquire the two vessels distributed to Oceanbulk Shipping. We expect that the transfer of the two Heron Vessels will be completed within the second half of 2014.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 21, 2014, and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

Risks Related to Our Industry

Charterhire rates for dry bulk vessels are volatile and have declined significantly since their historic highs and may remain at low levels or decrease in the future, which may adversely affect our earnings, revenue and profitability and our ability to comply with our loan covenants.

The dry bulk shipping industry is cyclical with high volatility in charterhire rates and profitability. The degree of charterhire rate volatility among different types of dry bulk vessels has varied widely; however, the continued downturn in the dry bulk charter market has severely affected the entire dry bulk shipping industry and charterhire rates for dry bulk vessels have declined significantly from historically high levels. In the past, time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. The BDI, a daily average of charter rates for key dry bulk routes published by the Baltic Exchange Limited, which has long been viewed as the main benchmark to monitor the movements of the dry bulk vessel charter market and the performance of the entire dry bulk shipping market, declined 94% in 2008 from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and has remained volatile since then. The BDI recorded a record low of 647 in February 2012. While the BDI has since increased from these low levels and has fluctuated in a range between 698 and 2,337 from December 2012 through and including August 2014, the market remains volatile and there can be no assurance that the dry bulk charter market will continue to increase and the market could decline.

Fluctuations in charter rates result from changes in the supply of and demand for vessel capacity and changes in the supply of and demand for the major commodities carried by water internationally. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. Since we charter our vessels principally in the spot market, we are exposed to the cyclicality and volatility of the spot market. Spot market charterhire rates may fluctuate significantly based upon available charters and the supply of and demand for seaborne shipping capacity, and we may be unable to keep our vessels fully employed in these short-term markets. Alternatively, charter rates available in the spot market may be insufficient to enable our vessels to operate profitably. A significant decrease in charter rates would also affect asset values and adversely affect our profitability, cash flows and our ability to pay dividends, if any.

Factors that influence demand for dry bulk vessel capacity include:

•	supply of and demand for energy resources, commodities, consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•	natural disasters;

•	disruptions and developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping rate of older vessels;

•	speed of vessel operation;

•	vessel casualties; and

•	the number of vessels that are out of service, namely those that are laid-up, dry docked, awaiting repairs or otherwise not available for hire.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing dry bulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our dry bulk vessels will be dependent upon economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo to be transported by sea. Given the number of new dry bulk carriers currently on order with the shipyards, the capacity of the global dry bulk carrier fleet seems likely to increase and there can be no assurance as to the timing or extent of future economic growth. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

Global economic conditions may continue to negatively impact the dry bulk shipping industry.

In the current global economy, operating businesses have recently faced tightening credit, weakening demand for goods and services, weak international liquidity conditions, and declining markets. Lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such cargoes have led to decreased demand for dry bulk carriers, creating downward pressure on charter rates and vessel values. The relatively weak global economic conditions have and may continue to have a number of adverse consequences for dry bulk and other shipping sectors, including, among other things:

•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;

•	decreases in the market value of dry bulk vessels and limited secondhand market for the sale of vessels;

•	limited financing for vessels;

•	widespread loan covenant defaults; and

•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.

•	The occurrence of one or more of these events could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain financing or refinance our future credit facilities on acceptable terms, which may hinder or prevent us from operating or expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices that will not be dilutive to our existing shareholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available to the extent required, or that we will be able to refinance our future credit facilities, on acceptable terms or at all. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete the acquisition of our newbuildings and additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

Many of our vessels will soon be exposed to the volatilities of the dry bulk charter markets.

Dry bulk charter markets experienced significant continued weakness in 2013. As of August 20, 2014, we had 25 vessels employed in the spot market based on the short duration of their current charter agreements, five vessels on medium to long term time charters scheduled to expire from November 2015 until August 2016 and one vessel undergoing dry docking. We also expect to employ most of the Excel Vessels in the spot market, after each Excel Vessel is delivered to us, to the extent they are not subject to long-term time charters at delivery. The time charter market is highly competitive and spot and short-term trip charter market charterhire rates (which affect time charter rates) may fluctuate significantly based upon the supply of, and demand for, seaborne dry bulk shipping capacity. Our ability to re-charter our vessels on the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the dry bulk shipping market. The dry bulk carrier charter market is volatile, and in the past, time charter and spot market charter rates for dry bulk carriers have declined below operating costs of vessels. If we are required to charter these vessels at a time when demand and charter rates are very low, we may not be able to secure time charter or spot market employment for our vessels at all or at reduced and potentially unprofitable rates. As a result, our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends, if any, in the future, and compliance with covenants in our credit facilities, may be affected.

The instability of the euro or the inability of countries to refinance their debts could have a material adverse effect on our revenue, profitability and financial position.

As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility (the “EFSF”), and the European Financial Stability Mechanism (the “EFSM”), to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, which was established on

September 27, 2012 to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries. Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the euro. An extended period of adverse developments in the outlook for European countries could reduce the overall demand for dry bulk cargoes and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and cash flow.

If economic conditions throughout the world do not improve, it may negatively affect our results of operations, financial condition and cash flows and may adversely affect the market price of our common shares.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy is currently facing a number of new challenges, recent turmoil and hostilities in various regions, including Syria, Iraq, North Korea, North Africa and Ukraine. The weakness in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods and, thus, shipping. Continuing economic instability could have a material adverse effect on our ability to implement our business strategy.

The United States, the European Union and other parts of the world have recently been or are currently in a recession and continue to exhibit weak economic trends. The credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal and state governments and European authorities have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets and may implement additional regulations in the future. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Global financial markets and economic conditions have been, and continue to be volatile. Credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under credit facilities or any future financial arrangements. The recent and developing economic and governmental factors, together with possible further declines in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows, or the trading price of our common shares.

Continued economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect on us, as we anticipate a significant number of the port calls made by our vessels will continue to involve the loading or discharging of dry bulk commodities in ports in the Asia Pacific region. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP is estimated to have decreased for the fourth year in a row to approximately 7.6% for the year ended December 31, 2013, and continues to remain below pre-2008 levels. China has recently imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. It is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. Our business, financial condition and results of operations, ability to pay dividends, if any, as well as our future prospects, will likely be materially and adversely affected by a further economic downturn in any of these countries.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of western countries in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, bank regulation, currency and monetary policy, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a “planned economy.” Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five year State Plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through State Plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. In addition, economic reforms may include reforms to the banking and credit sector and may produce a shift away from the export-driven growth model that has characterized the Chinese economy over the past few decades. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. The level of imports to and exports from China could be adversely affected by the failure to continue market reforms or changes to existing pro-export economic policies. The level of imports to and exports from China may also be adversely affected by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, internal political instability, changes in currency policies, changes in trade policies and territorial or trade disputes. A decrease in the level of imports to and exports from China could adversely affect our business, operating results and financial condition.

The market values of our vessels may decline, which could limit the amount of funds that we can borrow, cause us to breach certain financial covenants in our credit facilities (including ship financing facilities) or result in an impairment charge, and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of dry bulk vessels have generally experienced high volatility and have recently declined significantly. The fair market value of our vessels may continue to fluctuate depending on a number of factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types, sizes and ages of vessels;

•	supply of and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations;

•	the need to upgrade vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise;

•	technological advances; and

•	competition from other shipping companies and other modes of transportation.

If the fair market value of our vessels declines, we might not be in compliance with various covenants in our ship financing facilities, some of which require the maintenance of a certain percentage of fair market value of the vessels securing the facility to the principal outstanding amount of the loans under the facility or a maximum ratio of total liabilities to market value of adjusted total assets. Under such circumstances, the amount of funds we may draw down under our credit facilities may be limited, and an event of default could result. In such circumstances, we may not be able to refinance our debt or obtain additional financing on terms that are acceptable to us or at all. If we are not able to comply with the covenants in our credit facilities and are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our vessels, or the funds required to pay for a vessel may not be available at the time the payments are due to the shipbuilder or seller. Furthermore, if vessel values decline, we may have to record an impairment charge in our consolidated financial statements, which could adversely affect our financial results. In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessels’ carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings.

Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of such acquisitions may increase and this could adversely affect our business, results of operations, cash flow and financial condition.

Compliance with safety and other vessel requirements imposed by classification societies may be very costly and may adversely affect our business.

The vast majority of commercial vessels are built to safety and other vessel requirements established by private classification, or class, societies such as the American Bureau of Shipping. The class society certifies that a vessel is safe and seaworthy in accordance with its standards and regulations, which is an element of compliance with the Safety of Life at Sea Convention known as SOLAS, and, where so engaged, the applicable conventions, rules and regulations adopted by the country of registry of the vessel. Every classed vessel is subject to a specific program of periodic class surveys consisting of annual surveys, an intermediate survey and a class renewal or special survey every five years. Surveys become more intensive as the vessel ages.

In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be taken out of the water in a dry dock every two and a half to five years for inspection of its underwater parts.

Compliance with class society recommendations and requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and uninsurable until such failures are remedied, which could negatively impact our results of operations and financial condition.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous international, national, state and local laws, regulations, treaties and conventions in force in international waters and the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These laws and other legal requirements include, but are not limited to, the U.S. Act to Prevent Pollution from Ships, the U.S. Oil Pollution Act of 1990 (the “OPA”), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Clean Air Act, the U.S. Clean Water Act, the U.S. Ocean Dumping Act, 1972, the U.S. Maritime Transportation Security Act of 2002 and international conventions issued under the auspices of the United Nations International Maritime Organization including the International Convention on the Prevention of Marine Pollution by Dumping of Wastes and Other Matter, 1972 as modified by the 1996 London Protocol, the International Convention for the Prevention of Pollution from Ships, 1973 as modified by the Protocol of 1978, the International Convention for the Safety of Life at Sea, 1974, and the International Convention on Load Lines, 1966. Compliance with such laws and other legal requirements may require vessels to be altered, costly equipment to be installed or operational changes to be implemented and may decrease the resale value or reduce the useful lives of our vessels. Such compliance costs could have a material adverse effect on our business, financial condition and results of operations. A failure to comply with applicable laws and other legal requirements may result in administrative and civil monetary fines and penalties, additional compliance plans or programs or other ongoing increased compliance costs, criminal sanctions or the suspension or termination of our operations. Because such laws and other legal requirements are often revised, we cannot predict the ultimate cost of complying with them or their impact on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations or other legal requirements may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our business, financial condition and results of operations.

Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Furthermore, environmental, safety, manning and other laws and legal requirements have become more stringent and impose greater costs on vessels after significant vessel related accidents like the grounding of the Exxon Valdez in 1989 and the explosion and oil spill in 2010 with respect to the Deepwater Horizon offshore oil drilling rig. Similar unpredictable events may result in further regulation of the shipping industry as well as modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition and results of operations. An oil spill caused by one of our vessels or attributed to one of our vessels could result in significant company liability, including fines, penalties and criminal liability and remediation costs for natural resource and other damages under a variety of laws and legal requirements, as well as third-party damages.

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to our operations and to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Any such insurance may not be sufficient to cover all such liabilities and it may be difficult to obtain adequate coverage on acceptable terms in certain market conditions. Claims against our vessels whether covered by insurance or not may result in a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future.

In order to comply with emerging ballast water treatment requirements, we may have to purchase expensive ballast water treatment systems and modify our vessels to accommodate such systems.

Many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive harmful species via such discharges. The United States, for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternative measure, and to comply with certain reporting requirements. The International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”), adopted by the UN International Maritime Organization in February 2004, calls for the phased introduction of mandatory reducing living organism limits in ballast water over time. Although the BWM Convention has not yet entered into force and has not been ratified by the United States, the United States Coast Guard has adopted regulations imposing requirements similar to those of the BWM Convention. In order to comply with these living organism limits, vessel owners may have to install expensive ballast water treatment systems or make port facility disposal arrangements and modify existing vessels to accommodate those systems. To date, many of these systems are unproven and not yet certified for use by any government. We cannot predict whether the BWM Convention will be sufficiently ratified to enter into force or whether other countries will adopt it or similar requirements unilaterally. Adoption of the BWM Convention standards could have an adverse material impact on our business, financial condition and results of operations depending on the available ballast water treatment systems and the extent to which existing vessels must be modified to accommodate such systems.

An over-supply of dry bulk carrier capacity in recent years may prolong or further depress the current low charter rates, which may limit our ability to operate our dry bulk carriers profitably.

The supply of dry bulk vessels has increased significantly since the beginning of 2006. As of the end of February 2014, the majority of newbuilding orders, which were placed over recent years, were completed, and the current order book stands at approximately 19.4% of the existing global fleet capacity. Vessel supply has increased more than vessel demand in recent years, causing downward pressure on charter rates during that time. If supply is not fully absorbed by the market, charter rates may continue to be under pressure due to vessel supply. Since our fleet will continue to be employed in voyage charters and short-term time charters, we remain exposed to the spot market.

World events could affect our results of operations and financial condition.

Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. Continuing conflicts, instability and other recent developments in the Ukraine, the Korean Peninsula, the East China Sea, the Middle East, including Iraq, Syria, Egypt, West Africa and North Africa, and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. The epidemic of the Ebola virus disease, which is ongoing in West Africa, may lead to crew member illness, which can disrupt the operations of our vessels, or to public health measures, which may prevent our vessels from calling on ports or discharging cargo in the affected areas or in other locations after having visited the affected areas. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. In November 2013, the government of the People’s Republic of China announced an Air Defense Identification Zone (“ADIZ”), covering much of the East China Sea. When introduced, the Chinese ADIZ was controversial because a number of nations are not honoring the ADIZ, and the ADIZ includes certain maritime areas that have been contested among various nations in the region. Tensions relating to the Chinese ADIZ may escalate as a result of incidents relating to the ADIZ or other territorial disputes, which may result in additional limitations on navigation or trade. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2012 and 2013 to its lowest level since 2009, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea and the West Coast of Africa, with dry bulk vessels particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including those due to employing onboard security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charterhire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

We could face penalties under European Union, United States or other economic sanctions which could adversely affect our reputation, our financial results and the market for our common shares.

Our business could be adversely impacted if we are found to have violated economic sanctions under the applicable laws of the European Union, the United States or another applicable jurisdiction against countries such as Iran, Sudan, Syria, North Korea and Cuba. U.S. economic sanctions, for example, prohibit a wide scope of conduct, target numerous countries and individuals, are frequently updated or changed and have vague application in many situations.

Many economic sanctions relate to our business, including prohibitions on certain kinds of trade with countries, such as exportation or re-exportation of commodities, or prohibitions against certain transactions with designated nationals who may be operating under aliases or through non-designated companies. The imposition of Ukrainian-related economic sanctions on Russian persons first imposed in March 2014 is an example of economic sanctions with a potentially widespread and unpredictable impact on shipping.

The U.S. Iran Threat Reduction Act (which was signed into law in 2012) amended the Exchange Act to require issuers that file annual or quarterly reports under Section 13(a) of the Exchange Act to include disclosure in their annual and quarterly reports as to whether the issuer or its affiliates have knowingly engaged in certain activities prohibited by sanctions against Iran or transactions or dealings with certain identified persons. We are subject to this disclosure requirement.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Even inadvertent violations of economic sanctions can result in the imposition of material fines and restrictions and could adversely affect our business, financial condition and results of operations, our reputation, and the market price of our common shares.

Our vessels may call on ports subject to economic sanctions or embargoes that could adversely affect our reputation and the market for our common shares.

From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. With effect from July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies, such as ours, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, on May 1, 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the “Joint Plan of Action” (“JPOA”). Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the U.S. and EU would voluntarily suspend certain sanctions for a period of six months. On January 20, 2014, the U.S. and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014. On July 18, 2014, the P5+1 and Iran agreed to extend the measures taken under JPOA until November 24, 2014.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future as such regulations and sanctions may be amended over time, and the U.S. retains the authority to revoke the aforementioned relief if Iran fails to meet its commitments under the JPOA. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Our operating results are subject to seasonal fluctuations.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charterhire rates. This seasonality may result in volatility in our operating results to the extent that we enter into new charter agreements or renew existing agreements during a time when charter rates are weaker or we operate our vessels on the spot market or index based time charters, which may result in quarter-to-quarter volatility in our operating results. The dry bulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. Since we charter our vessels principally in the spot market, our revenues from our dry bulk carriers may be weaker during the fiscal quarters ended June 30 and September 30, and stronger during the fiscal quarters ended December 31 and March 31.

We are subject to international safety regulations, and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code (the “ISM Code”). The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation of vessels and describing procedures for dealing with emergencies. In addition, vessel classification societies impose significant safety and other requirements on our vessels.

The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of our existing vessels is ISM Code-certified, and each of the vessels that we have agreed to acquire will be ISM Code-certified when delivered to us. However, if we are found not to be in compliance with ISM Code requirements, we may have to incur material direct and indirect costs to resume compliance and our insurance coverage could be adversely impacted as a result of compliance. Our vessels may also be delayed or denied port access if they are found to be in non-compliance, which could result in charter claims and increased inspection and operational costs even after resuming compliance. Any failure to comply with the ISM Code could negatively affect our business, financial condition and results of operations.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures may result in the seizure of contents of our vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

The operation of dry bulk carriers entails certain operational risks that could affect our earnings and cash flow.

For a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense and easily shifted and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Rising fuel, or bunker, prices and marine fuel availability may adversely affect our profits.

Since we expect to primarily employ our vessels in the spot market, we expect that vessel fuel, known as bunkers, will be the largest single expense item in our shipping operations for our vessels. While we believe that we will experience a competitive advantage as a result of increased bunker prices due to the greater fuel efficiency of our vessels compared to the average global fleet, changes in the price of fuel may adversely affect our profitability. The imposition of stringent vessel air emissions requirements, such as the requirement to reduce the amount of sulfur in fuel to 0.10% in certain coastal areas on January 1, 2015 and potentially in all areas of the world in 2020 or 2025, could lead to marine fuel shortages and substantial increases in marine fuel prices which could have a material adverse effect on our business, financial condition and results of operations. The price and supply of fuel are unpredictable and fluctuate based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce our profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Our business has inherent operational risks, which may not be adequately covered by insurance.

Our vessels and their cargoes are at risk of being damaged or lost because of events or risks such as Acts of God, marine disasters, bad weather, mechanical failures, human error, environmental accidents, war, terrorism, piracy, cyber-attack, radioactive contamination and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential for changes in tax rates or policies, and the potential for government expropriation of our vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to our customers, which could impair their ability to make payments to us under our charters.

In the event of a casualty to a vessel or other catastrophic event, we rely on our insurance to pay the insured value of the vessel or the damages incurred. Through our management agreements with our technical managers, we procure insurance for the vessels in our fleet employed under time charters against those risks that we believe the shipping industry commonly insures against. This insurance includes marine hull and machinery insurance, protection insurance and indemnity insurance, which include pollution risks and crew insurances, and war risk insurance. Currently, the amount of coverage for liability for pollution, spillage and leakage available to us on commercially reasonable terms through protection and indemnity associations and providers of excess coverage is $1.0 billion per vessel per occurrence.

We maintain and expect to maintain hull and machinery insurance, protection insurance and indemnity insurance for all of our existing and newbuilding vessels, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet. We do not maintain nor expect to maintain, for our vessels, insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. Therefore, if the availability of a vessel for hire is interrupted, the loss of earnings due to such interruption, as well as the cost of any repairs or repositions not covered by our insurance, could negatively affect our business. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future, and we may not be able to obtain certain insurance coverages. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay.

We cannot assure you that we will be adequately insured against all risks or that we will be able to obtain adequate insurance coverage at reasonable rates for our vessels in the future. For example, in the past more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Additionally, our insurers may refuse to pay particular claims. Any significant loss or liability for which we are not insured could have a material adverse effect on our business and financial condition.

We may be subject to calls because we obtain some of our insurance through protection and indemnity associations.

We may be subject to increased premium payments, or calls, in amounts based on our claim records and the claim records of our fleet managers as well as the claim records of other members of the protection and indemnity associations (P&I Associations) through which we receive insurance coverage for tort liability, including pollution-related liability. In addition, our P&I Associations may not have enough resources to cover claims made against them. Our payment of these calls could result in a significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Labor interruptions could disrupt our business.

Star Bulk Management and Starbulk S.A. currently provide the crew for all of our vessels, which are manned by masters, officers and crews that are employed by our shipowning subsidiaries. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

Our vessels may call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims or restrictions which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues.

We operate our vessels worldwide and as a result, our vessels are exposed to international risks which may reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Our vessels and their cargoes are at a risk of being damaged or lost because of events such as mechanical failure, collision, human error, war, terrorism, piracy, marine disasters, and bad weather and other acts of God. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions which may reduce our revenue or increase our expenses.

Failure to comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”) could result in fines, criminal penalties, charter terminations and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws, including the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Because we generate all of our revenues in U.S. dollars but incur a portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations.

We generate all of our revenue in U.S. dollars, and the majority of our expenses are denominated in U.S. dollars. However, a portion of our ship operating and administrative expenses are denominated in currencies other than U.S. dollars. For the year ended December 31, 2013 and the six month period ended June 30, 2014, we incurred approximately 20% of our operating expenses and the majority of our general and administrative expenses in currencies other than U.S. dollars. This difference could lead to fluctuations in net income due to changes in the value of the dollar relative to the other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the dollar falls in value can increase, decreasing our revenues. Further declines in the value of the dollar could lead to higher expenses payable by us. While we historically have not mitigated the risk associated with exchange rate fluctuations through the use of financial derivatives, we may employ such instruments from time to time in the future in order to minimize this risk. Any future use of financial derivatives would involve certain risks, including the risk that losses on a hedged position could exceed the notional amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

Risks Related to Our Company

We cannot assure you that we will be successful in finding employment for all of our vessels.

As of August 20, 2014, our fleet includes 33 existing vessels, including the two Heron Vessels. We have also agreed to acquire 34 additional vessels from Excel, which are expected to be delivered by the end of 2014, eight of which had already been delivered as of September 19, 2014. We have entered into construction contracts, either directly with the shipyards or indirectly through the use of bareboat agreements with purchase options, for 36 (as of August 20, 2014) newbuilding vessels, with scheduled deliveries to us from September 2014 to June 2016. We intend to employ our vessels primarily in the spot market, under short term time charters or voyage charters. We will own a large number of vessels that will enter these markets in a relatively short period of time without having previously secured employment. We cannot assure you that we will be successful in finding employment for our newbuilding vessels in the volatile spot market immediately upon their deliveries to us or whether any such employment will be at profitable rates, nor can we assure you continued timely employment of our existing vessels.

The completion of the Transactions exposes us to increased risks relating to the construction of the newbuilding vessels whose contracts we have acquired.

As of June 30, 2014, we had contracts for 11 newbuilding vessels. As of August 20, 2014, giving effect to the Transactions, we had contracts for 36 newbuilding vessels. These vessels are scheduled to be delivered through June 2016. Vessel construction projects are generally subject to risks of delay or cost overruns that are inherent in any large construction project, which may be caused by numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel, and we will continue to incur costs and expenses related to delayed vessels, such as supervision expense and interest expense for the outstanding debt. These risks have been increased by the greater number of newbuilding vessels that we will have after the Transactions.

The completion of the Transactions has increased our capital requirements.

The dry bulk shipping business is highly capital-intensive because of the significant investment in vessels that is required. As of June 30, 2014, we had contracts for 11 newbuilding vessels with total capital requirements of $491.5 million (for which we had obtained financing for $93.6 million). As of August 20, 2014, after giving effect to the Transactions, we had contracts for 36 newbuilding vessels with total capital requirements of $1,566.2 million, of which we had already paid $224.5 million. As of August 20, 2014, we had already obtained commitments for $562.7 million of secured debt for 17 newbuilding vessels, we were in negotiations for $414.8 million of secured debt for 16 additional newbuilding vessels, and we were targeting an additional $95.6 million of secured debt for three remaining newbuilding vessels. These capital requirements, which have been substantially increased as a result of the Transactions, thereby increasing risks relating to our ability to obtain financing to satisfy such capital requirements.

If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to acquire our newbuilding vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to fund our remaining newbuilding commitments through credit facilities, the proceeds of equity issuances, bareboat charters and other fixed income securities but may not be able to do so. There can be no assurance that we will be able to obtain such financings on a timely basis or on terms we deem reasonable or acceptable. To the degree we raise equity financing to fund our capital expenditures, such equity raises may dilute the ownership of our existing stockholders and may be dilutive to the Company’s earnings per share. If for any reason we fail to make a payment when due, which may result in a default under our newbuilding contracts, or otherwise fail to take delivery of our newbuilding vessels, we would be prevented from realizing potential revenues from these vessels, we could also lose all or a portion of our yard payments that were paid by us, and we could be liable for penalties and damages under such contracts.

We are more leveraged following the Transactions than we have been historically, which could significantly limit our ability to execute our business strategy and has increased the risk of default under our debt obligations.

In connection with the July 2014 Transactions, we assumed on July 11, 2014, including by way of refinancing, existing indebtedness in an aggregate amount of approximately $208.2 million. In connection with the Excel Transactions, we will incur $231.0 million of debt through the end of 2014 under the Excel Vessel Bridge Facility to finance the cash payments for the Excel Vessels.

Giving effect to the Transactions, our outstanding credit facilities impose operating and financial restrictions on us. These restrictions limit our ability, or the ability of our subsidiaries party thereto, to:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our credit facilities or if there is another default under our credit facilities;

•	incur additional indebtedness, including the issuance of guarantees;

•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	enter into a new line of business.

In addition, our credit facilities require us or our subsidiaries to maintain various financial ratios, including:

•	a minimum percentage of aggregate vessel value to loans secured;

•	a maximum ratio of total liabilities to market value adjusted total assets;

•	a minimum EBITDA coverage ratio;

•	a minimum liquidity; and

•	a minimum equity ratio.

Because some of these ratios are dependent on the market value of our vessels, should our charter rates or vessel values materially decline in the future, we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy our financial or other covenants or that our lenders will waive any failure to do so.

These covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets.

Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt agreements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Our substantial leverage could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, and could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete.

Due to our recent Transactions, it may be more difficult to obtain additional financing at favorable terms, if at all.

Because we have operated as an integrated enterprise only since July 11, 2014, it may be more difficult to encourage investment in our company through public and additional private stock offerings, arrangements with corporate partners, credit facilities or from other sources. We may never realize enhanced liquidity in the public markets because the securities available for sale in the public markets as a result of the recent Transactions may dissuade new investors. If we are unable to secure adequate financing, we will not be able to pursue our business strategies, including among others the construction of newbuildings, as currently planned.

We are subject to certain risks with respect to our counterparties on contracts, and failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.

We have entered into, and may enter into in the future, various contracts, including charterparties and contracts of affreightment (COAs) with our customers, newbuilding contracts with shipyards and credit facilities with our lenders. We also enter into time charters and voyage charters as a charterer. These agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. In addition, in the event any shipyards do not perform under their contracts, and we are unable to enforce certain refund guarantees with third-party lenders for any reason, we may lose all or part of our investment, and we may not be able to operate the vessels we ordered in accordance with our business plan. Should our counterparties fail to honor their obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are currently prohibited from paying dividends under our loan agreements, and we may be unable to pay dividends in the future.

Under the terms of a number of our outstanding financing arrangements, we are subject to various restrictions on our ability to pay dividends. Certain of our financing arrangements prevent us from paying dividends if an Event of Default exists, if certain dates have not passed and/or if certain financial ratios are not met. In addition, the Excel Vessel Bridge Facility contains restrictions on the ability of the holding company that indirectly holds the Excel Vessels from paying dividends unless it meets its financial maintenance covenants and certain ratios on a pro forma basis. See Note 8, “Long Term Debt”, to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2014 (contained in Exhibit 99.1 to the Transaction 6-K), Note 9, “Long Term Debt” to our audited consolidated financial statements for the three years ended December 31, 2013 contained in our Annual Report on Form 20-F for such period and the description of the Excel Vessel Bridge Facility (contained in Exhibit 99.4 to the Transaction 6-K), for more information regarding these restrictions contained in our historical financing arrangements. See the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s

Borrowing Activities” (contained in Exhibit 99.2 to the Transaction 6-K) for more information about such restrictions contained in the financing arrangements of Oceanbulk that we assumed. In general, when dividends are paid, they are distributed on a quarterly basis from our operating surplus, in amounts that allow us to retain a portion of our cash flows to fund vessel or fleet acquisitions and for debt repayment and other corporate purposes, as determined by our management and board of directors.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. The laws of the Republic of Marshall Islands generally prohibit the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends and our subsidiaries may not have sufficient funds or surplus to make distributions to us. We can give no assurance that dividends will be paid at all.

We may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.

Our success depends in large part on the ability of us to attract and retain highly skilled and qualified personnel, both shoreside personnel and crew. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. In connection with the Excel Transactions, there is a possibility some of the existing crews aboard the Excel Vessels will choose not to be employed by us. If this occurs, the vessel will remain in port until we are able to hire a new crew. The length of time that the vessel will remain in port depends upon the port of delivery, the size of the crew and the time of the year. Competition to attract and retain qualified crew members is intense due to the increase in the size of the global shipping fleet. In addition, if we are not able to obtain higher charter rates to compensate for any crew cost increases or are unable to effectively hire any necessary replacement crews for the Excel Vessels, it could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. If we cannot hire, train and retain a sufficient number of qualified employees, we may be unable to manage, maintain and grow our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As we expand our fleet, we will need to expand our operations and financial systems and hire new shoreside staff and seafarers to staff our vessels; if we cannot expand these systems or recruit suitable employees, our performance may be adversely affected.

As of August 20, 2014, we had newbuilding contracts for 36 dry bulk vessels, and we have begun to take delivery of 34 secondhand vessels from Excel. Our operating and financial systems may not be adequate as we expand our fleet, and our attempts to implement those systems may be ineffective. In addition, we rely on our wholly-owned subsidiaries, Star Bulk Management and Starbulk S.A., to recruit shoreside administrative and management personnel and for crew management. Shoreside personnel are recruited by Star Bulk Management and Starbulk S.A. through referrals from other shipping companies and traditional methods of securing personnel, such as placing classified advertisements in shipping industry periodicals. Star Bulk Management, Starbulk S.A. and its crewing agent may not be able to continue to hire suitable employees as we expand our fleet. If we are unable to operate our financial and operations systems effectively, recruit suitable employees or if our unaffiliated crewing agent encounters business or financial difficulties, our performance may be materially and adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

If we acquire and operate secondhand vessels, we will be exposed to increased operating and other costs, which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

Our current business strategy includes additional growth which may, in addition to the acquisition of newbuilding vessels, include the acquisition of modern secondhand vessels. While we expect that we would typically inspect secondhand vessels prior to acquisition, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Generally, we, as a purchaser of secondhand vessels will not receive the benefit of warranties from the builders for the secondhand vessels that we acquire. In addition, unforeseen maintenance, repairs, special surveys or dry docking may be necessary for acquired secondhand vessels, which could also increase our costs and reduce our ability to employ the vessel to generate revenue.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

The aging of our vessels may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As our vessels age they will typically become less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of vessels may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or may not enable us to operate our vessels profitably during the remainder of their useful lives.

Technological innovation could reduce our charterhire income and the value of our vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new dry bulk carriers are built that are more efficient or more flexible or have longer physical lives than our vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels once their initial charters expire and the resale value of our vessels could significantly decrease. In addition, although we view the fuel efficiency of our newbuilding Eco-type vessels as a competitive advantage, this competitive advantage may eventually erode (along with vessel value) as more Eco-type vessels are put into service by our competitors and older, less fuel-efficient vessels are retired. As a result, our business, results of operations, cash flows and financial condition could be adversely affected by technological innovation.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

Our vessels will be employed in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other dry bulk shipping companies, our results of operations would be adversely impacted.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

We may have difficulty managing our planned growth properly.

As of August 20, 2014, we had entered into shipbuilding contracts with established shipyards in Japan and China for the construction of 36 dry bulk vessels, either directly with the shipyards or indirectly through the use of bareboat agreements with purchase options. One of our strategies is to continue to grow by expanding our operations and adding to our fleet. Our future growth will primarily depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•	identify suitable dry bulk carriers, including newbuilding slots at shipyards and/or shipping companies for acquisitions at attractive prices;

•	obtain required financing for our existing and new operations;

•	identify businesses engaged in managing, operating or owning dry bulk carriers for acquisitions or joint ventures;

•	integrate any acquired dry bulk carriers or businesses successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets;

•	enhance our customer base; and

•	improve our operating, financial and accounting systems and controls.

Our failure to effectively identify, acquire, develop and integrate any dry bulk carriers or businesses could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet in the dry bulk sector, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

In the July 2014 Transactions, we acquired a convertible loan to Heron, which is an entity we do not control.

We own a convertible loan to Heron, which is convertible into 50% of Heron’s equity. We expect that the conversion of the convertible loan will occur during October 2014. After the conversion of the loan, Heron will be a 50-50 joint venture between us and ABY Group Holding Limited, and we will share joint control over Heron with ABY Group Holding Limited. Because of this arrangement, neither party will entirely control Heron, and any operational and other decisions with respect to Heron will need to be jointly agreed between us and ABY Group Holding Limited. While we intend that Heron eventually will be dissolved and its vessels either sold or distributed to its equityholders, until that occurs, it is possible that we will be unable to exercise influence over Heron and its operations. As a result, Heron might take actions contrary to our instructions or requests or contrary to our policies or objectives. Such actions could negatively affect the value of the Heron Vessels we expect to receive or delay our receipt of the Heron Vessels. In addition, Oceanbulk Shipping is a 50% guarantor under Heron’s outstanding debt facilities (pending Heron’s dissolution) and may be liable as a guarantor to the extent that Heron defaults under such facilities prior to such dissolution. Upon the distribution of Heron’s vessels to its equity holders (including the distribution of the Heron Vessels to us), we will be required to pay $25.0 million in cash in respect of the debt secured by the Heron Vessels and instruct the Escrow Agent to release the 2,115,706 common shares held in escrow. The pre-transaction investors in Heron will remain as ultimate beneficial owners of Heron, until Heron is dissolved and per the provision of the Merger Agreement any cash left after the final liquidation of Heron will be transferred to the pre-transaction investors in Heron and ABY Group Holding Limited, and we will have no economic benefit from the Heron liquidation process.

Certain benefits we expect from the Transactions are based on projections and assumptions, which are uncertain and subject to change.

We have made certain estimates and assumptions with respect to certain benefits that we expect from the July 2014 Transactions that affect the reported amounts of earnings, assets, liabilities, revenues, expenses, earnings per share and related information included in our historical consolidated financial statements and pro forma financial information, as well as EBITDA and other measures derived from that information. In addition, in connection with the Excel Transactions, we have made various estimates and assumptions with respect to the eventual operations and chartering of the Excel Vessels as we acquire them. These estimates and assumptions may prove to be inaccurate or may change in the future, and actual results could differ materially from those estimates or assumptions. There can be no assurance that we will realize these benefits, including anticipated synergistic benefits, if any, as a result of the Transactions. The market price of our common shares may decline if the estimates are not realized or we do not achieve the perceived benefits of the Transactions, including perceived benefits to our cash flows and EBITDA, earnings and earnings per share, as rapidly or to the extent anticipated.

Our ability to realize benefits from the Transactions is subject to various integration and other risks, and if we fail to realize such benefits, our business could be materially and adversely affected.

Integrating the assets and operations acquired in the Transactions successfully or otherwise realizing any of the anticipated benefits of the Transactions, including anticipated cost savings and additional revenue opportunities, involves a number of risks and uncertainties, including:

•	our ability to integrate the management teams, strategies, cultures, technologies and operations of the various entities or vessels involved in the Transactions;

•	our ability to retain and assimilate key personnel (and retain their technical and operational expertise);

•	our ability to retain existing customers;

•	our ability to successfully implement and retain uniform standards, controls, procedures, policies and information systems in the face of possible cultural conflicts or differences of opinion on technical and operational decisions;

•	our ability to smoothly transition ownership and operation of acquired vessels (including the Excel Vessels), including avoiding disruptions resulting from crewing, procurement, bunkering, supply, dry docking, maintenance and other similar matters;

•	our ability to achieve the cost savings and operating synergies we anticipated;

•	diversion of management attention from ongoing business concerns to integration matters;

•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters related to the Transactions;

•	the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies due to the Transactions; and

•	our ability to maintain relationships with key suppliers.

Therefore, we may not successfully integrate the assets and operations acquired in the Transactions in a timely manner, and we may not realize the anticipated net reductions in costs and expenses and other benefits of the Transactions to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine the operations we acquired in the Transactions.

We may experience impairment of the value of long-lived assets that we acquired in the Transactions.

In connection with the Transactions, we acquired long-lived assets. The value of these long-lived assets can become impaired, as indicated by factors such as changes in our stock price, book value or market capitalization, and the past and anticipated operating performance and cash flows of operations. We test for impairment regularly, but the fair value estimates involved require a significant amount of judgment and assumptions by management. Our actual results may differ materially from our projections, which may result in the need to write down the value of our long-lived assets and could negatively affect our income from operations and the price of our securities.

We will be exposed to volatility in the LIBOR and intend to selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

The loans under our credit facilities are generally advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. In addition, in recent years, LIBOR has been at relatively low levels, and may rise in the future as the current low interest rate environment comes to an end. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our exposure to the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even if we have entered into interest rate swaps or other derivative instruments for purposes of managing our interest rate exposure, our hedging strategies may not be effective and we may incur substantial losses.

We intend to selectively enter into derivative contracts to hedge our overall exposure to interest rate risk exposure. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Star Bulk, under the caption, “Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk” (contained in Exhibit 99.2 to the Transaction 6-K) for a description of our expected interest rate swap arrangements.

We have made and in the future may make acquisitions and significant strategic investments and acquisitions, which may involve a number of risks. If we are unable to address these risks successfully, such acquisitions and investments could have a materially adverse impact on our business, financial condition and results of operations.

We have undertaken a number of acquisitions and investments in the past, including the Transactions, and may do so from time to time in the future. The risks involved with these acquisitions and investments include:

•	the possibility that we may not receive a favorable return on our investment or incur losses from our investment, or the original investment may become impaired;

•	failure to satisfy or set effective strategic objectives;

•	our assumption of known or unknown liabilities or other unanticipated events or circumstances;

•	the diversion of management’s attention from normal daily operations of the business;

•	difficulties in integrating the operations, technologies, products and personnel of the acquired company or its assets;

•	difficulties in supporting acquired operations;

•	difficulties or delays in the transfer of vessels, equipment or personnel;

•	failure to retain key personnel;

•	unexpected capital equipment outlays and related expenses;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	under-performance problems with acquired assets or operations;

•	issuance of common stock that could dilute our current stockholders;

•	recording of goodwill and non-amortizable intangible assets that will be subject to periodic impairment testing and potential impairment charges against our future earnings;

•	the opportunity cost associated with committing capital in such investments;

•	undisclosed defects, damage, maintenance requirements or similar matters relating to acquired vessels;

•	becoming subject to litigation.

We may not be able to address these risks successfully without substantial expense, delay or other operational or financial problems. Any delays or other such operations or financial problems could adversely impact our business, financial condition and results of operations.

Our costs of operating as a public company are significant, and our management is required to devote substantial time to complying with public company regulations.

We are a public company, and as such, we have significant legal, accounting and other expenses in addition to our registration and listing expenses. In addition, Sarbanes-Oxley, as well as rules subsequently implemented by the SEC and Nasdaq, has imposed various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. Our compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (the “PCAOB”), inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, we and our shareholders are deprived of the possible benefits of such inspections.

We may be adversely affected by the introduction of new accounting rules for leasing.

International and U.S. accounting standard-setting boards (the International Accounting Standards Board (“IASB”) and the Financial Accounting Standards Board (“FASB”)) have issued new exposure drafts in their joint project that would require lessees to record most leases on their balance sheets as lease assets and liabilities. Entities would still classify leases, but classification would be based on different criteria and would serve a different purpose than it does today. Lease classification would determine how entities recognize lease-related revenue and expense, as well as what lessors record on the balance sheet. Classification would be based on the portion of the economic benefits of the underlying asset expected to be consumed by the lessee over the lease term. If the proposals are adopted, they would be expected generally to have the effect of bringing most off-balance sheet leases onto a lessee’s balance sheet as liabilities, which would also change the income and expense recognition patterns of those items. Financial statement metrics such as leverage and capital ratios, as well as EBITDA and Adjusted EBITDA, may also be affected, even when cash flow and business activity have not changed. This may in turn affect covenant calculations under various contracts (e.g., loan agreements) unless the affected contracts are modified. The IASB’s and FASB’s deliberations on certain topics are expected to extend through much of 2014 and an effective date has not yet been determined. Accordingly, the timing and ultimate effect of those proposals on us is uncertain.

Risks Related to Our Relationships with Mr. Pappas, Oaktree and Other Parties

Affiliates of Oaktree Capital Management, L.P. own a majority of our common shares, subject to certain restrictions on voting, acquisitions and dispositions thereof.

Upon completion of the Transactions (and assuming distribution of all of the Excel Vessel Share Consideration to the equityholders of Excel), Oaktree and its affiliates will beneficially own 65,215,501 common shares, which would represent approximately 57.4% of our outstanding common shares, assuming that the Excel Transactions were completed as of September 19, 2014. However, pursuant to the Oaktree Shareholders Agreement, Oaktree and certain affiliates thereof have agreed to voting restrictions, ownership limitations and standstill restrictions. For instance, Oaktree and its affiliates will be entitled to nominate a maximum of four out of nine members of the Board, subject to certain additional limitations. In addition, Oaktree and its affiliates will be required to vote their voting securities in excess of 33% of the outstanding voting securities (subject to adjustment as set forth in the Oaktree Shareholders Agreement) proportionately with the votes cast by the other stockholders, subject to certain exceptions, which include (i) voting against a change of control transaction with an unaffiliated buyer and (ii) voting in favor of a change of control transaction with an unaffiliated buyer (but only if such transaction is approved by a majority of disinterested directors). In addition, Oaktree and affiliates thereof will be subject to certain standstill restrictions, and may not receive a control premium for their common shares as part of a change of control transaction. Despite the foregoing limitations, Oaktree and its affiliates are able to exert considerable influence over us. Oaktree and its affiliates may be able to prevent or delay a change of control of us and could preclude any unsolicited acquisition of us. The concentration of ownership and voting power in Oaktree may make some transactions more difficult or impossible without the support of Oaktree, even if such events are in the best interests of our other shareholders. The concentration of voting power in Oaktree may have an adverse effect on the price of our common shares. As a result of such influence, we may take actions that our other shareholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment to decline.

Additionally, Oaktree is in the business of making investments in companies and currently holds, and may from time to time in the future acquire, interests in the shipping industry that directly or indirectly compete with certain portions of our business. Further, if Oaktree pursues acquisitions or makes further investments in the shipping industry, those acquisitions and investment opportunities may not be available to us, and we have agreed to renounce any interest or expectancy in, or in being offered an opportunity to participate in, any corporate opportunities that may be presented to or become known to Oaktree or any of its affiliates.

In addition, the members of the Board nominated by Oaktree will have fiduciary duties to us and in addition may have duties to Oaktree. As a result, such circumstances may entail real or apparent conflicts of interest with respect to matters affecting both us and Oaktree, whose interests, in some circumstances, may be adverse to ours.

Our Chief Executive Officer, Mr. Petros Pappas, and certain members of his family have affiliations with Oceanbulk Maritime, Interchart Shipping and other ventures, which could create conflicts of interest. Certain members of our senior management also have affiliations with Oceanbulk Maritime and other ventures that could create conflicts of interest.

While we do not expect that our Chief Executive Officer, Mr. Petros Pappas, will have any material relationships with any companies in the dry bulk shipping industry other than us, he will continue to be involved in other areas of the shipping industry, including as the founder of Oceanbulk Maritime and as a member of the management of Oceanbulk Container Carriers LLC, and PST Tankers LLC, which are other joint ventures between Oaktree and the family of Mr. Petros Pappas involved in the container shipping and product tanker businesses, respectively. Ms. Pappas is a significant equityholder of Oceanbulk Maritime and Interchart Shipping, and an equityholder in various other entities, some of which are involved in the dry bulk shipping industry. These other affiliations and ventures could cause distraction to Mr. Pappas as our Chief Executive Officer if he focuses a substantial portion of his time on them, and the involvement of Ms. Pappas with other ventures could cause conflicts of interest with us.

Certain members of our senior management (Messrs. Norton, Begleris and Rescos and Ms. Damigou) are also members of the management of Oceanbulk Maritime, Oceanbulk Container Carriers LLC and PST Tankers LLC. These other affiliations and ventures could cause distraction to such members of senior management if they focus a substantial portion of their time on such affiliations and ventures.

Any of these affiliations and relationships of Mr. Pappas, certain members of his family and certain members of our senior management may create conflicts of interest not in the best interest of us or our shareholders from time to time. This could result in an adverse effect on our business, financial condition, results of operations and cash flows.

As a “foreign private issuer” under the Securities Exchange Act of 1934, we are permitted to, and we may, rely on exemptions from certain corporate governance standards of the Exchange, including, among others, the requirement that a majority of our board of directors consist of independent directors. Our reliance upon such exemptions may afford less protection to holders of our common shares.

The corporate governance rules of the Nasdaq require, subject to exceptions, listed companies to have, among other things, a majority of their board members be independent and independent director oversight of executive compensation, nomination of directors and corporate governance matters. Nevertheless, a “foreign private issuer” (as defined in Rule 3b-4 of the Exchange Act) is permitted to follow its home country practice in lieu of the above requirements.

We are a foreign private issuer, and, as such, we may follow the laws of the Republic of the Marshall Islands, our home country, with respect to the foregoing requirements. For example, our board of directors is not required by the laws of the Republic of the Marshall Islands to have a majority of independent directors, so, while our board of directors includes seven members that would likely be deemed independent for purposes of the Nasdaq rules, we are not required to comply with the Nasdaq rule that requires us to have a majority of independent directors, and we may in the future have less than a majority of directors who would be deemed independent for purposes of the Nasdaq rules. Consequently, for so long as we remain a foreign private issuer, the approach of our board of directors may be different from that of a board of directors required to have a majority of independent directors, and as a result, our management oversight may be more limited than if we were required to comply with the Nasdaq rules applicable to U.S. domestic listed companies. If in the future we lose our status as a foreign private issuer, we would be required to comply with the rules of the Nasdaq applicable to U.S. domestic listed companies within six months.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a “foreign private issuer,” and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic companies whose securities are registered under the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly the next determination will be made with respect to us on June 30, 2015. We will lose our foreign private issuer status if more than 50% of our outstanding voting securities are directly or indirectly held of record by residents of the U.S., and:

•	more than a majority of our executive officers and directors are U.S. citizens or residents;

•	more than 50% of our assets are located in the U.S.; or

•	our business is administered principally in the U.S.

We may therefore lose our foreign private issuer status in the future.

If we were to lose our foreign private issuer status, we would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to comply with U.S. federal proxy requirements, and our officers, directors and 10% shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain Nasdaq corporate governance requirements. As a result, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer could be significantly higher.

Our directors who have relationships with Oaktree may have conflicts of interest with respect to matters involving us.

Three of our directors are affiliated with Oaktree. See “Prospectus Summary—Oaktree” and “Certain Relationships and Related Party Transactions” for a discussion of our affiliation with Oaktree. These persons will have fiduciary duties to us and in addition will have duties to Oaktree. In addition, under the Oaktree Shareholders Agreements, none of our officers or directors who is also an officer, director, employee or other affiliate of Oaktree or an officer, director or employee of an affiliate of Oaktree will be liable to us or our shareholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Oaktree or its affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that such person or affiliate has directed to Oaktree or its affiliates. As a result, such circumstances may entail real or apparent conflicts of interest with respect to matters affecting both us and Oaktree, whose interests, in some circumstances, may be adverse to ours. In addition, as a result of Oaktree’s ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and Oaktree or their affiliates, including potential business transactions, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us and other matters.

Our executive officers will not devote all of their time to our business, which may hinder our ability to operate successfully.

Our executive officers participate in business activities not associated with us, including serving as members of the management teams of Oceanbulk Maritime, Oceanbulk Container Carriers LLC (both of which are affiliated with Oaktree and the Pappas family) and PST Tankers LLC (which is affiliated with Oaktree and the Pappas family), and are not required to work full-time on our affairs. Initially, we expect that each of our executive officers will devote a substantial portion of his business time to the completion of our newbuilding program and management of our company. Our executive officers may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to the shareholders of other companies with which they may be affiliated, including those companies listed above. In particular, we expect that the amount of time Mr. Pappas allocates to managing us will vary from time to time depending on the needs of the business and the level of strategic activity at the time. This structure may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest will be resolved in our favor. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our managers and their ability to hire and retain key personnel.

Our success depends to a significant extent upon the abilities and efforts of our management team. For example, Mr. Pappas is integral to our business, and our success depends significantly on his abilities, industry knowledge and relationships. We do not maintain “key man” life insurance on any of our officers, and the loss of any of these individuals could adversely affect our business prospects and financial condition.

Our continued success will depend upon our and our managers’ ability to hire and retain key members of our management team. Difficulty in hiring and retaining personnel could adversely affect our results of operations. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense due to the increase in the size of the global shipping fleet. If we are not able to obtain higher charter rates to compensate for any crew cost increases, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. If we cannot hire, train and retain a sufficient number of qualified employees, we may be unable to manage, maintain and grow our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. As we expand our fleet, we will also need to expand our operational and financial systems and hire new shoreside staff and seafarers to crew our vessels; if we cannot expand these systems or recruit suitable employees, its performance may be adversely affected.

Risks Related to Our Corporate Structure and Our Common Shares

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to satisfy our financial obligations and to make dividend payments in the future depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends. Furthermore, certain of our outstanding financing arrangements restrict the ability of some of our subsidiaries (which are the parent companies of various shipowning subsidiaries) to pay us dividends under certain circumstances (such as if an Event of Default exists, if certain dates have not passed and/or if certain financial ratios are not met). See Note 8, “Long Term Debt” to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2014 (contained in Exhibit 99.1 to the Transaction 6-K) and Note 9, “Long Term Debt” to our audited consolidated financial statements for the three years ended December 31, 2013 contained in our Annual Report on Form 20-F for such period, for more information regarding these restrictions contained in our historical financing arrangements. See the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Oceanbulk, under the caption, “Oceanbulk’s Borrowing Activities” (contained in Exhibit 99.2 to the Transaction 6-K) for more information about such restrictions contained in the financing arrangements of Oceanbulk that we assumed. To the extent we do not receive dividends from our subsidiaries, our ability to pay dividends will be restricted.

Because we are organized under the laws of the Marshall Islands and because substantially all of our assets are located outside of the United States, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors or officers. For more information regarding the relevant laws of the Marshall Islands, see “Enforceability of Civil Liabilities.”

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act (the “MIBCA”). The provisions of the MIBCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the MIBCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the MIBCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the MIBCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, our shareholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy.

The price of our common shares may be highly volatile.

The price of our common shares may fluctuate due to factors such as:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	mergers and strategic alliances in the dry bulk shipping industry;

•	market conditions in the dry bulk shipping industry;

•	changes in government regulation;

•	the failure of securities analysts to publish research about us, or shortfalls in our operating results from levels forecast by securities analysts;

•	announcements concerning us or our competitors; and

•	the general state of the securities markets.

The seaborne transportation industry has been highly unpredictable and volatile. The market for our common shares in this industry may be equally volatile. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you.

Future sales of our common shares could cause the market price of our common shares to decline.

Our third amended and restated articles of incorporation authorize us to issue common shares, of which shares will be issued and outstanding. Sales of a substantial number of shares of our common shares in the public market, or the perception that these sales could occur, may depress the market price for our common shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future. We intend to issue additional shares of our common shares in the future. Our shareholders may incur dilution from any future equity offering and upon the issuance of additional shares of our common shares upon the exercise of options we grant to certain of our executive officers or upon the issuance of additional common shares pursuant to our equity incentive plan.

Certain stockholders hold registration rights, which may have an adverse effect on the market price of our common stock.

On September 20, 2011, we filed a registration statement on Form S-8 (File No. 333-176922) that covers the resale of up to 311,006 of our common shares that have been issued under our 2007, 2010 and 2011 equity incentive plans. We have included 485,783 common shares for resale in a universal shelf registration statement (File No. 333-180674), which was declared effective by the Commission July 17, 2012. A Form F-3 registration statement for 7,731,776 common shares was filed with the SEC (File No. 333-191135) pursuant to a registration rights agreement and declared effective on November 12, 2013 for shares held by Oaktree and Monarch. On July 11, 2014, we entered into an Amended and Restated Registration Rights Agreement among us, Oaktree Dry Bulk Holdings LLC, a Marshall Islands limited liability company (the “Oaktree Seller”), the owners of the Pappas Companies and of Millennia Holdings, certain of our stockholders affiliated with Monarch Alternative Capital LP (the “Monarch Stockholders”) and certain affiliates thereof. For more information regarding the terms of the Registration Rights Agreement, see Exhibit 99.3 to the Transaction 6-K, under the caption, “Description of the Registration Rights Agreement”. Pursuant to the Registration Rights Agreement, we filed a Form F-3 registration statement (Registration Number No. 333-197886) of which this prospectus forms a part registering the resale of 67,258,287 common shares to be sold by the Selling Shareholders. In addition, the Registration Rights Agreement also provides the Oaktree Seller and its affiliates with certain demand registration rights and the Oaktree Seller, Pappas Seller, the Monarch Stockholders, the Angelo, Gordon Excel Investors and Excel and certain affiliates thereof with certain shelf registration rights in respect of any common shares held by them (including the 29,917,312 common shares to be issued through the end of 2014 as the Excel Vessel Share Consideration), subject to certain conditions. As a result of the Excel Transactions and pursuant to the Registration Rights Agreement, we filed a Form F-3 registration statement (File No. 333-198832), registering the resale of 29,917,312 common shares to be issued to Excel as the Excel Vessel Share Consideration, which we expect will be distributed to Excel’s equity holders. In addition, in the event that we register additional common shares for sale to the public following the closing of the Transactions, we will be required to give notice to the Oaktree Seller, Pappas Seller, Monarch Stockholders, the Angelo, Gordon Excel Investors and Excel, and certain affiliates thereof of its intention to effect such registration and, subject to certain limitations, we will be required to include common shares held by those holders in such registration. The resale of these common shares in addition to the offer and sale of the other securities included in such registration statements may have an adverse effect on the market price of our common stock.

Anti-takeover provisions in our organizational documents could have the effect of discouraging, delaying or preventing a merger or acquisition, or could make it difficult for our shareholders to replace or remove our current Board of Directors, which could adversely affect the market price of our common shares.

Several provisions of our third amended and restated articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	establishing certain advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common shares entitled to vote for the directors; and

•	establishing supermajority voting provisions with respect to amendments to certain provisions of our amended and restated articles of incorporation and bylaws.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the six months ended June 30, 2014 and for each of the preceding five fiscal years ended December 31.

(dollars in thousands)	Six months ended June 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Earnings / (Loss)
Income (loss) before income taxes	$(3,871)	$1,850	$(314,521)	$(69,559)	$(5,131)	$(58,415)
Add
Fixed charges	4,232	7,330	7,686	7,287	6,371	9,649
Amortization of capitalized interest	50	100	100	21	—	—
Subtract
Interest capitalized and Amortization of deferred finance fees	(1,252)	(633)	—	(1,901)	(644)	—

Total Earnings / (Loss)	$(841)	$8,647	$(306,735)	$(64,152)	$596	$(48,766)

Fixed Charges
Interest expensed and capitalized and Amortization of deferred finance fees	$4,220	$7,308	$7,669	$7,235	$6,290	$9,567
Interest component of rental expense (3)	12	22	17	52	81	82

Total Fixed Charges	$4,232	$7,330	$7,686	$7,287	$6,371	$9,649

Ratio of earnings to fixed charges	N/A	1.18	N/A	N/A	N/A	N/A
Dollar amount of the coverage deficiency (2)	$5,073	$—	$314,421	$71,439	$5,775	$58,415

(1)	We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to consolidated fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.
(2)	Our earnings for the six months ended June 30, 2014 and for the years ended December 2012, 2011, 2010 and 2009 were inadequate to cover fixed charges. The additional earnings indicated for each period would have been necessary to bring the ratio to 1.0.
(3)	Interest component of rental expense is estimated to equal 1/3 of such expenses, which is considered reasonable approximation of the interest factor.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions or for general corporate purposes or combination thereof. We will not receive any proceeds from sales of common shares by the Selling Shareholders.

PER SHARE MARKET PRICE INFORMATION

Since December 3, 2007 our common shares have traded on the Nasdaq Global Select Market under the symbol “SBLK”. You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our shares of common stock as reported by the NASDAQ Global Select Market.

	High	Low
Quarterly
1st Quarter ended March 31, 2014	$15.39	$10.86
2nd Quarter ended June 30, 2014	$14.59	$10.19

	High	Low
Months
September 2014 (through and including September 18, 2014)	$15.52	$13.11
August 2014	$14.08	$10.36
July 2014	$13.36	$10.70
June 2014	$13.91	$10.19
May 2014	$12.42	$10.67
April 2014	$14.59	$11.61
March 2014	$15.39	$12.07

CAPITALIZATION

The following table sets forth our capitalization table as of June 30, 2014, on:

•	an Actual basis; and

•	an As Adjusted basis, as of June 30, 2014, to give effect to:

(1)	scheduled loan repayments of $6.0 million as of September 19, 2014;

(2)	the completion of the July 2014 Transactions on July 11, 2014. In the July 2014 Transactions, 51,988,494 common shares were issued as consideration for the acquisition of Oceanbulk and the Pappas Companies, and 2,115,706 common shares were issued and held in escrow for the acquisition of the Heron Vessels. Following the allocation of the purchase price to the identified assets and liabilities of the acquired companies, we expect the July Transaction will result in a gain from bargain purchase of $11.9 million. The calculation of the gain from bargain purchase is based on the $616.3 million aggregate purchase consideration, which is calculated based on the total common shares issued and the market price per common share of approximately $11.85. The market price of common share of $11.85 used was the average closing market price of our common shares, as determined over a period of two days before and two days after the closing date of the July 2014 Transactions, on July 11, 2014. In addition the acquired companies as of September 19, 2014 had in aggregate an outstanding loan balance of $270.6 million; and

(3)	the issuance of 168,842 shares to Mr. Spyros Capralos, on August 4, 2014, pursuant to the terms of his termination agreement (See “Recent Developments—Common Share Issuances”).

(4)	the issuance of 6,232,223 common shares as the Excel Vessel Share Consideration for the eight Excel Vessels that had been delivered to us as of September 19, 2014 (See “Recent Developments—The Excel Transactions”); and

(5)	the incurrence of $51.4 million of additional debt to pay the cash consideration for the eight Excel Vessels that had been delivered to us as of September 19, 2014 under the $231.0 million Excel Vessel Bridge Facility, which matures in February 2016 (See “Recent Developments—The Excel Transactions”).

	As of June 30, 2014
	Actual	As Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
Total debt (including current portion) (1)	$253,882	$569,866

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized 29,493,769 shares issued and outstanding actual, 89,999,034 shares issued and outstanding as adjusted	295	900
Additional paid-in capital (2)	670,446	1,399,053
Accumulated deficit	(406,274)	(394,389)

Total shareholders’ equity	264,467	1,005,564

Total capitalization	$518,349	1,575,430

(1)	All of our debt is secured
(2)	The effect on additional paid-in capital of the issuance of 993,161 common shares, in connection with the delivery of Excel vessel Star Mariella (ex Santa Barbara) on September 19, 2014, has been calculated based on the closing market price of our common stock of $13.11 on September 18, 2014

Other than the adjustments described above, there have been no significant adjustments to our capitalization since June 30, 2014. This table should be read in conjunction with the unaudited interim condensed consolidated financial statements and the related notes for the six months ended June 30, 2014, included in Exhibit 99.1 to the Transaction 6-K, which is incorporated by reference herein, and the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2013, on Form 20-F filed with the Commission on March 21, 2014 and incorporated by reference herein.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 67,258,287 of our common shares, which were acquired in private transactions. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering (5)	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering (6)
Oaktree Capital Group Holdings GP, LLC and certain of its advisory clients (1)	51,234,231	45.1%	51,234,231	0%
Monarch Alternative Capital LP and certain of its advisory clients (2)	6,161,004	5.4%	6,161,004	0%
Millennia Holdings LLC (3)	5,051,147	4.4%	5,051,147	0%
Mirabel Shipholding & Invest Limited (3)	3,592,728	3.1%	3,592,728	0%
Milena-Maria Pappas (4)	1,050,335	0.9%	1,050,335	0%
Spyros Capralos	168,842	*	168,842	0%

*	less than one percent
(1)	Consist of (i) 3,501,907 shares held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,251,325 shares held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 20,675 shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”) and (iv) 45,460,324 shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”). Each of the foregoing funds and entities is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). The members of OCGH are John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Shore. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2 and Dry Bulk Holdings, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds purchased shares in the Company in the ordinary course of business and at the time of the purchase of the Company’s common shares to be resold under this registration statement, had no agreements or understanding, directly or indirectly, with any person to distribute the shares.
(2)	Consists of (i) 2,612,419 shares held by Monarch Debt Recovery Master Fund Ltd., (ii) 1,627,989 shares held by Monarch Opportunities Master Fund Ltd., (iii) 187,806 shares held by Monarch Alternative Solutions Master Fund Ltd., (iv) 73,473 shares held by Monarch Capital Master Partners II LP, (v) 1,327,372 shares held by Monarch Capital Master Partners II-A LP, (vi) 23,116 shares held by Monarch Structured Credit Master Fund Ltd. and (vii) 308,829 shares held by P Monarch Recovery Ltd. Monarch Alternative Capital LP (“MAC”) serves as advisor to these entities with respect to shares directly owned by such entities. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP”) is the general partner of MDRA GP. By virtue of such relationships, MAC, MDRA GP and Monarch GP may be deemed to have voting and dispositive power over the shares owned by such entities. The address for these entities is 535 Madison Avenue, 26th Floor, New York, NY 10022.
(3)	These companies are related to family members of our Chief Executive Officer, Mr. Petros Pappas.
(4)	Ms. Milena Maria Pappas is the daughter of our Chief Executive Officer, Mr. Petros Pappas.

(5)	The percentages reflect the issuance of 29,917,312 common shares to Excel in the Excel Transactions as the Excel Vessel Share Consideration as if such issuance was completed on September 19, 2014, resulting in 113,684,123 common shares outstanding. Under the agreements governing the Excel Transactions, the Excel Vessel Share Consideration will be issued to Excel as each Excel Vessel (or entity owning an Excel Vessel) is transferred to us. We have been informed by Excel that, over time, the Excel Vessel Share Consideration will be distributed to the equityholders of Excel, including Oaktree. Based on 113,684,123 shares outstanding as of September 19, 2014, assuming completion of the Excel Transactions (including the issuance of the Excel Vessel Share Consideration to Excel) on such date and the distribution of such shares to Excel’s equityholders, Oaktree would beneficially own an aggregate of 65,215,501 common shares, or 57.4% of our outstanding common shares and the Angelo, Gordon Excel Investors will beneficially own an aggregate of 7,061,801 common shares, or 6.2% of our outstanding common shares.
(6)	Assumes that the Selling Shareholders sell all of the common shares offered hereby.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus and the Selling Shareholders may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities, and the Selling Shareholders may sell our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the Selling Shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any Selling Shareholder may enter into hedging transactions with respect to our securities. For example, we or any Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the Selling Shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any Selling Shareholder or borrowed from us, any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The Selling Shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholders that participate with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholders, that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market. The Selling Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of August 20, 2014, we were not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the Selling Shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our third amended and restated articles of incorporation, or our Articles, our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus, we had 89,999,034 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Transactions

In August 2014, we agreed to issue the Excel Vessel Share Consideration of approximately 29,917,312 common shares under the terms of the Excel Transactions. As of September 19, 2014, we had issued 6,232,223 common shares as part of the Excel Vessel Share Consideration, in connection with the delivery to us of eight of the Excel Vessels.

In July 2014, we issued as consideration 54,104,200 common shares in the July 2014 Transactions.

Reverse Stock Split

On October 15, 2012, we effected a 1-for-15 reverse stock split of our common shares. This reverse stock split reduced the number of our outstanding common shares from approximately 81.0 million shares to approximately 5.4 million shares.

Equity Offerings

In July 2011, we offered and sold 1,113,334 common shares in an underwritten public offering for gross proceeds before expenses of approximately $28.8 million.

In July 2013, we offered and sold 15,338,861 common shares in a backstopped equity rights offering. We received gross proceeds of approximately $80.1 million.

In October 2013, we offered and sold 8,050,000 common shares in an underwritten public offering for gross proceeds before expenses of $70.8 million.

Equity Incentive Plans

On February 20, 2014, we adopted an equity incentive plan, which we refer to as the 2014 Equity Incentive Plan, under which officers, key employees, directors and consultants of the Company and its subsidiaries will be eligible to receive options to acquire shares, share appreciation rights, restricted share and other share-based or share-denominated awards. We reserved a total of 430,000 shares for issuance under the plan, subject to adjustment for changes in capitalization as provided in the plan. The purpose of the 2014 Equity Incentive Plan is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our stockholders. The various types of incentive awards that may be issued under the 2014 Equity Incentive Plan enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The plan is administered by our compensation committee, or such other committee of our Board of Directors as may be designated by the board to administer the plan. The plan permits issuance of restricted shares, grants of options to purchase shares, share appreciation rights, restricted share, restricted share units and unrestricted share.

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the plan administrator. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Stockholder approval of plan amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the Board of Directors, the plan will expire ten years from the date on which the plan was adopted by the Board of Directors.

In 2007, 2010, 2011 and 2013, we adopted the 2007, 2010 2011 and 2013 Equity Incentive Plan, respectively, and reserved for issuance 133,333 shares under each plan except for the 2013 Equity Incentive Plan, under which we reserved 240,000 shares. The terms and conditions of the 2007, 2010, 2011 and 2013 Equity Incentive Plans are substantially similar to those of the 2014 Equity Incentive Plan. All of the shares that were reserved for issuance under the 2007, 2010, 2011 and 2013 Equity Incentive Plans were issued and those grants remain in full force and effect.

Pursuant to the equity incentive plans, we have granted the following securities:

•	On February 4, 2010, an aggregate of 7,707 restricted non-vested common shares to all of our employees subject to applicable vesting of 4,624 common shares on June 30, 2010 and 3,083 common shares on June 30, 2011;

•	On February 24, 2010, an aggregate of 65,333 restricted non-vested common shares to the members of our Board of Directors subject to applicable vesting of 32,667 common shares on each of June 30 and September 30, 2010;

•	On October 20, 2010, an aggregate of 71,333 restricted non-vested common shares to the members of our Board of Directors and 9,333 restricted non-vested common shares to all of our employees. All of these shares vested on December 31, 2010;

•	On February 7, 2011, 28,000 restricted common shares were granted to Mr. Spyros Capralos, our former Chief Executive Officer and our current non- Executive Chairman, pursuant to the terms of consultancy agreement with an entity owned and controlled by him. The shares vested in three equal installments on February 7, 2012, 2013 and 2014. The first installment of 9,333 was issued in April 2012 and the remaining two installments of 9,333 and 9,334 were issued in September 2013, to Mr. Spyros Capralos;

•	On May 12, 2011, an aggregate of 21,866 restricted non-vested common shares to Mr. George Syllantavos, our former Chief Financial Officer, pursuant to an agreement dated May 12, 2011 covering the terms of his severance. All of these shares vested on August 31, 2011;

•	On January 17, 2012, an aggregate of 90,667 restricted common shares were granted to certain of our directors, officers, employees. The respective shares were issued on April 20, 2012 and vested on March 30, 2012;

•	On March 21, 2013, an aggregate of 239,333 restricted common shares were granted to certain of our directors, officers, employees. All of these shares were issued on September 11, 2013 and vested on March 21, 2014;

•	On March 21, 2013, 12,000 restricted common shares were granted to our former director Mr. Espig. The respective shares were issued on June 27, 2013 and vested immediately;

•	On May 3, 2013, 28,000 restricted common shares were granted to Mr. Spyros Capralos, our former Chief Executive Officer and our current non- Executive Chairman, pursuant to the terms of his renewal consultancy agreement with an entity owned and controlled by him. The first installment of 9,333 shares was issued on May 27, 2014, and vested on May 3, 2014. The remaining two installments of 9,333 and 9,334, respectively, will not be issued since his consultancy agreement terminated following the closing of the Transactions; and

•	On February 20, 2014, 394,167 restricted common shares were granted to certain of our directors, officers and employees. The respective shares were issued on May 27, 2014 and will vest on March 20, 2015; and

•	On February 20, 2014, 8,000 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Erhardt. The respective shares were issued on May 27, 2014 and vested on the same date that they were granted.

•	On July 11, 2014, 15,000 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Schmitz. We plan to issue the respective shares during the third quarter of 2014.

•	On August 4, 2014, 168,842 restricted common shares were issued to our former Chief Executive Officer and current Non-Executive Chairman, Spyros Capralos, in connection with a termination agreement.

As of the date of this prospectus, 5,593 common shares are available under the 2014 Equity Incentive Plan.

Preferred Stock

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors only by a vote of not less than 66 2⁄3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Second Amended and Restated Bylaws, or Bylaws, provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Blank Check Preferred Stock

Our Articles authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2⁄3% of the entire Board of Directors;

•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•	we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity in right of payment with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated in right of payment to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis in right of payment with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated in right of payment to, or ranks on an equal basis in right of payment with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver, except to increase any such amount or to provide that certain provisions of the indenture cannot be modified, amended or waived without the consent of the holder of each outstanding security affected thereby;

(2) reduces the amount of interest, or changes the interest payment time, on any security;

(3) waives a redemption payment or alters the redemption provisions (other than any alteration that would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(4) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(5) reduces the principal amount payable of any security upon maturity;

(6) waive a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);

(7) changes the place or currency of payment of principal of or interest, if any, on any security other than that stated in the security;

(8) impairs the right of any holder to receive payment of principal or, or interest on, the securities of such holder on or after the due dates therefor;

(9) impairs the right to institute suit for the enforcement of any payment on, or with respect to, any security;

(10) make any change in the table of contents, headings, and decisions and determinations relating to foreign currency under the indenture,

(11) changes the ranking of the securities in right of payment; or

(12) makes any other change which is restricted by a specified in a board resolution, a supplemental indenture hereto or an officers’ certificate.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor and other than intercompany indebtedness) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2014 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$219,846
FINRA filing fee		$225,500
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and typesetting expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain matters of United States law will be passed upon for us and the Selling Shareholders by Paul, Weiss, Rifkind, Wharton & Garrison, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2013 and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The combined financial statements of Oceanbulk Shipping LLC and Oceanbulk Carriers LLC for the year ended December 31, 2013 and the period from October 4, 2012 through December 31, 2012 included in Star Bulk Carriers Corp.’s Report on Form 6-K (Commission File Number: 001-33869) for the month of September 2014, furnished to the Securities and Exchange Commission on September 5, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece.

The 2011 consolidated statement of operations, stockholders’ equity and cash flow Star Bulk Carriers Corp. and subsidiaries (the “Company”) have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report incorporated in this Prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2013. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a & Granikou Street, Marousi, Athens 151 25, Greece.

Appendix 1

TCE Rate Calculations

Freight Rate of $20/Ton

	JMU CAPE		SWS NEWCASTLEMAX		OLD BALTIC CAPE		NEW BALTIC CAPE
	FULL SPEED	ECO SPEED	FULL SPEED	ECO SPEED	FULL SPEED	ECO SPEED (1)	FULL SPEED	ECO SPEED
Intake (DWT)	182,000	182,000	208,000	208,000	172,000	172,000	180,000	180,000
Bunkers & Constants (tons)	(3,000)	(3,000)	(3,500)	(3,500)	(2750)	(2,750)	(3,000)	(3,000)
Cargo intake (tons)	179,000	179,000	204,500	204,500	169,250	169,250	177,000	177,000
Freight per ton	$20.0	$20.0	$20.0	$20.0	$20.0	$20.0	$20.0	$20.0

Gross Revenue	$3,580,000	$3,580,000	$4,090,000	$4,090,000	$3,385,000	$3,385,000	$3,540,000	$3,540,000
Commission %	3.75%	3.75%	3.75%	3.75%	3.75%	3.75%	3.75%	3.75%
Commission %	$(134,250)	$(134,250)	$(153,375)	$(153,375)	$(126,938)	$(126,938)	$(132,750)	$(132,750)

Net Revenue	$3,445,750	$3,445,750	$3,936,625	$3,936,625	$3,258,063	$3,258,063	$3,407,250	$3,407,250
Laden distance (n.m.)	11,200	11,200	11,200	11,200	11,200	11,200	11,200	11,200
Laden speed (knots)	14.0	12.0	14.0	12.0	14.5	12.0	14.0	12.0
Laden days (days)	33.3	38.9	33.3	38.9	32.2	38.9	33.3	38.9
Fuel consumption (tons per day)	46.0	31.0	56.8	36.0	56.0	44.0	62.0	43.0
Total Laden Consumption (tons)	1,533.3	1,205.6	1,893.3	1,400.0	1,802.3	1,711.1	2,066.7	1,672.2
Ballast distance (n.m.)	11,200	11,200	11,200	11,200	11,200	11,200	11,200	11,200
Ballast speed per hour (knots)	14.5	13.0	15.0	13.0	15.0	13.0	15.0	13.0
Ballast days (days)	32.2	35.9	31.1	35.9	31.1	35.9	31.1	35.9
Fuel consumption (tons per day)	41.0	26.0	54.2	33.0	56.0	44.0	62.0	43.0
Total Ballast Consumption (tons)	1,319.5	933.3	1,686.2	1,184.6	1,742.2	1,579.5	1,928.9	1,543.6
Total Round voyage Consumption (tons)	2,852.9	2,138.9	3,579.6	2,584.6	3,544.5	3,290.6	3,995.6	3,215.8
Bunker Price (USD per ton)	$600	$600	$600	$600	$600	$600	$600	$600

Bunker Cost	$(1,711,724)	$(1,283,333)	$(2,147,733)	$(1,550,769)	$(2,126,713)	$(1,974,359)	$(2,397,333)	$(1,929,487)
Port Cost & misc.	$(265,000)	$(265,000)	$(275,000)	$(275,000)	$(250,000)	$(250,000)	$(265,000)	$(265,000)

Total Expenses	$(1,976,724)	$(1,548,333)	$(2,422,733)	$(1,825,769)	$(2,376,713)	$(2,224,359)	$(2,662,333)	$(2,194,487)
Net Income	$1,469,026	$1,897,417	$1,513,892	$2,110,856	$881,350	$1,033,704	$744,917	$1,212,763

Days at sea	65.5	74.8	64.4	74.8	63.3	74.8	64.4	74.8
Days at sea (5% margin)	3.3	3.7	3.2	3.7	3.2	3.7	3.2	3.7
Days Loading/ Discharging	8	8	8.25	8.25	7.75	7.75	8	8

Total Round voyage days	76.8	86.5	75.9	86.8	74.2	86.3	75.7	86.5

Time charter Equivalent	$19,130	$21,929	$19,941	$24,325	$11,876	$11,981	$9,845	$14,016

(1)	For the Old Baltic Capesize vessel, we used the Eco speed cited by an actual ship in operation with specifications that were similar to the Old Baltic Capesize vessel.

1-1

Freight Rate of $40/Ton

	JMU CAPE		SWS NEWCASTLEMAX		OLD BALTIC CAPE		NEW BALTIC CAPE
	FULL SPEED	ECO SPEED	FULL SPEED	ECO SPEED	FULL SPEED	ECO SPEED	FULL SPEED	ECO SPEED
Intake (DWT)	182,000	182,000	208,000	208,000	172,000	172,000	180,000	180,000
Bunkers & Constants (tons)	(3,000)	(3,000)	(3,500)	(3,500)	(2750)	(2,750)	(3,000)	(3,000)
Cargo intake (tons)	179,000	179,000	204,500	204,500	169,250	169,250	177,000	177,000
Freight per ton	$40.0	$40.0	$40.0	$40.0	$40.0	$40.0	$40.0	$40.0

Gross Revenue	$7,160,000	$7,160,000	$8,180,000	$8,180,000	$6,770,000	$6,770,000	$7,080,000	$7,080,000
Commission %	3.75%	3.75%	3.75%	3.75%	3.75%	3.75%	3.75%	3.75%
Commission %	$(268,500)	$(268,500)	$(306,750)	$(306,750)	$(253,875)	$(253,875)	$(265,500)	$(265,500)

Net Revenue	$6,891,500	$6,891,500	$7,873,250	$7,873,250	$6,516,125	$6,516,125	$6,814,500	$6,814,500
Laden distance (n.m.)	11,200	11,200	11,200	11,200	11,200	11,200	11,200	11,200
Laden speed (knots)	14.0	12.0	14.0	12.0	14.5	12.0	14.0	12.0
Laden days (days)	33.3	38.9	33.3	38.9	32.2	38.9	33.3	38.9
Fuel consumption (tons per day)	46.0	31.0	56.8	36.0	56.0	44.0	62.0	43.0
Total Laden Consumption (tons)	1,533.3	1,205.6	1,893.3	1,400.0	1,802.3	1,711.1	2,066.7	1,672.2
Ballast distance (n.m.)	11,200	11,200	11,200	11,200	11,200	11,200	11,200	11,200
Ballast speed per hour (knots)	14.5	13.0	15.0	13.0	15.0	13.0	15.0	13.0
Ballast days (days)	32.2	35.9	31.1	35.9	31.1	35.9	31.1	35.9
Fuel consumption (tons per day)	41.0	26.0	54.2	33.0	56.0	44.0	62.0	43.0
Total Ballast Consumption (tons)	1,319.5	933.3	1,686.2	1,184.6	1,742.2	1,579.5	1,928.9	1,543.6

Total Round voyage Consumption (tons)	2,852.9	2,138.9	3,579.6	2,584.6	3,544.5	3,290.6	3,995.6	3,215.8
Bunker Price (USD per ton)	$600	$600	$600	$600	$600	$600	$600	$600

Bunker Cost	$(1,711,724)	$(1,283,333)	$(2,147,733)	$(1,550,769)	$(2,126,713)	$(1,974,359)	$(2,397,333)	$(1,929,487)
Port Cost & misc.	$(265,000)	$(265,000)	$(275,000)	$(275,000)	$(250,000)	$(250,000)	$(265,000)	$(265,000)

Total Expenses	$(1,976,724)	$(1,548,333)	$(2,422,733)	$(1,825,769)	$(2,376,713)	$(2,224,359)	$(2,662,333)	$(2,194,487)
Net Income	$4,914,776	$5,343,167	$5,450,517	$6,047,481	$4,139,412	$4,291,766	$4,152,167	$4,620,013

Days at sea	65.5	74.8	64.4	74.8	63.3	74.8	64.4	74.8
Days at sea (5% margin)	3.3	3.7	3.2	3.7	3.2	3.7	3.2	3.7
Days Loading/ Discharging	8	8	8.25	8.25	7.75	7.75	8	8

Total Round voyage days	76.8	86.5	75.9	86.8	74.2	86.3	75.7	86.5

Time charter Equivalent	$64,000	$61,752	$71,796	$69,691	$55,780	$49,745	$54,874	$53,395

1-2

STAR BULK CARRIERS CORP.

$50,000,000

8.00% Senior Notes due 2019

PROSPECTUS SUPPLEMENT

October 30, 2014

Morgan Stanley	Stifel	Jefferies	Deutsche Bank Securities